Form 10-K405, Exhibit 13
period 1995-01-31
MORGAN STANLEY GROUP INC /DE/
filed 1995-04-26
CIK 789625

                                                                    Exhibit 13.1

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES


NOTE 11

QUARTERLY RESULTS
(unaudited)

                                                  Fiscal 1993                                        Fiscal 1994
                             ------------------------------------------------    -------------------------------------------------
(Dollars in Millions,            First       Second        Third       Fourth        First       Second        Third       Fourth
Except Share Data)             Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
 Investment banking.......       $  379       $  318       $  296       $  245       $  260       $  211       $  190       $  258

 Principal transactions:
  Trading.................          370          518          285          286          258          300          297          249
  Investments.............           11           18           92           37           10           23           82           24
 Commissions..............           91           91          101          110          119          112          104          114
 Interest and dividends...        1,282        1,478        1,573        1,327        1,561        1,525        1,714        1,606
 Asset management
  and administration......           52           64           67           75           81           89           95           85
 Other....................            1            3            5            1            3            2            3            1
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues...........        2,186        2,490        2,419        2,081        2,292        2,262        2,485        2,337
 Interest expense.........        1,135        1,343        1,386        1,156        1,404        1,349        1,575        1,547
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Net revenues.............        1,051        1,147        1,033          925          888          913          910          790
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses excluding interes
 Compensation and
  benefits................          524          572          525          428          440          460          460          373
 Occupancy and
  equipment...............           58           62           64           64           68           74           79           82
 Brokerage, clearing and
  exchange fees...........           48           44           52           52           58           59           56           57
 Communications...........           24           24           26           26           29           28           31           34
 Business development.....           30           32           31           41           39           41           41           44
 Professional services....           26           30           30           34           41           39           41           43
 Other....................           23           24           29           33           29           30           32           40
 Relocation charge........           --           --           --           --           --           --           --           59
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total expenses
  excluding interest......          733          788          757          678          704          731          740          732
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income
 taxes....................          318          359          276          247          184          182          170           58
Provision for income
 taxes....................          119          135           94           66           67           61           52           19
- --------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income................       $  199       $  224       $  182       $  181       $  117       $  121       $  118       $   39
==========================  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========
Earnings applicable to
 common shares (3)........       $  187       $  212       $  167       $  165       $  101       $  104       $  102       $   23
==========================  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========
Per common share:
 Primary earnings (1).....       $ 2.40       $ 2.77       $ 2.20       $ 2.18       $ 1.27       $ 1.31       $ 1.30       $ 0.29
 Fully diluted
  earnings (1)............       $ 2.29       $ 2.65       $ 2.10       $ 2.08       $ 1.22       $ 1.26       $ 1.25       $ 0.29
 Cash dividends...........       $ 0.27       $ 0.27       $ 0.27       $ 0.27       $ 0.30       $ 0.30       $ 0.30       $ 0.30
 Book value...............       $38.09       $40.27       $42.16       $46.14       $46.67       $47.52       $48.42       $49.77
Average common and
 equivalent shares (3)....   77,889,047   76,474,964   75,944,556   75,938,109   79,828,671   79,605,505   78,354,016   77,534,004

Stock price range (2).....   $55 1/4-     $59-70 1/2   $69 5/8-       $69 1/4-     $60 7/8-     $55 5/8-     $59 3/8-     $55 1/4-
                               66 1/8                    89             79 3/8       79 1/2       62 1/4       69 3/4       65 1/8


(1) Summation of the quarters' earnings per common share does not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

(2) Prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at January 31, 1995 approximated 1,350. The number of beneficial owners of common stock is believed to exceed this number.

(3) Amounts shown are used to calculate primary earnings per share.

                             PAGE | SEVENTY-SEVEN