Form 10-K405, Exhibit 13
period 1995-01-31
MORGAN STANLEY GROUP INC /DE/
filed 1995-04-26
CIK 789625

                                                                 Exhibit 13.2

SELECTED FINANCIAL DATA


                                                       Fiscal Year Ended      Fiscal Year Ended      Fiscal Year Ended
                                                             January 31,            January 31,            January 31,
(Dollars in Millions, Except Share and Employee Data)               1995                   1994                   1993
- ----------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT:
Revenues:
     Investment banking..............................        $       919            $     1,238            $       965
     Principal transactions:
         Trading.....................................              1,104                  1,459                    953
         Investments.................................                139                    158                    128
     Commissions.....................................                449                    393                    312
     Interest and dividends..........................              6,406                  5,660                  4,814
     Asset management and
       administration................................                350                    258                    200
     Other...........................................                  9                     10                     10
                                                             -----------            -----------            -----------
         Total revenues..............................              9,376                  9,176                  7,382
                                                             -----------            -----------            -----------
     Interest expense................................              5,875                  5,020                  4,362
                                                             -----------            -----------            -----------
         Net revenues................................              3,501                  4,156                  3,020
                                                             -----------            -----------            -----------
Expenses excluding interest:
     Compensation and benefits.......................              1,733                  2,049                  1,457
     Other...........................................              1,115                    907                    770
     Relocation charge...............................                 59                     --                     --
                                                             -----------            -----------            -----------
         Total expenses excluding
           interest..................................              2,907                  2,956                  2,227
                                                             -----------            -----------            -----------
Income before income taxes...........................                594                  1,200                    793
Provision for income taxes...........................                199                    414                    283
                                                             -----------            -----------            -----------
NET INCOME...........................................        $       395            $       786            $       510
                                                             ===========            ===========            ===========
Earnings applicable to common
   shares (1)........................................        $       330            $       731            $       461
                                                             ===========            ===========            ===========
BALANCE SHEET:
Total assets.........................................        $   116,694            $    97,242            $    80,353
Total capital (2)....................................        $    12,057            $     9,813            $     6,570
Stockholders' equity.................................        $     4,555            $     4,469            $     3,434
Long-term borrowings (2).............................        $     7,502            $     5,344            $     3,136
Average common and equivalent
   shares (1)........................................         78,896,608             76,208,288             78,123,800

PER COMMON SHARE:
Primary earnings.....................................        $      4.18            $      9.59            $      5.90
Fully diluted earnings...............................        $      4.03            $      9.16            $      5.71
Cash dividends.......................................        $      1.20            $      1.08            $     0.955
Book Value...........................................        $     49.77            $     46.14            $     36.72

OTHER DATA:..........................................
Return on average common equity......................                8.8%                  23.7%                  17.6%
Income tax rate......................................               33.5%                  34.5%                  35.7%
Pre-tax margin.......................................               17.0%                  28.9%                  26.3%
Number of employees..................................              9,685                  8,273                  7,421

CHANGE FROM PRIOR YEAR:
Net revenues.........................................              (15.8)%                 37.6%                   5.6%
Net income...........................................              (49.7)%                 54.1%                   7.4%
Common stockholders' equity..........................                2.1%                  28.3%                  22.3%

                                                              Year Ended             Year Ended
                                                            December 31,           December 31,
(Dollars in Millions, Except Share and Employee Data)               1991                   1990
- -----------------------------------------------------------------------------------------------
INCOME STATEMENT:
Revenues:
     Investment banking..............................        $       823            $       652
     Principal transactions:
         Trading.....................................              1,320                    902
         Investments.................................                 19                      2
     Commissions.....................................                271                    275
     Interest and dividends..........................              4,181                  3,894
     Asset management and
       administration................................                160                    131
     Other...........................................                 11                     13
                                                             -----------            -----------
         Total revenues..............................              6,785                  5,869
                                                             -----------            -----------
     Interest expense................................              3,924                  3,711
                                                             -----------            -----------
         Net revenues................................              2,861                  2,158
                                                             -----------            -----------
Expenses excluding interest:
     Compensation and benefits.......................              1,396                  1,057
     Other...........................................                693                    631
     Relocation charge...............................                 --                     --
                                                             -----------            -----------
         Total expenses excluding
           interest..................................              2,089                  1,688
                                                             -----------            -----------
Income before income taxes...........................                772                    470
Provision for income taxes...........................                297                    200
                                                             -----------            -----------
NET INCOME...........................................        $       475            $       270
                                                             ===========            ===========
Earnings applicable to common
   shares (1)........................................        $       447            $       251
                                                             ===========            ===========
BALANCE SHEET:
Total assets.........................................        $    63,709            $    53,526
Total capital (2)....................................        $     5,422            $     3,380
Stockholders' equity.................................        $     2,994            $     2,171
Long-term borrowings (2).............................        $     2,428            $     1,209
Average common and equivalent
   shares (1)........................................         75,397,381             74,228,752

PER COMMON SHARE:
Primary earnings.....................................        $      5.93            $      3.37
Fully diluted earnings...............................        $      5.61            $      3.33
Cash dividends.......................................        $     0.795            $      0.75
Book Value...........................................        $     30.77            $     25.83

OTHER DATA:..........................................
Return on average common equity......................               21.4%                  13.8%
Income tax rate......................................               38.5%                  42.5%
Pre-tax margin.......................................               27.0%                  21.8%
Number of employees..................................              7,053                  7,122

CHANGE FROM PRIOR YEAR:
Net revenues.........................................               32.5%                 (12.0)%
Net income...........................................               75.7%                 (39.0)%
Common stockholders' equity..........................               25.3%                   7.9%

(1) Amounts shown are used to calculate primary earnings per share.

(2) These amounts exclude the current portion of long-term borrowings.


                                  PAGE | TWO