Form 10-K405, Exhibit 13
period 1995-01-31
MORGAN STANLEY GROUP INC /DE/
filed 1995-04-26
CIK 789625

                                                                   Exhibit 13.3

                                               MORGAN STANLEY 1994 ANNUAL REPORT


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Substantial positive and negative fluctuations can occur in the Company's business due to a variety of factors, including variations in the fair value of securities and other financial products, the volatility and liquidity of trading markets, and the level of market activity. As a result, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a national and international nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; and the availability of credit, inflation, and legislative and regulatory developments, as well as the size, number and timing of transactions or assignments (including realization of returns from the Company's merchant banking investments). Such factors, which cannot be predicted with any certainty, generally affect the primary and secondary markets for many types of financial products, including debt and equity securities, as well as derivatives, and therefore may significantly affect the Company's revenues and earnings (see "Risk Management" herein). The Company's results of operations also may be materially affected by competitive factors, including new entrants into the Company's traditional business activities, and its ability to attract and retain highly skilled individuals.

     After three years of strong growth, the global securities industry experienced a setback in 1994. Rapidly rising interest rates and inflation concerns in the United States created difficult market conditions, resulting in a significant decline in client activity, including reduced levels of debt and equity underwriting worldwide. These conditions, and turmoil late in the year in Mexico and other emerging markets, contributed to the most difficult year for the securities industry since 1990.

     Although the difficult market conditions that characterized 1994 adversely impacted revenues from the Company's underwriting and fixed income sales and trading activities, the Company believes that the fundamental trends shaping the worldwide economy will provide considerable opportunities for long-term growth. In view of this, the Company continued to invest in its long-term global competitive position during 1994 through strategically focused additions to staff and aggressive expansion internationally. Additional hiring throughout 1994 increased employee headcount by 17% to 9,685 at January 31, 1995, and the Company expanded its offices in Hong Kong, Shanghai, Singapore, Bombay, Paris, Frankfurt and Toronto and opened new ones in Beijing, Montreal, Johannesburg, Sydney and Geneva. In addition, the Company made important additional investments in upgrading its technology, which is essential to managing risk and maintaining long-term leadership in the increasingly competitive, integrated and complex global financial markets. Although the Company continued to focus on cost-containment initiatives during 1994, the additional costs associated with its investments and global expansion contributed to the decline in the Company's 1994 results.

     The Company continues to believe that its strategic investments in human and technological resources will enhance its ability to provide value-added service to suppliers and users of capital in the global marketplace. At the same time, cost-control, risk management and other factors that impact profitability will remain challenging, particularly during periods of difficult market conditions. The Company's ongoing progress in these areas will be an important factor in its ability to achieve acceptable return-on-equity levels and thus will be a significant measure of the overall success of the Company's strategy.

     For a description of the Company's business, including its trading in cash instruments and derivative products, its merchant banking activities, and its high-yield underwriting and trading policies, and their respective risks, see
Part I, Item I, of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995 ("Form 10-K").

     The discussion which follows compares the results of operations for fiscal 1994 (February 1, 1994 to January 31, 1995) with those for fiscal 1993 (February 1, 1993 to January 31, 1994).




                             PAGE | THIRTY-THREE

FISCAL 1994 COMPARED
WITH FISCAL 1993

The Company's 1994 fiscal revenues and earnings reflect an industry-wide decline in client activity, particularly in fixed income products, driven by rising interest rates and inflation concerns. Amounts for fiscal 1993 are given in parentheses.

     Revenues net of interest expense (net revenues) declined 16% to $3,501 million ($4,156 million), and net income totaled $395 million ($786 million), a decline of 50%, reflecting non-interest expenses which generally remained at prior-year levels despite the decline in revenues.

     Investment banking revenues decreased 26% to $919 million ($1,238 million), reflecting significantly reduced revenues from debt financing activity, which partially were offset by increased revenues from merger, acquisition and restructuring assignments.

     The decline in debt financing activity reflected a significant change in fixed income market conditions in 1994. Higher interest rates, started by the Federal Reserve Board's early 1994 decision to raise short-term interest rates in an attempt to curb U.S. inflation and moderate economic growth, discouraged clients from raising additional capital in the debt market throughout 1994. As the volume of new issues fell, the market for debt underwriting became increasingly competitive. Aggregate revenues from debt underwriting fell 69% to $176 million ($560 million). Within this category, primary revenues generated from fixed income derivative products decreased to $61 million ($193 million), resulting from the overall lower level of debt underwriting volume (which typically is an integral component of primary structured product activity), coupled with a decrease in investor interest.

     Although equity financing activity also was negatively impacted by difficult market conditions, the Company increased its market share for worldwide equity underwriting and lead-managed a number of the year's largest transactions for U.S. issuers. Therefore, despite significant deterioration in the markets for new equity issues, the Company's revenues from equity underwriting fell only modestly to $364 million ($380 million).

     Financial advisory fees from merger, acquisition and restructuring transactions benefited from a significant industry-wide increase in corporate restructuring activity. The Company maintained its strong market position in this activity as revenues from advisory assignments rose 27% to $379 million ($298 million).

     Secondary revenues (combined principal trading, commissions and net interest revenues) decreased 16% to $2,084 million ($2,492 million). Principal transaction revenues from trading activities, including derivatives, fell 24% to $1,104 million ($1,459 million), reflecting substantially lower revenues from trading in fixed income products. For a discussion of the Company's derivative trading activities, see "Derivative Financial Instruments" herein.

     Fixed income trading revenues, which declined 56% to $347 million ($788 million), were adversely affected by reduced client activity driven by the difficult market conditions discussed above. Uncertainty in the direction of interest rates and a reduced flow of new issues into the secondary markets coupled with downward pressure on prices discouraged client-driven sales and trading activity. In December 1994 and January 1995, the devaluation of the Mexican peso and concerns over Russia's economy created very difficult conditions in emerging markets. This resulted in lower revenue levels in the Company's global corporate, emerging market and high-yield activities. U.S. government debt, foreign sovereign debt, and interest rate and currency swap-trading activities were not as adversely impacted and therefore comprised a more significant percentage of fixed income trading revenues in 1994.

     Revenues from foreign exchange trading declined 28% to $148 million ($205 million), largely due to reduced client activity and lower market volatility, as well as a weakening in the U.S. dollar relative to other major currencies.

     Equity trading revenues rose 25% to $510 million ($407 million), reflecting strong client-driven revenues arising from a wide range of cash and structured equity products in all of the international markets in which the Company operates.

     Revenues from commodities trading rose 68% to $99 million ($59 million), benefiting from a favorable trading environment in precious metals, energy and agricultural products during the first half of 1994.



                              PAGE | THIRTY-FOUR

                                               MORGAN STANLEY 1994 ANNUAL REPORT


FISCAL 1994 COMPARED
WITH FISCAL 1993
(continued)

     Principal transaction investment revenues aggregating $139 million were recognized in fiscal 1994 ($158 million), including revenues related to sales of the Company's investments in equity securities of Agricultural Minerals and Chemicals Inc. and Coltec Industries.

     Commission revenues increased 14% to $449 million ($393 million), principally reflecting increased customer activity in the global markets for equity securities as well as customer activity in new markets, such as Latin America and Southeast Asia.

     Interest and dividend revenues and expense are a function of the level and mix of total assets, including financial instruments owned and resale and repurchase agreements, and the prevailing level, term structure and volatility of interest rates. In fiscal 1994, the Company's net interest and dividend revenues decreased 17% to $531 million ($640 million), primarily resulting from a substantial flattening of the U.S. yield curve as short-term rates rose faster than long-term rates throughout much of the year. The resulting decline in interest rate spreads adversely affected the profitability of the Company's spread-sensitive businesses, and the flatter yield curve substantially reduced the savings from the Company's use of swaps to effectively convert much of its fixed rate debt to floating rate debt (see Note 3 to the Consolidated Financial Statements). Interest and dividend revenues rose 13% to $6,406 million ($5,660 million), and interest expense increased 17% to $5,875 million ($5,020 million), principally reflecting growth in interest-bearing assets and liabilities. Interest and dividend revenues and expense should be viewed in the broader context of principal trading and investment banking results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales.

     Asset management and administration revenues, which include fees for asset management and non-interest revenues earned from correspondent clearing and custody services, increased 36% to $350 million ($258 million), reflecting growth in both asset management activities and global clearing and custody services resulting from the Company's continuing strategic emphasis on these businesses. Customer assets under management increased 4% to $49 billion ($47 billion), reflecting continued growth in international and emerging market funds. Customer assets under administration increased 25% to $90 billion ($72 billion), primarily reflecting additional assets placed under custody with the Company.

     Despite a 17% year-over-year strategically planned increase in the number of employees (from 8,273 at January 31, 1994 to 9,685 at January 31, 1995), total non-interest expenses fell marginally, to $2,907 million ($2,956 million). Within that total, employee compensation and benefits expense decreased 15% to $1,733 million ($2,049 million), due in part to reduced levels of incentive compensation based on lower revenues and earnings. Other non-interest expenses, excluding the non-recurring relocation charge discussed below, increased 23% to $1,115 million ($907 million). Business development and professional service expenses increased $75 million, reflecting significantly increased recruiting and travel costs directly related to the strategic growth of the Company's business in existing markets and global expansion into new markets. Occupancy and equipment expenses increased $55 million, reflecting incremental space costs related to growth in the number of employees and global expansion, as well as significantly greater spending for technology equipment. Brokerage, clearing and exchange fees increased $34 million, reflecting increased trade volumes, business mix changes and the growing international component of the Company's sales and trading activities.

     Fourth quarter 1994 expenses include a pre-tax relocation charge of $59 million relating to the Company's decision to vacate much of its current New York City office space at 1251 Avenue of the Americas after it completes the relocation of staff presently occupying that space to a new headquarters building at 1585 Broadway. The charge includes both the remaining post-move lease commitment (expiring in 1998) and the


                              PAGE | THIRTY-FIVE

FISCAL 1994 COMPARED
WITH FISCAL 1993
(continued)

write-off of the remaining net book value of improvements at the old site. The relocation charge also includes similar charges relating to the Company's plans to move its Tokyo office to newly leased space in 1996; the Tokyo-related provision consists largely of the write-off of improvements and restoration costs for the space being vacated.

     The Company's fiscal 1994 effective income tax rate of 33.5% was below its fiscal 1993 and 1992 rates of 34.5% and 35.7%, respectively, reflecting, in part, an increase in the amount of foreign tax credits utilized against U.S. federal income taxes.

FISCAL 1993 COMPARED
WITH FISCAL 1992

The Company's fiscal 1993 revenues and earnings reflect continued growth in revenues from a broad range of businesses, including investment banking and principal transaction revenues from trading. Amounts for fiscal 1992 are given in parentheses.

     Revenues net of interest expense (net revenues) were $4,156 million ($3,020 million), and net income totaled $786 million ($510 million).

     Investment banking revenues increased 28% to $1,238 million ($965 million), reflecting significantly increased revenues from structured and non-investment grade debt financing activity, as well as higher revenues from equity underwritings, mergers and acquisitions, and other financial advisory activities, partially offset by substantially reduced activity in mortgage-backed underwritings.

     Secondary revenues (combined principal trading, commissions and net interest revenues) increased 45% to $2,492 million ($1,717 million). Principal transaction revenues from trading activities, including derivatives, were $1,459 million ($953 million), reflecting substantially higher revenues from international fixed income products, as well as increased revenues from equity products and commodities trading, partially offset by declines from trading in mortgage-backed products. Principal transaction investment revenues aggregating $158 million were recognized in fiscal 1993 ($128 million) and include revenues from the increases in carrying value related to equity offerings by two companies in the merchant banking portfolio: the initial public offering of Southern Pacific Rail Corporation and the secondary offering of Kohl's Corporation common stock.

     Commission revenues increased 26% to $393 million ($312 million). This increase reflects significantly higher levels of customer trading activity in the equity markets. Note that customer activity results in principal trading and interest revenues as well as commissions.

     Net interest and dividend revenues increased 42% to $640 million ($452 million). Interest and dividend revenues rose 18% to $5,660 million ($4,814 million), and interest expense increased 15% to $5,020 million ($4,362 million), principally reflecting growth in interest-bearing assets and liabilities. As noted above in the comparison of fiscal 1994 with fiscal 1993, interest and dividend revenues and expense reflect principal trading strategies and should be viewed in the broader context of principal trading and investment banking results.

     Asset management and administration revenues increased 29% to $258 million ($200 million), reflecting growth in asset management activities as well as global clearing and custody services. Customer assets under management increased 24% to $47 billion ($38 billion), reflecting growth in international and emerging markets funds. Customer assets under administration increased to $72 billion ($27 billion), reflecting significant expansion of the Company's client base in the global custody and clearing businesses.

     Total non-interest expenses rose 33% to $2,956 million ($2,227 million). Within that total, employee compensation and benefits expense increased 41% to $2,049 million ($1,457 million), reflecting higher incentive compensation related to the increases in revenues and earnings and in the number of employees. Other non-interest expenses increased 18% to $907 million ($770 million), reflecting overall growth in the level of business activity, including increased brokerage and clearing costs and increased spending on technology to support higher volumes of activity as well as increased business development expenses relating to the Company's continued expansion into new global markets.


                              PAGE | THIRTY-SIX

                                               MORGAN STANLEY 1994 ANNUAL REPORT


LIQUIDITY AND
CAPITAL RESOURCES

The Balance Sheet

The Company's total assets increased from $97.2 billion at January 31, 1994 to $116.7 billion at January 31, 1995, principally reflecting growth in financial instruments owned and resale and repurchase agreements. Such growth is principally attributable to the Company's fixed income activities, most notably U.S. government and mortgage-backed securities, as well as repurchase agreements used in both financing such inventories and in the Company's matched book activities. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. In that context, the overall size of the Company's total assets and liabilities fluctuates from time to time and at specific points in time (such as calendar quarter-ends) is higher than fiscal quarter-ends. Balance sheet leverage ratios are reviewed by counterparties and creditors in order to evaluate a securities firm's overall financial risk. Details of ending assets, average assets and leverage ratios for fiscal 1994 and fiscal 1993 are as follows:

                                  Assets at       Average     Assets at       Average
                                January 31,    Assets for   January 31,    Assets for
(Dollars in Millions)                  1995   Fiscal 1994          1994   Fiscal 1993
- -------------------------------------------------------------------------------------
Cash, deposits and receivables     $ 12,104      $ 14,299      $11,254      $ 10,657
Financial instruments owned          47,109        49,236       39,844        49,006
Securities purchased under
 agreements to resell and
 securities borrowed............     55,955        64,921       45,029        55,745
Property, equipment and
 leasehold improvements
 and other assets...............      1,526         1,626        1,115           880
                                   --------      --------      -------      --------
Total assets....................   $116,694      $130,082      $97,242      $116,288
                                   ========      ========      =======      ========
Leverage ratios:
 Total assets/equity............      25.6x         29.0x        21.8x         31.1x
 Net assets(1)/equity...........      17.7x         19.4x        15.3x         21.3x

(1) Net assets represent total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase.

Funding and Capital Policies

The Company's Finance and Risk Committee, which includes senior officers from each of the major capital commitment areas, among other things, establishes the overall funding, capital and credit policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position.

     Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting and merchant banking activities, and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times. Currently, the Company believes that it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements, asset mix, leverage considerations and earnings volatility. The Company actively manages its consolidated capital position based upon, among other things, capital availability, business opportunities and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses.

     The Company funds its balance sheet on a global basis. The Company's funding needs are satisfied from capital, including equity and long-term debt; medium-


                             PAGE | THIRTY-SEVEN

LIQUIDITY AND
CAPITAL RESOURCES
(continued)

term notes; internally generated funds; repurchase agreements; U.S., Canadian, French and Euro commercial paper; German Schuldschein loans; securities lending; buy/sell agreements; municipal reinvestments; master notes; deposits; and committed and uncommitted lines of credit. All repurchase transactions and a portion of the Company's bank borrowings are made on a collateralized basis.

     The Company practices a funding strategy which ensures that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S. or Euro money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions (see Note 2 to the Consolidated Financial Statements).

     The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies. The volume of the Company's borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of the Company's securities inventories and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and overall availability of credit to the securities industry. Pursuant to its liquidity policy, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of short-term unsecured borrowings. In addition, the Company has in place a contingency funding strategy which provides a comprehensive one-year action plan in the event of a severe funding disruption; the plan is updated annually.

     The Company views long-term debt as a stable source of funding and therefore attempts to maintain a long-term debt-to-capitalization ratio of at least 60% based upon the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and inventories and all current assets are financed with a combination of short-term funding and floating rate long-term debt. The Company uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

     The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost of such financing is dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions. The Company's short-term and long-term senior debt ratings as of March 31, 1995 are as follows:


Agency                                  Short-Term Rating      Long-Term Rating
- -------------------------------------------------------------------------------
Moody's Investor's Services...........                 P1                    A1
Standard & Poor's.....................                A1+                    A+
IBCA..................................                A1+                   AA-
Thomson Bankwatch.....................               TBW1                    AA
Dominion Bond Rating Service(1).......        R1 (Middle)                   n/a

(1) Dominion Bond Rating Service rates the Company's Canadian commercial paper program.

     On March 28, 1995, Standard & Poor's Corporation ("S&P") affirmed the short- and long-term ratings of the Company. However, in light of continuing difficult conditions in the industry, S&P revised the long-term rating outlook for six securities firms, including the Company, from stable to negative. Noting the cyclical nature of the industry, S&P indicated that ratings may remain unchanged for individual firms that adjust costs downward while avoiding serious instability in trading results, but may be lowered for individual firms if profitability worsens or if continued market turbulence aggravates trading risk.


                             PAGE | THIRTY-EIGHT

                                               MORGAN STANLEY 1994 ANNUAL REPORT


LIQUIDITY AND
CAPITAL RESOURCES
(continued)

Fiscal 1994 and Subsequent Activity

During the fiscal year ended January 31, 1995, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps resulted in a net increase in capital of $2,244 million to $12,057 million at January 31, 1995. The additions to capital included net issuances of senior notes and subordinated debt aggregating $1,334 million. As of January 31, 1995, the aggregate outstanding principal amount of the Company's Senior Indebtedness (as defined in the Company's public debt shelf registration statements) was approximately $15 billion.

     In fiscal 1994, Morgan Stanley & Co. Incorporated ("MS&Co."), the Company's U.S. broker-dealer subsidiary, issued $357 million of Series A subordinated notes due in 2002 and $243 million of Series B subordinated notes due in 2005 (collectively, the "Notes") to a group of institutional investors. The Notes have been structured to qualify as regulatory capital for purposes of the net capital rule of the Securities and Exchange Commission.

     In fiscal 1994, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 9,200,000 7.80% Capital Units in an aggregate amount of approximately $230 million. Each Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing ownership of a 1/8 interest in a share of the Company's 7.80% Cumulative Preferred Stock.

     Subsequent to January 31, 1995, additional senior notes aggregating approximately $557 million through March 31, 1995 were issued. These notes have a weighted average coupon rate of 7.0% and maturities from 1997 to 2005. The Company also issued 5,767,200 9.00% Capital Units in an aggregate amount of approximately $144 million. The Company filed a shelf registration statement which became effective in March 1995 for up to $4 billion of additional debt securities, warrants to purchase debt securities, preferred stock and depositary shares.

     The Company maintains a senior revolving credit agreement with a group of banks. Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date.

     The Company recently established a master collateral facility that will enable MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. As part of this facility, MS&Co. also entered into a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date.

     The Company also maintains short-term agreements with three non-U.S. banks which commit the banks to provide on a collateralized basis up to deutsche marks ("DM") 250 million (approximately $164 million), French francs ("FRF") 500 million (approximately $95 million) and $100 million (or its equivalent in DM, FRF, Swiss francs or European Currency Units), respectively.

     There were no borrowings outstanding under any of the foregoing facilities at January 31, 1995; however, the Company anticipates utilizing these facilities for short-term funding from time to time (see Note 2 to the Consolidated Financial Statements).

     During the fiscal year ended January 31, 1995, the Company repurchased shares of its common stock at an aggregate cost of $287 million. On February 28, 1995, the Board of Directors authorized the purchase, in the open market or otherwise, subject to market conditions and certain other factors, of an additional $150 million of the Company's common stock. Common stock repurchases subsequent to January 31, 1995 aggregated $37 million through March 31, 1995; the unused portion of its stock repurchase authorization at such date was approximately $279 million. The Company also issued shares of common stock and options to purchase shares of common stock pursuant to employee compensation and benefit plans (see Note 8 to the Consolidated Financial Statements).

     Certain assets of the Company, such as real property, equipment, leasehold improvements, certain equity investments made in connection with the Company's

                              PAGE | THIRTY-NINE

LIQUIDITY AND
CAPITAL RESOURCES
(continued)

merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products, are not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately or publicly held companies. As of January 31, 1995, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $252 million, and its aggregate investment in publicly held companies was $136 million.

     In its capacity as an underwriter of and a market-maker in mortgage-backed securities, collateralized mortgage obligations and related instruments, and a market-maker in commercial, residential and real estate loan products, the Company carries certain related assets with reduced levels of liquidity. The carrying value of such assets approximated $1,193 million at January 31, 1995.

     In addition, at January 31, 1995, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $1,160 million (a substantial portion of which was subordinated debt) with not more than 8%, 12% and 11% of all such securities, loans and instruments attributable to any one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future continue to be, characterized by periods of illiquidity. The Company has in place credit and other risk policies to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

     The Company also has commitments to fund certain fixed assets and other less liquid investments, including at January 31, 1995 approximately $223 million in connection with its merchant banking and other principal investment activities, and current estimates are $290 million for fit-out and related costs associated with a building located at 1585 Broadway in New York City that the Company purchased in fiscal 1993 and $90 million for a building located at 750 Seventh Avenue in New York City that the Company purchased in fiscal 1994. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its merchant banking and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

     The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 3 and 5, respectively, to the Consolidated Financial Statements. See also "Derivative Financial Instruments" herein.

Regulatory Capital Requirements

MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the Securities and Exchange Commission and the Commodities Futures Trading Commission. It consistently has operated in excess of these requirements (see
Note 7 to the Consolidated Financial Statements).

     Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At January 31, 1995, these subsidiaries were in compliance with all applicable securities regulations and local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a Triple-A rated subsidiary through which the Company conducts some of its derivatives activities, has established certain operating restrictions which have been reviewed by various rating agencies.



                                 PAGE | FORTY

                                               MORGAN STANLEY 1994 ANNUAL REPORT



EFFECTS OF INFLATION AND
CHANGES IN FOREIGN
EXCHANGE RATES

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect the Company's financial position and profitability.

     A significant portion of the Company's business is conducted in currencies other than the U.S. dollar. Non-U.S. dollar assets typically are financed by direct borrowing or swap-based funding in the same currency. Changes in foreign exchange rates affect non-U.S. dollar revenues as well as non-U.S. dollar expenses. Those foreign exchange exposures not hedged by offsetting non-U.S. dollar revenues and expenses are actively managed by the Company to minimize risk of loss due to currency fluctuations.

DERIVATIVE FINANCIAL
INSTRUMENTS

The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates or commodity or equity instruments or indices. All of the Company's trading-related business units use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 5 to the Consolidated Financial Statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall business unit profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" herein).

     The total notional value of derivative trading contracts outstanding as of January 31, 1995 was $835 billion (as compared with $740 billion as of January 31, 1994). While these amounts are an indication of the Company's degree of use of derivatives for trading purposes, they do not represent the Company's exposure to market or credit risk. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or commodities (see "Risk Management" herein). The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Total fair value outstanding as of January 31, 1995 was $8.6 billion. Approximately 80% of that credit risk exposure was with counterparties rated single-A or better, and another 5% was fully collateralized (see Note 5 to the Consolidated Financial Statements).

     The Company also uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

     The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. In January 1994, the Company established Morgan Stanley Derivative Products Inc., a Triple-A rated subsidiary, to offer derivative products to clients that will enter into derivative transactions only with Triple-A rated counterparties. In addition, the Company, through its continuing involvement with activities such as the International Swaps and Derivatives Association Inc. (ISDA), the Group of 30 and, most recently, as one of the six U.S. securities firms of the Derivatives Policy Group, is providing leadership in the development of a framework for voluntary industry self-regulation of derivative activities in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.


                               PAGE | FORTY-ONE

RISK MANAGEMENT

Risk is an inherent part of the Company's business, and the extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its activities is critical to its success and profitability. The Company seeks to maintain a broad-based portfolio of business activities to minimize the impact that volatility in any area or related areas may have on its net revenues as a whole. From an operational perspective, the Company seeks to actively manage the principal risks involved in each area of business activity: market risk, credit risk, operational risk and legal risk. Risk management at the Company is an integrated process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. The Company's risk management policies and procedures are continually evolving to address the increasingly global nature of the financial services business as well as the continual development of sophisticated financial products with more varied and complex risk profiles.

     The Company has developed a multi-tiered approach for monitoring and managing its risk. With respect to the Company's major trading businesses, senior division risk managers monitor positions and set the overall division risk profile within established limits, verify that position hedges are appropriate and well-maintained, and report unusual market and position events. The base level of control is at the trading desks where desk risk managers and traders perform similar functions with respect to a product area or particular product. The Firm Risk Management Group has operational responsibility for reporting to senior management on the Company's exposure to risk.

     The Firm Risk Management Group consists of three departments that are all independent of the Company's business areas: the Market Risk and Exposure Management Department monitors certain divisional, geographic and product-line market risks; the Credit Department establishes and monitors counterparty exposure limits and collateral requirements to support counterparty contractual commitments; and the Internal Audit Department, which also reports to the Audit Committee of the Board of Directors, assesses the Company's operations and control environment through periodic examinations of business and operational areas. Other departments within the Company that also are independent of the Company's business areas and are actively involved in monitoring the Company's risk profile include the Controllers Department, the Operations Department, and the Legal and Compliance Department.

     In addition, the Company has certain standing committees, composed of a cross section of the Company's senior officers from various disciplines, that are involved in managing and monitoring the risks associated with the Company's diverse businesses. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk and evaluate the potential revenues and risks involved with respect to a particular transaction. The Company's Finance and Risk Committee, as previously indicated, among other things, establishes and reviews performance against the Company's funding, liquidity and capital policies.

     The Company manages the various risks associated with its activities on an individual product basis, on a divisional level and on a Company-wide basis. Specific risk limits are assigned to each trading area of the Company and trading desks within trading areas, and these limits are reviewed periodically and are adjusted as required. Market-making positions generally are hedged (that is, covered by similar, offsetting positions) to remove all or part of a position's exposure to price or yield movements. The Credit Department reviews all counterparties to establish appropriate exposure limits for a variety of transactions. In addition, the Company actively manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible; monitoring the creditworthiness of counterparties and the related trading limits on an ongoing basis and requesting


                               PAGE | FORTY-TWO

                                              MORGAN STANLEY 1994 ANNUAL REPORT

RISK MANAGEMENT
(continued)

additional collateral when deemed necessary; diversifying and limiting exposure to individual counterparties and geographic locations; and limiting the duration of exposure. The Company's Controllers and Operations Departments monitor position, profit/loss and balance sheet information on a daily basis through rigorous reconciliation procedures, and business unit profitability, position market prices and aged positions are analyzed. The Company also has established legal standards and procedures on a worldwide basis that are designed to ensure compliance with all applicable statutory and regulatory requirements. For a detailed discussion of the Company's risk management policies and procedures, see Item I, Part I, of the Form 10-K.

     The Company's divisional risk managers and the Market Risk and Exposure Management Department evaluate the impact of changes in market conditions on the value of the Company's financial instrument portfolios in order to determine the potential gains or losses that would arise from normal and abnormal movements in interest rates, foreign exchange rates, equity prices and commodity prices. This quantification of potential gains and losses under varying scenarios and situations is an integral component of the Company's risk management procedures. The hypothetical results of these analyses, however, are not necessarily indicative of future results. Historical results, while also not indicative of future results, provide a more meaningful measure of the Company's effectiveness in managing the risks inherent in its various businesses, including market risks related to its global portfolios of financial instruments. The diversification of the Company's activities within and across business lines and prudent risk management have helped the Company reduce volatility in net revenues. The Company's underwriting and sales and trading businesses (which include fixed income, equity, commodities and foreign exchange) historically have been more volatile than its fee-based businesses (which include investment banking advisory services, securities services and asset management).

     The Company's performance in mitigating volatility is demonstrated by the following weekly distribution of its underwriting and sales and trading net revenues for fiscal 1994 and fiscal 1993:


                    [One Bar Chart -- See EDGAR Appendix]






                              PAGE | FORTY-THREE

RISK MANAGEMENT
(continued)

     The Company's management of the volatility in revenues from its underwriting and sales and trading activities is complemented by its continuing strategic emphasis on more stable fee-based businesses. The Company's recent record of lower volatilities and continuing growth in these fee-based businesses is presented in the charts below which provide a weekly distribution of fee-based net revenues for fiscal 1994 and fiscal 1993 and a three-year summary of fee-based and underwriting and sales and trading net revenues.



                    [Two Bar Charts -- See EDGAR Appendix]





                              PAGE | FORTY-FOUR

                            GRAPHICS APPENDIX LIST


                                 EDGAR VERSION
                                 -------------

Form 10-K for the fiscal year ended January 31, 1995, Exhibit 13.3 -
   (Selected Portions of Morgan Stanley's 1994 Annual Report to Stockholders)


Page 43 -- One bar chart omitted
Page 44 -- Two bar charts omitted


                                TYPESET VERSION
                                ---------------

Form 10-K for the fiscal year ended January 31, 1995, Exhibit 13.3 - (Selected Portions of Morgan Stanley's 1994 Annual Report to Stockholders)

Page 43 -- A bar chart depicting Distribution of Underwriting and Sales and Trading Net Revenues (including commissions and net interest revenues) for fiscal 1994 and fiscal 1993. The bars in the chart illustrate the number of weeks that such net revenues fell within the specified dollar ranges for each area presented below. All dollar amounts are expressed in millions.


            $(5) - 0   $0 - 10   $10 - 20   $20 - 40   $40 - 60   More than $60

Equity                    3         34        60           7

Fixed Income     6        9         23        39          18           9

Commodities     14       90

Foreign                 100          4
Exchange


Page 44 -- Two bar charts depicting Distribution of Fee-Based Net Revenues (for fiscal 1993 and fiscal 1994) and Net Revenues (excluding merchant banking net revenues) (for fiscal 1992, fiscal 1993 and fiscal 1994), respectively.

The bars in the chart depicting Distribution of Fee-Based Net Revenues illustrate the number of weeks that such net revenues fell within the specified dollar ranges for each area presented below. All dollar amounts are expressed in millions.

                         $0 - 10     $10 - 20    More than $20

Investment Banking
Advisory Services           83          17            4

Securities Services        103           1

Asset Management           104

The bars in the chart depicting Net Revenues illustrate a three-year summary of Fee-Based and Underwriting and Sales and Trading Net Revenues as follows:
Fee-based net revenues were $.4 billion, $.7 billion and $ 1 billion for fiscal 1992, fiscal 1993 and fiscal 1994, respectively. Underwriting and sales and trading net revenues were $2.5 billion, $3.4 billion and $2.4 billion for fiscal 1992, fiscal 1993 and fiscal 1994, respectively.