Form 10-K405, Exhibit 13
period 1995-01-31
MORGAN STANLEY GROUP INC /DE/
filed 1995-04-26
CIK 789625

                                                                  Exhibit 13.4

REPORT OF INDEPENDENT AUDITORS



The Stockholders and
Board of Directors of
Morgan Stanley Group Inc.

We have audited the accompanying consolidated statement of financial condition of Morgan Stanley Group Inc. as of January 31, 1995 and January 31, 1994 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years ended January 31, 1995, January 31, 1994 and January 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Morgan Stanley Group Inc. at January 31, 1995 and January 31, 1994, and the consolidated results of its operations and its cash flows for the years ended January 31, 1995, January 31, 1994 and January 31, 1993, in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young LLP


New York, New York
February 28, 1995





                              PAGE | FORTY-FIVE

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                               January 31,      January 31,
(Dollars in Millions, Except Share Data)                              1995             1994
- -------------------------------------------------------------------------------------------
ASSETS
Cash and interest-bearing equivalents........................     $  2,510          $ 1,925


Cash and securities deposited with clearing
  organizations or segregated under federal and
  other regulations (securities at market value of
  $1,507 in fiscal 1994 and $108 in fiscal 1993).............        2,116              662

Financial instruments owned:
  U.S. government and agency securities......................        9,107            7,926
  Other sovereign government obligations.....................       12,932           12,002
  Corporate and other debt...................................       10,545            8,572
  Corporate equities.........................................        5,483            4,587
  Derivative contracts.......................................        8,622            6,474
  Physical commodities.......................................          420              283

Securities purchased under agreements to resell..............       35,913           28,708

Securities borrowed..........................................       20,042           16,321

Receivables:
  Customers..................................................        4,823            4,216
  Brokers, dealers and clearing organizations................        1,376            3,290
  Interest and dividends.....................................          731              851
  Fees and other.............................................          548              310

Property, equipment and leasehold
  improvements, at cost, net of accumulated
  depreciation and amortization of $364
  in fiscal 1994 and $338 in fiscal 1993.....................        1,061              778

Other assets.................................................          465              337
                                                                  --------          -------

Total assets.................................................     $116,694          $97,242
                                                                  ========          =======


See Notes to Consolidated Financial Statements.


                               PAGE | FORTY-SIX

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

                                                                                 January 31,       January 31,
                                                                                        1995              1994
- --------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings..........................................................     $ 10,273           $ 8,566


Financial instruments sold, not yet purchased:
  U.S. government and agency securities........................................        6,177             3,530
  Other sovereign government obligations.......................................        7,251             5,967
  Corporate and other debt.....................................................        1,174             1,143
  Corporate equities...........................................................        3,006             2,144
  Derivative contracts.........................................................        7,322             5,764
  Physical commodities.........................................................          377               580


Securities sold under agreements to repurchase.................................       50,123            41,467

Securities loaned..............................................................        2,860             2,202

Payables:
  Customers....................................................................       11,588            11,001
  Brokers, dealers and clearing organizations..................................          953             1,059
  Interest and dividends.......................................................          825               747
  Other liabilities and accrued expenses.......................................          458             1,124

Accrued compensation and benefits..............................................          938               669

Long-term borrowings...........................................................        8,814             6,810
                                                                                    --------           -------
                                                                                     112,139            92,773
                                                                                    --------           -------

Commitments and contingencies

Stockholders' equity:
  Preferred stock..............................................................          819               820
  Common stock, $1.00 par value; authorized 300,000,000 shares; issued
    79,774,278 shares in fiscal 1994 and 78,277,538 shares in fiscal 1993......           80                78
  Paid-in capital..............................................................          706               817
  Retained earnings............................................................        3,338             3,094
  Cumulative translation adjustments...........................................          (10)               (3)
                                                                                    --------           -------
          Subtotal.............................................................        4,933             4,806

  Less:
      Note receivable related to sale of preferred stock to ESOP...............          100               109
      Common stock held in treasury, at cost (4,477,495 shares in fiscal
        1994 and 3,801,687 shares in fiscal 1993)..............................          278               228
                                                                                    --------           -------
          Total stockholders' equity...........................................        4,555             4,469
                                                                                    --------           -------
Total liabilities and stockholders' equity.....................................     $116,694           $97,242
                                                                                    ========           =======

See Notes to Consolidated Financial Statements.


                              PAGE | FORTY-SEVEN

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

                                                        Fiscal Year Ended   Fiscal Year Ended   Fiscal Year Ended
                                                               January 31,         January 31,         January 31,
(Dollars in Millions, Except Share Data)                              1995                1994                1993
- ------------------------------------------------------------------------------------------------------------------
Revenues:
  Investment banking...................................       $       919          $     1,238         $       965
  Principal transactions:
      Trading..........................................             1,104                1,459                 953
      Investments......................................               139                  158                 128
  Commissions..........................................               449                  393                 312
  Interest and dividends...............................             6,406                5,660               4,814
  Asset management and administration..................               350                  258                 200
  Other................................................                 9                   10                  10
                                                              -----------          -----------         -----------
      Total revenues...................................             9,376                9,176               7,382
  Interest expense.....................................             5,875                5,020               4,362
                                                              -----------          -----------         -----------
      Net revenues.....................................             3,501                4,156               3,020
                                                              -----------          -----------         -----------

Expenses excluding interest:
  Compensation and benefits............................             1,733                2,049               1,457
  Occupancy and equipment..............................               303                  248                 228
  Brokerage, clearing and exchange fees................               230                  196                 165
  Communications.......................................               122                  100                  90
  Business development.................................               165                  134                 102
  Professional services................................               164                  120                  98
  Other................................................               131                  109                  87
  Relocation charge....................................                59                   --                  --
                                                              -----------          -----------         -----------
      Total expenses excluding interest................             2,907                2,956               2,227
                                                              -----------          -----------         -----------
Income before income taxes.............................               594                1,200                 793
Provision for income taxes.............................               199                  414                 283
                                                              -----------          -----------         -----------
Net income.............................................       $       395          $       786         $       510
                                                              ===========          ===========         ===========
Preferred stock dividend requirements..................       $        65          $        55         $        49
                                                              ===========          ===========         ===========
Earnings applicable to common shares (1)...............       $       330          $       731         $       461
                                                              ===========          ===========         ===========
Average common and common equivalent shares
  outstanding (1)......................................        78,896,608           76,208,288          78,123,800
                                                              ===========          ===========         ===========
Primary earnings per share.............................       $      4.18          $      9.59         $      5.90
                                                              ===========          ===========         ===========
Fully diluted earnings per share.......................       $      4.03          $      9.16         $      5.71
                                                              ===========          ===========         ===========

(1) Amounts shown are used to calculate primary earnings per share.

See Notes to Consolidated Financial Statements.


                              PAGE | FORTY-EIGHT

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Fiscal Year Ended   Fiscal Year Ended   Fiscal Year Ended
                                                                        January 31,         January 31,         January 31,
(Dollars in Millions)                                                          1995                1994                1993
- ---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income....................................................            $   395             $   786             $   510
  Adjustments to reconcile net income to net
    cash (used for) provided by operating activities:
      Non-cash charges included in net income:
        Deferred income taxes...................................               (128)               (266)               (110)
        Compensation payable in common
          or preferred stock....................................                116                 408                 190
        Depreciation and amortization...........................                104                  64                  61
        Relocation charge.......................................                 59                  --                  --
      Changes in assets and liabilities:
        Cash and securities deposited with
          clearing organizations or segregated
          under federal and other regulations...................             (1,454)                726                (513)
        Financial instruments owned, net of
          financial instruments sold, not yet
          purchased.............................................             (1,086)                445               4,576
        Securities borrowed, net of securities loaned...........             (3,063)             (3,601)              5,890
        Receivables and other assets............................              1,076              (2,889)             (1,452)
        Payables and other liabilities, net of
          deferred liabilities..................................                258               4,614               1,537
                                                                            -------             -------             -------
Net cash (used for) provided by operating activities............             (3,723)                287              10,689
Cash flows from investing activities:
  Net payments for:
    Property, equipment and leasehold
      improvements..............................................               (415)               (290)                (66)
                                                                            -------             -------             -------
Net cash used for investing activities..........................               (415)               (290)                (66)
Cash flows from financing activities:
  Net proceeds (payments) related to short-term borrowings......              1,707                 878              (3,061)
  Securities sold under agreements to repurchase,
    net of securities purchased under agreements
    to resell...................................................              1,451              (3,803)             (7,091)
  Proceeds from:
      Issuance of preferred stock...............................                 --                 194                 145
      Issuance of common stock..................................                 20                  27                  28
      Issuance of long-term borrowings..........................              3,185               3,477                 752
  Payments for:
      Redemption of preferred stock.............................                 --                  --                (250)
      Repurchases of common stock...............................               (287)               (245)                (99)
      Repayments of long-term borrowings........................             (1,202)               (636)                (43)
  Cash dividends................................................               (151)               (134)               (103)
                                                                            -------             -------             -------
Net cash provided by (used for) financing activities............              4,723                (242)             (9,722)
                                                                            -------             -------             -------
Net increase (decrease) in cash and interest-bearing
  equivalents...................................................                585                (245)                901
Cash and interest-bearing equivalents,
  at beginning of period........................................              1,925               2,170               1,269
                                                                            -------             -------             -------
Cash and interest-bearing equivalents, at end of period.........            $ 2,510             $ 1,925             $ 2,170
                                                                            =======             =======             =======

Cash payments for income taxes totaled $657 million, $299 million and $295 million in fiscal 1994, fiscal 1993 and fiscal 1992, respectively.

Cash payments for interest approximated interest expense for all periods.

See Notes to Consolidated Financial Statements.


                              PAGE | FORTY-NINE

CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' EQUITY

                                                                  Preferred        Common
(Dollars in Millions, Except Share Data)                              Stock         Stock
- -----------------------------------------------------------------------------------------
Balance, January 31, 1992.......................................      $ 722           $76
  Issuance of 8-3/4% Cumulative Preferred Stock.................        150
  Redemption of Market Auction Preferred Stock..................       (250)
  Conversion of ESOP Preferred Stock............................         (1)
  Issuance of common stock......................................                        1
  Repurchases of common stock...................................
  Compensation payable in common stock..........................
  ESOP shares allocated, at cost................................
  Net income....................................................
  Cash dividends................................................
  Translation adjustments.......................................
                                                                      -----           ---
Balance, January 31, 1993.......................................        621            77
  Issuance of 7-3/8% Cumulative Preferred Stock ................        200
  Conversion of ESOP Preferred Stock ...........................         (1)
  Issuance of common stock......................................                        1
  Repurchases of common stock...................................
  Compensation payable in common stock..........................
  ESOP shares allocated, at cost................................
  Net income....................................................
  Cash dividends................................................
  Translation adjustments.......................................
                                                                      -----           ---
Balance, January 31, 1994 ......................................        820            78
  Conversion of ESOP Preferred Stock ...........................         (1)
  Issuance of common stock......................................                        1
  Repurchases of common stock...................................
  Compensation payable in common stock..........................                        1
  ESOP shares allocated, at cost................................
  Net income....................................................
  Cash dividends................................................
  Translation adjustments.......................................
                                                                      -----           ---
Balance, January 31, 1995 ......................................      $ 819           $80
                                                                      =====           ===

See Notes to Consolidated Financial Statements.

                                 PAGE | FIFTY

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

                                                                                                      Note
                                                                                                Receivable
                                                                                                   Related        Common
                                                                                                to Sale of         Stock
                                                                                 Cumulative      Preferred       Held in
                                                        Paid-in    Retained     Translation          Stock     Treasury,
(Dollars in Millions, Except Share Data)                Capital    Earnings     Adjustments        to ESOP       at Cost      Total
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1992.............................    $ 341      $2,035            $ 13          $(124)        $ (36)    $3,027
  Issuance of 8-3/4% Cumulative Preferred Stock.......       (4)                                                                146
  Redemption of Market Auction Preferred Stock........                                                                         (250)
  Conversion of ESOP Preferred Stock..................        1                                                                   0
  Issuance of common stock............................       30                                                       (3)        28
  Repurchases of common stock.........................                                                               (99)       (99)
  Compensation payable in common stock................      183                                                       (1)       182
  ESOP shares allocated, at cost......................                                                   8                        8
  Net income..........................................                  510                                                     510
  Cash dividends......................................                 (103)                                                   (103)
  Translation adjustments.............................                                  (15)                                    (15)
                                                          -----      ------            ----          -----         -----     ------
Balance, January 31, 1993.............................      551       2,442              (2)          (116)         (139)     3,434
  Issuance of 7-3/8% Cumulative Preferred Stock ......       (6)                                                                194
  Conversion of ESOP Preferred Stock .................        1                                                                   0
  Issuance of common stock............................     (130)                                                     156         27
  Repurchases of common stock.........................                                                              (245)      (245)
  Compensation payable in common stock................      401                                                                 401
  ESOP shares allocated, at cost......................                                                   7                        7
  Net income..........................................                  786                                                     786
  Cash dividends......................................                 (134)                                                   (134)
  Translation adjustments.............................                                   (1)                                     (1)
                                                          -----      ------            ----          -----         -----     ------
Balance, January 31, 1994 ............................      817       3,094              (3)          (109)         (228)     4,469
  Conversion of ESOP Preferred Stock .................        1                                                                   0
  Issuance of common stock............................       19                                                                  20
  Repurchases of common stock.........................                                                              (287)      (287)
  Compensation payable in common stock................     (131)                                                     237        107
  ESOP shares allocated, at cost......................                                                   9                        9
  Net income..........................................                  395                                                     395
  Cash dividends......................................                 (151)                                                   (151)
  Translation adjustments.............................                                   (7)                                     (7)
                                                          -----      ------            ----          -----         -----     ------
Balance, January 31, 1995 ............................    $ 706      $3,338            $(10)         $(100)        $(278)    $4,555
                                                          =====      ======            ====          =====         =====     ======

                               PAGE | FIFTY-ONE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Morgan Stanley Group Inc. and its U.S. and international subsidiaries (collectively, the "Company"), including Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International Limited ("MSIL"). All material inter-company accounts and transactions have been eliminated in consolidation. Certain amounts in the Consolidated Financial Statements for prior years have been reclassified to conform with the fiscal 1994 presentation.

CHANGE IN FISCAL YEAR-END

On February 28, 1995, the Company announced a change in its fiscal year-end from January 31 to November 30, effective November 30, 1995. As such, the 10-month period from February 1, 1995 through November 30, 1995 is referred to as fiscal 1995 in the Consolidated Financial Statements.

FINANCIAL INSTRUMENTS USED FOR TRADING AND INVESTMENT

Financial instruments, including derivatives, used in the Company's trading activities are recorded at fair value, and unrealized gains and losses are reflected in trading revenues. Interest revenue and expense arising from financial instruments used in trading activities are reflected in the Consolidated Statement of Income as interest income or expense. The fair values of the trading positions generally are based on listed market prices. If listed market prices are not available or if liquidating the Company's positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations and price quotations for similar instruments traded in different markets, including markets located in different geographic areas. Fair values for certain derivative contracts are derived from pricing models which consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. Purchases and sales of financial instruments are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company's dealings in over-the-counter ("OTC") financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying Consolidated Statement of Financial Condition net-by-counterparty in cases where there is a legal right of set-off and the Company has obtained an enforceable netting agreement, which is consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

     Equity securities purchased in connection with merchant banking and other principal investment activities are initially carried in the Consolidated Financial Statements at their original cost; the carrying value of such investments is adjusted upward only when changes in the underlying fair values are readily ascertainable, generally as evidenced by substantial transactions occurring in the marketplace which directly affect their value. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. Loans made in connection with such activities are carried at unpaid principal balances less any reserves for estimated losses.

FINANCIAL INSTRUMENTS USED FOR ASSET AND LIABILITY MANAGEMENT

The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings. Swaps used to hedge debt are designated as hedges and are matched to the debt as to notional amount and maturity. The periodic receipts or payments from each swap are recognized ratably over the term of the swap as an adjustment to interest expense. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net investment in non-U.S. dollar functional currency subsidiaries. In accordance with Statement of Financial Accounting



                                PAGE | FIFTY-TWO

                                    MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(continued)

Standards ("SFAS") No. 52, the gain or loss from revaluing these contracts is deferred and reported within cumulative translation adjustments in stockholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or to brokers, dealers and clearing organizations.

COLLATERALIZED SECURITIES TRANSACTIONS

Securities purchased under agreements to resell and securities sold under agreements to repurchase (principally government and agency securities) are treated as financing transactions and are carried at the amounts at which the securities will subsequently be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented net-by-counterparty in the accompanying Consolidated Statement of Financial Condition where net presentation is permitted by FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.

     Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. The Company measures the fair value of the securities borrowed and loaned against the cash collateral on a daily basis. Additional cash is obtained as necessary to ensure such transactions are adequately collateralized.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and the income statements are translated at weighted average rates of exchange for the year. In accordance with SFAS No. 52, gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in cumulative translation adjustments, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or, where applicable, the remaining life of the lease.

COMMON SHARE DATA

Earnings per share is based on the weighted average number of common shares and share equivalents outstanding and gives effect to preferred stock dividend requirements.

STATEMENT OF CASH FLOWS

The Company considers all highly liquid debt instruments purchased and not held for resale, with an original maturity of three months or less, to be interest-bearing equivalents for purposes of this statement.

INCOME TAXES

Income taxes are provided in accordance with SFAS No. 109, "Accounting for Income Taxes," which the Company adopted in fiscal 1993. SFAS No. 109 requires the calculation of deferred taxes using the asset and liability method. Under this method, deferred tax balances must be adjusted to reflect enacted changes in income tax rates, and deferred taxes generally must be provided on book and tax basis differences. The effect of the adoption of SFAS No. 109 was not material to the Company's fiscal 1993 financial statements.


                              PAGE | FIFTY-THREE

NOTE 2

SHORT-TERM BORROWINGS

Short-term funding generally is obtained at rates related to U.S. or Euro money rates for the currency borrowed and includes loans payable on demand. Secured borrowings included in these loans were $2,694 million and $185 million at January 31, 1995 and January 31, 1994, respectively. Short-term borrowings at January 31, 1995 and January 31, 1994 also included commercial paper of $5,228 million and $4,414 million, respectively, with approximate weighted average interest rates of 6.3% and 3.9%, respectively.

     The Company maintains a senior revolving credit agreement with a group of banks. Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. The agreement contains restrictive covenants which require, among other things, that the Company maintain stockholders' equity of at least $3,090 million as of January 31, 1995.

     In fiscal 1994, the Company established a master collateral facility that will enable MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. As part of this facility, MS&Co. also entered into a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated stockholders' equity and Net Capital, as defined.

     The Company also maintains short-term agreements with three non-U.S. banks which commit the banks to provide on a collateralized basis up to deutsche marks ("DM") 250 million (approximately $164 million), French francs ("FRF") 500 million (approximately $95 million) and $100 million (or its equivalent in DM, FRF, Swiss francs or European Currency Units), respectively.

     There were no borrowings outstanding under any of the foregoing facilities at January 31, 1995; however, the Company anticipates utilizing these facilities for short-term funding from time to time.

NOTE 3

LONG-TERM BORROWINGS

MATURITIES AND TERMS

Long-term borrowings at fiscal year-end consist of the following:



                                  U.S. Dollar      Non-U.S. Dollar(1)
                                 -------------     ------------------    January 31,    January 31,
                               Fixed  Floating      Fixed  Floating            1995           1994
(Dollars in Millions)           Rate      Rate       Rate      Rate           Total          Total
- ---------------------------------------------------------------------------------------------------
Due in fiscal 1994......      $   --    $   --       $ --      $ --          $   --         $1,466

Due in fiscal 1995......         254       679         --       126           1,059            682

Due in fiscal 1996......         529       919         11       338           1,797          1,407

Due in fiscal 1997......         483       736        244         7           1,470            181

Due in fiscal 1998......         523        30         --        30             583          1,237

Due in fiscal 1999......         356       220        215        --             791             18

Thereafter..............       2,769        10        285        50           3,114          1,819
                              ------    ------       ----      ----          ------         ------
Total...................      $4,914    $2,594       $755      $551          $8,814         $6,810
                              ======    ======       ====      ====          ======         ======
Weighted average
  coupon at January 31           8.0%      6.3%       4.5%      5.3%            7.0%           6.0%


(1) Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.

                                 PAGE | FIFTY-FOUR

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 3

LONG-TERM BORROWINGS
(continued)

Included in U.S. dollar fixed rate debt are an aggregate of $352 million of Capital Units issued by the Company and Morgan Stanley Finance plc., a U.K. subsidiary ("MS plc"). A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing ownership of a 1/8 interest in the Company's Cumulative Preferred Stock.

     U.S. dollar contractual floating rate debt bears interest based on a variety of money market indices, including London Interbank Offered Rates ("LIBOR") and Treasury bill rates. Non-U.S. dollar contractual floating rate debt bears interest based on the Euro floating rates.

     Certain of the Company's term debt is redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company at six-month intervals and therefore are scheduled in the foregoing table to mature in fiscal 1996. The stated maturities of these notes, which aggregate $560 million, are from 1996 to 1998.

     The Company's U.S. broker-dealer subsidiary, MS&Co., issued $357 million of fixed rate subordinated Series A notes and $243 million of fixed rate subordinated Series B notes in fiscal 1994. The Series A notes pay interest of 8.22% and mature on March 1, 2002. The Series B notes pay interest of 8.51% and mature on March 1, 2005. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. main-tain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined.

ASSET AND LIABILITY MANAGEMENT

A substantial portion of the Company's fixed rate long-term debt is used to fund highly liquid marketable securities and short-term receivables arising from securities transactions. The Company uses interest rate swaps to more closely match the term of this debt to the terms of the assets being funded and to minimize interest rate risk. These swaps effectively convert certain of the Company's fixed rate debt into floating rate obligations. In addition, for non-U.S. dollar currency debt that is not used to fund assets in the same currency, the Company has entered into currency swaps which effectively convert the debt into U.S. dollar obligations. The Company's use of swaps for asset and liability management reduced its interest expense and effective average borrowing rate as follows:


(Dollars in Millions)                                  1995      1994     1993
- ------------------------------------------------------------------------------
Net reduction in interest expense from swaps
  for the year ended January 31...................     $ 93      $ 93    $ 79

Weighted average coupon of long-term
  debt at January 31(1)...........................      7.0%      6.0%    7.2%

Effective average borrowing rate for
  long-term debt after swaps at January 31(1).....      6.7%      4.2%    4.6%

(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

                                PAGE | FIFTY-FIVE

NOTE 3

LONG-TERM BORROWINGS
(continued)

The table below summarizes the notional or contract amounts of these swaps by maturity and weighted average interest rates to be received and paid as of January 31, 1995:



(Dollars in Millions)                U.S. Dollar             Non-U.S. Dollar(3)
- -------------------------------------------------------------------------------------
                                 Receive        Pay    Receive        Pay
                                   Fixed   Floating      Fixed   Floating
                                     Pay    Receive        Pay    Receive
                                Floating   Floating   Floating   Floating(1)    Total
- -------------------------------------------------------------------------------------
Maturing in fiscal 1995.........  $  124     $150      $ --        $ 85        $  359

Maturing in fiscal 1996.........     484      106        11          --           601

Maturing in fiscal 1997.........     334       --       235          --           569

Maturing in fiscal 1998.........     354       --        --          --           354

Maturing in fiscal 1999.........     156      210       206          --           572

Thereafter......................     970       --       285          30         1,285
                                    ----      ---       ---         ---        ------
Total...........................  $2,422     $466      $737        $115        $3,740
                                  ======     ====      ====        ====        ======

Weighted average at January 31, 1995(2):

Receive rate                         7.4%     6.6%      4.0%        3.7%
Pay rate                             6.2%     6.4%      5.9%        8.2%

(1) These amounts include currency swaps used to effectively convert debt denominated in one currency into obligations denominated in another currency.

(2) The table was prepared under the assumption that interest rates remain constant at year-end levels. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial. Variable rates presented generally are based on LIBOR or Treasury bill rates.

(3) The differences between the receive rate and the pay rate may reflect differences in the rate of interest associated with the underlying currency.

The estimated fair value of the Company's long-term debt, based on rates available to the Company at January 31, 1995 for debt with similar terms and maturities, and the aggregate carrying value of this debt are presented in the following table:



                                                         January 31,   January 31,
(Dollars in Millions)                                           1995          1994
- ----------------------------------------------------------------------------------

Fair value of long-term debt..........................        $8,642        $7,127

Unrecognized gain (loss)..............................           172          (317)
                                                              ------        ------
Carrying value of long-term debt......................        $8,814        $6,810
                                                              ======        ======

As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing debt. The notional value and fair value of these swap contracts used by the Company for asset and liability management are summarized in the table below:


(Dollars in Millions)
- -------------------------------------------------------------------------------
Notional value at January 31, 1994..................................     $3,649

Additions...........................................................        931

Matured.............................................................       (859)

Effect of foreign currency translation on non-U.S. dollar
  notional values...................................................         19
                                                                         ------
Notional value at January 31, 1995..................................     $3,740
                                                                         ======
Unrecognized loss at January 31, 1995...............................     $   (3)
                                                                         ======


The Company also uses interest rate swaps to modify certain of its repurchase financing agreements. As of January 31, 1995, the Company had interest rate swaps with a notional value of approximately $3.8 billion and an unrecognized loss of approximately $47 million for such purpose. The unrecognized loss on these swaps was offset by unrecognized gains on certain of the Company's repurchase financing agreements.

                                PAGE | FIFTY-SIX

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 4

COMMITMENTS AND CONTINGENCIES

LEASES AND RELATED COMMITMENTS

The Company incurred rent expense under operating leases in the amounts of $113 million, $101 million and $104 million in fiscal 1994, fiscal 1993 and fiscal 1992, respectively. Minimum remaining rental payments, excluding amounts related to the Company's termination of certain leased office space as described below, are approximately as follows:


Fiscal Year       (Dollars in Millions)
- ---------------------------------------
1995..........................     $ 90

1996..........................       90

1997..........................       80

1998..........................       74

1999..........................       57

Thereafter....................      293

Rentals are subject to periodic escalation charges.

     During 1995, the Company will relocate approximately 4,100 of its New York City employees from existing leased space at 1221 and 1251 Avenue of the Americas to space in the Company's newly purchased headquarters buildings at 1585 Broadway and 750 Seventh Avenue that were purchased in fiscal 1993 and fiscal 1994, respectively. The total investment in these two buildings will aggregate approximately $700 million, which is being capitalized and depreciated over the useful lives of the individual assets comprising the investment.

     During 1994, the Company recognized a pre-tax charge of $59 million ($39 million after tax, which reduced primary and fully diluted earnings per share by $.50 and $.47, respectively). The charge was in connection with the Company's pending move to the New York City facilities and to new leased office space in Tokyo. The charge specifically covers the Company's termination of certain leased office space and the write-off of remaining leasehold improvements in both cities.

OTHER COMMITMENTS AND CONTINGENCIES

At January 31, 1995, securities (principally government and agency securities) with a fair value of approximately $9 billion had been pledged to counterparties as collateral against securities borrowed from these counterparties with an approximately equal fair value.

     The Company had approximately $2,651 million of letters of credit outstanding at January 31, 1995 to satisfy various collateral requirements.

     Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the securities in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the Consolidated Statement of Financial Condition.

     The Company and its subsidiaries have been named as defendants in certain legal actions and have been involved in certain investigations and proceedings in the ordinary course of business. It is the opinion of management, based on current knowledge and after consultation with counsel, that the outcome of such matters will not have a material adverse effect on the Company's Consolidated Financial Statements contained herein.


                               PAGE | FIFTY-SEVEN

NOTE 5

TRADING ACTIVITIES

TRADING REVENUES

The Company manages its trading businesses by product groupings and therefore has established distinct business units having responsibility for equity, fixed income, foreign exchange and commodities products. Because of the integrated nature of the markets for such products, each product area trades cash instruments as well as related derivative products (i.e., options, swaps, futures, forwards and other contracts with respect to such underlying instruments or commodities). Revenues related to trading are summarized below by business unit. The "Total" column includes all trading revenues plus the portion of those commission and interest revenues and expenses which result from trading activities. Commissions and Net Interest (interest revenues less interest expense) as reported in the Company's Consolidated Statement of Income also include results from the Company's securities services business and other business activities:


(Dollars in Millions)           Trading   Commissions   Net Interest         Total
- -----------------------------------------------------------------------------------
FISCAL 1994

Equities......................   $  510          $351          $ (60)       $  801

Fixed Income..................      347            60            419           826

Foreign Exchange..............      148             1              4           153

Commodities...................       99             2              5           106
                                 ------          ----           ----        ------
Trading-related revenues......    1,104           414            368         1,886

Securities services
  and other...................       --            35            163           198
                                 ------          ----           ----        ------
                                 $1,104          $449           $531        $2,084
                                 ======          ====           ====        ======

FISCAL 1993

Equities......................   $  407          $312           $  7        $  726

Fixed Income..................      788            54            544         1,386

Foreign Exchange..............      205             1             (1)          205

Commodities...................       59             1             13            73
                                 ------          ----           ----        ------
Trading-related revenues......    1,459           368            563         2,390

Securities services
  and other...................       --            25             77           102
                                 ------          ----           ----        ------
                                 $1,459          $393           $640        $2,492
                                 ======          ====           ====        ======

FISCAL 1992

Equities......................     $347          $253          $ (16)       $  584

Fixed Income..................      337            48            472           857

Foreign Exchange..............      230            --             --           230

Commodities...................       39            --             10            49
                                 ------          ----           ----        ------
Trading-related revenues......      953           301            466         1,720

Securities services
  and other...................       --            11            (14)           (3)
                                 ------          ----           ----        ------
                                 $  953          $312           $452        $1,717
                                 ======          ====           ====        ======



                                      PAGE | FIFTY-EIGHT

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 5

TRADING ACTIVITIES
(continued)

The Company's trading activities are both proprietary and client-driven. The Company enters into specific contracts and carries inventories to meet the needs of its clients. Its trading portfolios also are managed with a view toward the risk and profitability of the portfolios to the Company. The nature of the equities, fixed income, foreign exchange and commodities activities conducted by the Company, including the use of derivative products in these businesses, is discussed below. In addition, all of the activity discussed below is subject to position limits and credit risk management policies and procedures.

EQUITIES

The Company makes markets and trades in the global secondary markets for equities and convertible debt and is a dealer in equity warrants, exchange traded and OTC equity options, index futures, equity swaps and other sophisticated equity derivatives. The Company's activities as a dealer primarily are client-driven, with the objective of meeting clients' needs while earning a spread between the premiums paid or received on its contracts with clients and the cost of hedging such transactions in the cash market or with other derivative transactions. The Company limits its market risk related to these contracts, which stems from underlying equity/index price and volatility movements, by employing a variety of hedging strategies, such as delta hedging (delta is a measure of a derivative contract's price movement based on the movement of the price of the security or index underlying the contract). The Company also takes proprietary positions in the global equity markets by using derivatives, most commonly futures and options, in addition to cash positions, intending to profit from market price and volatility movements in the underlying equities or indices positioned.

     Equity option contracts give the purchaser of the contract the right to buy
(call) or sell (put) the equity security or index underlying the contract at an agreed-upon price (strike price) during or at the conclusion of a specified period of time. The seller (writer) of the contract is subject to market risk, and the purchaser is subject to market risk (to the extent of the premium paid) and credit risk. Equity swap contracts are contractual agreements whereby one counterparty receives the appreciation (or pays the depreciation) on an equity investment in return for paying another rate, often based upon equity index movements or interest rates. The counterparties to the Company's equity transactions include commercial banks, other investment banks, broker-dealers, investment funds and industrial companies.

FIXED INCOME

The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market debt, mortgage-and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and other related derivative products, OTC options on U.S. and foreign government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.

     Swaps used in fixed income trading are contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company manages the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by seeking to balance risks within its portfolio using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or

                                PAGE | FIFTY-NINE

NOTE 5

TRADING ACTIVITIES
(continued)

selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures, foreign currency forwards and underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.

     The Company is an underwriter of and a market-maker in mortgage-backed securities and collateralized mortgage obligations ("CMO") as well as commercial, residential and real estate loan products. The Company also structures mortgage-backed swaps for its clients, enabling them to derive the cash flows from an underlying mortgage-backed security without purchasing the cash position. It earns the spread between the premium inherent in the swap and the cost of hedging the swap contract through the use of cash positions or TBA contracts. The Company also uses TBAs in its role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. Further, the Company uses TBAs to ensure delivery of underlying mortgage-backed securities in its CMO issuance business. As is the case with all mortgage-backed products, market risk associated with these derivatives results from interest rate fluctuations and changes in mortgage prepayment speeds. The counterparties to the Company's fixed income transactions include investment advisors, banks, insurance companies, investment funds and various companies.

FOREIGN EXCHANGE

The Company is a market-maker in a number of foreign currencies. In this business, it actively trades currencies in the spot and forward markets earning a dealer spread. The Company seeks to manage its market risk by entering into offsetting positions. The Company conducts an arbitrage business in which it seeks to profit from inefficiencies between the futures, spot and forward markets. The Company also makes a market in foreign currency options. This business largely is client-driven and involves the purchasing and writing of European and American style options and some sophisticated products to meet specific client needs. The Company profits in this business by earning spreads between the options' premiums and the cost of the hedging of such positions. The Company limits its market risk by using a variety of hedging strategies, including the buying and selling of the currencies underlying the options based upon the options' delta equivalent. Foreign exchange option contracts give the purchaser of the contract the right to buy (call) or sell (put) the currency underlying the contract at an agreed-upon strike price at or over a specified period of time. Forward contracts and futures represent commitments to purchase or sell the underlying currencies at a specified future date at a specified price. The Company also takes proprietary positions in major currencies to profit from market price and volatility movements in the currencies positioned.

     The majority of the Company's foreign exchange business relates to major foreign currencies such as deutsche marks, yen, pound sterling, French francs, Swiss francs, lire and Canadian dollars. The balance of the business covers a broad range of other currencies. The counterparties to the Company's foreign exchange transactions include commercial banks, other investment banks, broker-dealers, investment funds and industrial companies.

COMMODITIES

The Company, as a major participant in the world commodities markets, trades in physical precious metals, energy products (principally oil and natural gas) and soft commodities as well as a variety of derivatives related to these commodities such as futures, forwards and exchange traded and

                                  PAGE | SIXTY

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 5

TRADING ACTIVITIES
(continued)

OTC options and swaps. Through these activities, the Company provides clients with a ready market to satisfy end users' current raw material needs and facilitates their ability to hedge price fluctuations related to future inventory needs. The former activity requires the positioning of physical commodities. Derivatives on those commodities, such as futures, forwards and options, often are used to hedge price movements in the underlying physical inventory. The Company profits as a market-maker in physical commodities by capturing the bid and offer spread inherent in the physical markets.

     To facilitate hedging for its clients, the Company often is required to take positions in the commodity markets in the form of forward, option and swap contracts involving oil, natural gas and electricity. The Company generally hedges these positions by using a variety of hedging techniques such as delta hedging, whereby the Company takes positions in the physical markets and/or positions in other commodity derivatives such as futures and forwards to offset the market risk in the underlying derivative. The Company profits from this business by earning a spread between the premiums paid or received for these derivatives and the cost of hedging such derivatives.

     The Company also maintains proprietary trading positions in commodity derivatives, including futures, forwards and options in addition to physical commodities, to profit from price and volatility movements in the underlying commodities markets. Forward, option and swap contracts on commodities are structured similarly to like-kind derivative contracts for cash financial instruments. The counterparties to OTC commodity contracts include precious metals producers, refiners and consumers as well as central banks, oil, gas and electricity producers, shippers, and coffee producers and consumers.

RISK MANAGEMENT

Risk management at the Company is an integrated process with independent oversight. The Company's senior management takes an active role in the risk management process and controls the various risks associated with the Company's business areas through a variety of separate but complementary procedures. Since managing risk involves constant communication, judgment and knowledge of specialized products and markets, the Company's senior management has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks.

     The Company has developed a multi-tiered approach for monitoring and managing its risks. With respect to the Company's major trading businesses (fixed income, equity, commodities and foreign exchange), senior division risk managers monitor positions and set the overall division risk profile within established limits, verify that position hedges are appropriate and well-maintained, and report unusual market and position events to the Firm Risk Management Group (described below). The base level of control is at the trading desks where desk risk managers and traders perform similar functions with respect to a product area or particular product.

     The Firm Risk Management Group has operational responsibility for reporting to senior management on the Company's exposure to risk. The Company's Senior Risk Manager, who heads the Firm Risk Management Group and reports to the President of the Company, assists senior management in monitoring and controlling the Company's overall risk profile. The Firm Risk Management Group includes the Market Risk and Exposure Management Department ("MREM"), the Credit Department and the Internal Audit Department, all of which are independent of the Company's business areas. MREM monitors certain divisional, geographic and product-line market risks. The Credit Department establishes and monitors counterparty exposure limits and collateral requirements to support counterparty contractual commitments. The Internal Audit Department, which also reports to the Audit Committee of the Board of

                                PAGE | SIXTY-ONE

NOTE 5

TRADING ACTIVITIES
(continued)

Directors, assesses the Company's operations and control environment through periodic examinations of business and operational areas.

     Other departments within the Company, which are independent of the Company's business areas, also are actively involved in monitoring the Company's risk profile: the Controllers Department monitors, reviews and reports trading positions (including inventory aging) and performs independent verification of the values of trading positions; the Operations Department monitors trading positions and verifies and processes executed trades; and the Legal and Compliance Department advances senior management's policies concerning legal and regulatory requirements, conduct, ethics and business practices and establishes policies and procedures addressing a variety of legal issues, including contract enforceability.

     In addition, the Company has certain standing committees that are involved in managing and monitoring the risks associated with the Company's diverse businesses. These committees are composed of a cross section of the Company's senior officers from various disciplines. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk and evaluate the potential revenues and risks involved with respect to a particular transaction. The Company's Finance and Risk Committee, among other things, establishes the overall funding, capital and credit policies of the Company; reviews the Company's performance relative to these policies; allocates capital among business activities of the Company; monitors the availability of sources of financing; and oversees liquidity and interest rate sensitivity of the Company's asset and liability position.

     The Company's risk management policies and procedures are continually evolving to address the increasingly global nature of the financial services business as well as the continual development of sophisticated financial products with more varied and complex risk profiles.

MARKET RISK

The Company manages the market risk associated with its trading activities on an individual product basis, on a divisional level and on a Company-wide basis. Specific risk limits are assigned to each trading area of the Company and trading desks within trading areas. These limits are reviewed periodically and are adjusted as required. The Company uses analytic and quantitative tools, such as option pricing and hedge models, to quantify market risk for comparison, by product, to specific internal risk limits and to assess the sensitivity of positions at risk to changes in market conditions.

     The Company also regularly uses a variety of measures to reduce and control the market risk associated with trading proprietary positions and making markets. Market-making positions generally are hedged (that is, covered by similar, offsetting positions). Hedges may be designed to remove all or part of a position's exposure to price or yield movements and are chosen using analytic tools similar to those used to determine the risk of the positions being hedged. The Company attempts to match the risk profiles of each portfolio of securities and any related hedges as closely as possible and to accomplish this often uses futures, options or other derivative products. Exposures in proprietary positions are managed by customizing trades to respond only to specific market movements, establishing limits and monitoring procedures, and regularly marking positions to market.

CREDIT RISK

The Credit Department reviews trading transactions in order to ensure that credit exposures are appropriate for the particular counterparty with whom business is conducted. All counterparties are reviewed on a regular basis to establish appropriate exposure limits for a variety of transactions. In certain cases, specific transactions are analyzed

                                PAGE | SIXTY-TWO

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 5

TRADING ACTIVITIES
(continued)

to determine the amount of potential exposure that could arise, and the counterparty's credit is reviewed to determine whether it supports such exposure. In addition to the counterparty's credit status, the Credit Department analyzes market movements that could affect exposure levels. The Credit Department considers four main factors that may affect trades in determining trading limits: the settlement method; the time it will take for a trade to settle (i.e., the maturity of the trade); the volatility that could affect the value of the securities involved in the trade; and the size of the trade. In addition to determining trading limits, the Company actively manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible; monitoring the creditworthiness of counterparties and the related trading limits on an ongoing basis and requesting additional collateral when deemed necessary; diversifying and limiting exposure to individual counterparties and geographic locations; and limiting the duration of exposure. In certain cases, the Company also may close out transactions or assign them to other counterparties when deemed necessary or appropriate to mitigate credit risk.

     The Credit Department also actively participates in reviewing fixed income securities underwritings in which the Company engages and has adopted certain procedures for reviewing both discrete debt offerings and continuously offered securities, including commercial paper.

CONCENTRATION RISK

The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, Germany, France and Italy), which, in the aggregate, represented approximately 19% of the Company's total assets at January 31, 1995. The Company's positions in Japanese government securities amounted to approximately $7 billion, or 6% of total assets, as of January 31, 1995. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 37% of the Company's total assets at January 31, 1995, consists of securities issued by the U.S. government, federal agencies or non-U.S. governments. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its merchant banking activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

CUSTOMER ACTIVITIES

The Company's customer activities involve the execution, settlement, custody and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on a margin basis.

     The Company's customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.

                               PAGE | SIXTY-THREE

NOTE 5

TRADING ACTIVITIES
(continued)

NOTIONAL/CONTRACT AMOUNTS AND FAIR VALUES OF DERIVATIVES

The gross notional or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at January 31, 1995 and January 31, 1994, as well as the average fair value of those assets and liabilities for the year ended January 31, 1995, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in Note 1. Future changes in interest rates, foreign currency exchange rates or the market values of the financial instruments, commodities or indices underlying these contracts may ultimately result in cash settlements exceeding fair value amounts recognized in the Consolidated Statement of Financial Condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange and other forward contracts and swaps) in gain positions net of any unrealized losses owed to these counterparties on offsetting positions in situations where there is a legal right of set-off and the Company has an enforceable netting agreement. Similarly, liabilities represent net amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:


                                                       Year-End              Average
Year-End                                            Fair Values(2)       Fair Values(2)(3)
Gross Notional/                              -------------------------  ------------------
Contract Amount                                 Assets     Liabilities  Assets Liabilities
            (Dollars in Billions,            ---------------------------------------------
1994  1993  at January 31)(1)                1994   1993   1994   1993    1994    1994
- ------------------------------------------------------------------------------------------
$299  $225  Interest rate
            and currency swaps
            and options
            (including caps,
            floors and swap options)......   $3.9   $3.1   $2.2   $2.6    $3.8    $2.4
 170   193  Foreign exchange
            forward and futures
            contracts and options.........    1.1    1.0    1.3    1.1     1.3     1.5
  39    53  Mortgage-backed
            securities forward
            contracts, swaps
            and options...................    0.2    0.1    0.1     --     0.1     0.1
 235   203  Other fixed income
            securities contracts
            (including futures
            contracts and options)........    0.4    0.1    0.6     --     0.7     1.3
  57    37  Equity securities
            contracts (including
            equity swaps, futures
            contracts, and warrants
            and options)..................    1.1    0.7    1.2    0.7     1.1     1.1
  35    29  Commodity forwards,
            futures, options
            and swaps ....................    1.9    1.5    1.9    1.4     1.8     1.7
- ----  ----                                   ----   ----   ----   ----    ----    ----
$835  $740  Total.........................   $8.6   $6.5   $7.3   $5.8    $8.8    $8.1
====  ====                                   ====   ====   ====   ====    ====    ====


(1) The Company has a very limited number of leveraged transactions. The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.

(2) These amounts represent carrying value (exclusive of collateral) at January 31, 1995 and January 31, 1994, respectively, and do not include receivables or payables related to exchange traded futures contracts.

(3) Amounts are calculated using a monthly average.

                                PAGE | SIXTY-FOUR

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 5

TRADING ACTIVITIES
(continued)

The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by fair value of the contracts reported as assets. These amounts are presented net-by-counterparty in cases where there is a legal right of set-off and the Company has obtained an enforceable netting agreement, but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes that the ultimate settlement of the transactions outstanding at January 31, 1995 will not have a material effect on the Company's financial condition.

     The remaining maturities of the Company's swaps and other derivative products at January 31, 1995 are summarized in the following table, showing notional values by year of expected maturity:



                                      Less than  1 to 3  3 to 5  Greater than
(Dollars in Billions)                  1 Year    Years   Years     5 Years     Total
- --------------------------------------------------------------------------------------
Interest rate and currency swaps
  and options (including caps,
  floors and swap options).........    $ 74       $108     $68       $49       $299

Foreign exchange forward and
  futures contracts and options....     163          7      --        --        170

Mortgage-backed securities
  forward contracts, swaps
  and options......................      35          1       1         2         39

Other fixed income securities
  contracts (including futures
  contracts and options)...........     152         68      15        --        235

Equity securities contracts
  (including equity swaps,
  futures contracts, and
  warrants and options)............      50          5       1         1         57

Commodity forwards, futures,
  options and swaps................      30          4       1        --         35
                                       ----       ----     ---       ---       ----
Total..............................    $504       $193     $86       $52       $835
                                       ----       ----     ---       ---       ----
Percent of total...................      61%        23%     10%        6%       100%
                                       ====       ====     ===       ===       ====


                                PAGE | SIXTY-FIVE

NOTE 5

TRADING ACTIVITIES
(continued)

The credit quality of the Company's trading-related derivatives at January 31, 1995 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:



                                                            Collater-
                                                            alized     Other
                                                            Non-       Non-
                                                            Invest-    Invest-
                                                            ment       ment
(Dollars in Millions)         AAA      AA      A      BBB   Grade      Grade    Total
- -------------------------------------------------------------------------------------
Interest rate
  and currency
  swaps and options
  (including caps,
  floors and swap
  options)...............  $  723   $1,617   $  965   $182    $294      $ 78   $3,859

Foreign exchange
  forward contracts
  and options............     409      345      251     76      --        46    1,127

Mortgage-backed
  securities forward
  contracts, swaps
  and options............      14       69       75     28      --        22      208

Other fixed income
  securities contracts
  (including options)....     302       26       42     26      --        19      415

Equity securities
  contracts
  (including equity
  swaps, warrants
  and options)..........      379      188      217    188     145        18    1,135

Commodity forwards,
  options and swaps.....      300      216      667    490      --       206    1,879
                           ------   ------   ------   ----    ----      ----   ------
Total...................   $2,127   $2,461   $2,217   $990    $439      $389   $8,623
                           ======   ======   ======   ====    ====      ====   ======
Percent of total........       25%      29%      26%    11%      5%        4%     100%
                           ======   ======   ======   ====    ====      ====   ======



                                PAGE | SIXTY-SIX

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 6

PREFERRED STOCK

Preferred stock is composed of the following issues:

                                      Shares Outstanding at           Balance at
                                    January 31,  January 31,     January 31, January 31,
(Dollars in Millions)                      1995         1994            1995       1994
- ----------------------------------------------------------------------------------------
ESOP Convertible Preferred
  Stock, liquidation preference
  $35.88........................      3,795,588   3,819,889            $136       $137

9.36% Cumulative Preferred
  Stock, stated value $25.......      5,500,000   5,500,000             138        138

7-3/8% Cumulative Preferred
  Stock, stated value $200......      1,000,000   1,000,000             200        200

8.88% Cumulative Preferred
  Stock, stated value $200......        975,000     975,000             195        195

8-3/4% Cumulative Preferred
  Stock, stated value $200......        750,000     750,000             150        150
                                                                        ---        ---
  Total.........................                                       $819       $820
                                                                       ====       ====

Each issue of preferred stock ranks in parity with all other preferred stock. In fiscal 1993, the Company issued 8,000,000 Depositary Shares, representing 1,000,000 shares of 7-3/8% Cumulative Preferred Stock, in an aggregate amount of $200 million. Each Depositary Share represents 1/8 of a share of such preferred stock.

NOTE 7

COMMON STOCK AND
STOCKHOLDERS' EQUITY

During the period ended January 31, 1995, the Company repurchased or acquired shares of its common stock at an aggregate cost of $287 million. The Company's unused portion of its stock repurchase authorization at January 31, 1995 was approximately $166 million. On February 28, 1995, the Board of Directors authorized the purchase, in the open market or otherwise, subject to market conditions and certain other factors, of an additional $150 million of the Company's common stock.

     MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE") and the Commodities Futures Trading Commission. MS&Co. has consistently operated in excess of these requirements with aggregate net capital, as defined, totaling $844 million at January 31, 1995, which exceeded the amount required by $689 million. MSIL, a London-based broker-dealer subsidiary, and Morgan Stanley Japan Limited ("MSJL"), another broker-dealer subsidiary, also are subject to certain net capital requirements of their respective regulatory agencies. Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At January 31, 1995, these subsidiaries were in compliance with all applicable securities regulations and local capital adequacy requirements.

     Advances, dividend payments and other equity withdrawals from MS&Co., MSIL, MSJL and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, other regulatory agencies and subordinated noteholders. Morgan Stanley Derivative Products Inc., the Company's Triple-A rated derivative products subsidiary, has certain restrictions on dividend payments and other equity withdrawals. At January 31, 1995, approximately $1,528 million of equity of the Company's subsidiaries may be restricted as to the payment of dividends and advances.

     Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their

                               PAGE | SIXTY-SEVEN

NOTE 7

COMMON STOCK AND
STOCKHOLDERS' EQUITY
(continued)

        respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net investment in non-U.S. dollar functional currency subsidiaries (the "Company's Net Foreign Investment"). Increases or decreases in the value of the Company's Net Foreign Investment generally are tax-deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. Therefore, the gross notional amounts of the contracts and debt designated as hedges exceed the Company's Net Foreign Investment to result in effective hedging on an after-tax basis. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its investment in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net investment in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the Company's net investment in non-U.S. dollar functional currency subsidiaries and hedging activity and their effects on cumulative translation adjustments is summarized below:


                                                      January 31,      January 31,
                                                             1995             1994
- ----------------------------------------------------------------------------------
Net investment in non-U.S. dollar functional
  currency subsidiaries................................    $1,122           $  974
                                                           ======           ======

Gross notional amounts of foreign exchange contracts
  and non-U.S. dollar debt designated as hedges (1)....    $1,960           $1,597
                                                           ======           ======

Cumulative translation adjustments resulting from net
  investments in subsidiaries with a non-U.S. dollar
  functional currency..................................    $  188           $  111

Cumulative translation adjustments resulting from
  realized or unrealized gains or losses on hedges,
  net of tax...........................................      (198)            (114)
                                                           ------           ------
Total cumulative translation adjustments...............    $  (10)          $   (3)
                                                           ======           ======

(1) Notional amounts represent the contractual currency amount translated at respective year-end spot rates.

                               PAGE | SIXTY-EIGHT

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 8
EMPLOYEE BENEFIT PLANS

CAPITAL ACCUMULATION PLAN

Under the Capital Accumulation Plan ("CAP"), vested units consisting of unsecured rights to receive payments based on notional interests in existing and future risk-capital investments made directly or indirectly by the Company ("CAP Units") are granted to key employees. The value of the CAP Units awarded for services rendered in fiscal 1994, fiscal 1993 and fiscal 1992 was approximately $14 million, $15 million and $21 million, respectively, all of which relate to vested units.

CARRIED INTEREST PLAN

Under the Carried Interest Plan, certain key employees effectively participate in a portion of the Company's realized gains from certain of its equity investments in merchant banking transactions. Compensation expense for fiscal 1994, fiscal 1993 and fiscal 1992 related to this plan aggregated $24 million, $29 million and $22 million, respectively.

EQUITY INCENTIVE COMPENSATION PLAN

Pursuant to the 1988 Equity Incentive Compensation Plan ("EICP"), stock units representing employees' rights to receive unrestricted common shares ("Stock Units") are awarded annually to key employees; compensation expense for all such awards (including those subject to forfeiture) recorded in fiscal 1994, fiscal 1993 and fiscal 1992 was determined based on the fair value of the Company's common stock as defined in the plan.

     Stock Units generally will convert to shares of the Company's common stock within five or 10 years from the award date (or earlier in the event of the holder's death or retirement, as defined). Holders of Stock Units generally have all the rights of a common stockholder, subject to restrictions on transfer of ownership of the units for the five- or 10-year period. Holders of the Stock Units generally will forfeit ownership only in certain limited situations, including termination for cause during the restriction period. Holders of the Stock Units having a 10-year restriction period, which were first awarded in respect of fiscal 1992 services, will forfeit ownership of a portion of their Stock Units if their employment is terminated before the end of the 10-year restriction period.

     Activity related to Stock Units accrued pursuant to the EICP is as follows:



                                                            Stock Units
                                          -----------------------------------------------
                                          Fiscal 1994(1)   Fiscal 1993(1)   Fiscal 1992(2)
- ------------------------------------------------------------------------------------------
Outstanding at beginning of period.....    12,017,505        6,813,165       3,680,183

Awarded................................     2,257,815        5,341,403       3,189,281

Issued as unrestricted shares(3).......      (181,274)         (82,827)        (21,027)

Forfeited..............................      (179,679)         (54,236)        (35,272)
                                           ----------       ----------       ---------
Outstanding at end of period...........    13,914,367       12,017,505       6,813,165
                                           ==========       ==========       =========

(1) Approximately 24% and 21% of the Stock Units awarded in fiscal 1994 and fiscal 1993, respectively, were subject to a 10-year restriction period.

(2) Amounts listed include January 1992 activity.

(3) Amounts represent awards of Stock Units exchanged for unrestricted common shares.


                                PAGE | SIXTY-NINE

NOTE 8

EMPLOYEE BENEFIT PLANS
(continued)

On May 2, 1991, the Company's stockholders approved the reservation of 24,000,000 shares of common stock for awards under the Company's equity-based employee benefit plans. At January 31, 1995, approximately 5,000,000 shares reserved for future awards under the employee benefit plans remain (net of fiscal 1994 awards).

STOCK OPTION AWARDS

The Company's 1986 Stock Option Plan provides for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plan) on the date of grant. Such options generally become exercisable over a three-year period and expire 10 years from the date of the grant. The EICP also provides for the award of options; options awarded under this plan are exercisable at a price equal to the average fair value of the Company's common stock for the five trading days preceding the date of grant or the end of the fiscal year and will expire seven years (for options awarded for fiscal 1993 service and prior) or 10 years (for options awarded for fiscal 1994 service) from the date of award.

     Exercise prices for all options deemed outstanding at January 31, 1995, January 31, 1994 and January 31, 1993 ranged from $18.83 to $75.85. The following table sets forth activity relating to the number of shares covered by stock options:

                                              Fiscal 1994    Fiscal 1993    Fiscal 1992(1)
- ------------------------------------------------------------------------------------------
Options outstanding at beginning of period..    7,246,924      7,567,487      8,757,261

Granted.....................................    5,638,854        606,000             --

Exercised...................................     (495,528)      (906,214)    (1,169,985)

Forfeited...................................      (35,750)       (20,349)       (19,789)
                                               ----------      ---------      ---------
Options outstanding at end of period           12,354,500      7,246,924      7,567,487
                                               ==========      =========      =========
Options exercisable at end of period            9,137,329      6,922,574      7,232,855

(1) Amounts listed include January 1992 activity.

PROFIT SHARING

The Company has a qualified non-contributory profit sharing plan covering substantially all U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made at the discretion of management. Total profit sharing expense for fiscal 1994, fiscal 1993 and fiscal 1992 (excluding Company contributions to the Employee Stock Ownership Plan) was $23 million, $21 million and $21 million, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

In July 1990, the Company's Board of Directors authorized the establishment of a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership in the Company and allow it to provide benefits to its employees in a cost-effective manner. Each of the 3,795,588 preferred shares outstanding at January 31, 1995 is held by the ESOP trust, is convertible into one share of the Company's common stock and is entitled to annual dividends of $2.78 per share. The ESOP trust funded its stock purchase through a loan of $140 million from the Company. The ESOP trust note, due September 19, 2010 (extendable at the option of the ESOP trust to September 19, 2015), bears a 10-3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity.

     Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of

                                 PAGE | SEVENTY

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 8

EMPLOYEE BENEFIT PLANS
(continued)

Directors. The cost of shares allocated to participants' accounts amounted to $10 million in fiscal 1994, $7 million in fiscal 1993 and $8 million in fiscal 1992. The ESOP debt service costs for fiscal 1994, fiscal 1993 and fiscal 1992 were paid from dividends received on preferred stock held by the plan and from Company contributions. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination. Upon withdrawal, each share of ESOP preferred stock generally will be converted into one share of the Company's common stock. If the fair value of a common share at conversion is less than the $35.88 liquidation value of an ESOP preferred share, the Company will pay the withdrawing employee the difference in additional common shares or cash.

POSTRETIREMENT BENEFITS

Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Expense recognized for these benefits totaled $4 million for fiscal 1994, fiscal 1993 and fiscal 1992, respectively. The accumulated benefit obligation was $28 million and $31 million for fiscal 1994 and fiscal 1993, respectively. The accrued postretirement benefit cost recognized by the Company was $26 million and $23 million for fiscal 1994 and fiscal 1993, respectively. The difference between the accumulated benefit obligation and the accrued postretirement benefit cost at January 31, 1995 and January 31, 1994 is due to changes in the assumptions used to calculate the accumulated benefit obligation which is being deferred in accordance with SFAS No. 106.

POSTEMPLOYMENT BENEFITS

Effective February 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Among its provisions, SFAS No. 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of benefits such as health care benefits and life insurance coverage. The effect of the adoption of SFAS No. 112 was not material to the Company's Consolidated Financial Statements.

PENSION PLANS

Substantially all of the employees of the Company and its U.S. affiliates are covered by a non-contributory pension plan qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plan"). Two unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plan and the Supplemental Plans (collectively, the "U.S. Plans"), the Company also maintains a separate pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). Seven other international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and compensation during the final years of employment. The Company's policy is to fund the accrued cost of the Qualified Plan, the U.K. Plan and the other international plans currently. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.


                               PAGE | SEVENTY-ONE

NOTE 8

EMPLOYEE BENEFIT PLANS
(continued)


Pension expense for fiscal 1994, fiscal 1993 and fiscal 1992 includes the following components:

(Dollars in Millions)                     Fiscal 1994    Fiscal 1993   Fiscal 1992
- -----------------------------------------------------------------------------------
U.S. Plans
  Service cost, benefits earned
    during the period......................      $  8           $  6           $ 6
  Interest cost on projected
    benefit obligation.....................        11             10             9
  Return on plan assets..................           1            (16)           (7)
  Difference between actual and
    expected return on assets..............       (15)             3            (5)
  Net amortization.......................          (3)            (4)           (4)
                                                  ---            ---           ---
Total U.S. Plans.......................             2             (1)           (1)
U.K. Plan
  Service cost, benefits earned
    during the period......................         6              5             4
  Interest cost on projected
    benefit obligation.....................         2              2             2
  Return on plan assets..................          --            (10)           (3)
  Difference between actual and
    expected return on assets..............        (3)             8             1
  Net amortization.......................          --             --            --
                                                  ---            ---           ---
Total U.K. Plan                                     5              5             4
Other international plans                           5              3            --
                                                  ---            ---           ---
    Total pension expense                        $ 12           $  7           $ 3
                                                 ====           ====           ===

The following table provides the assumptions used in determining the projected benefit obligation for the U.S. Plans and the U.K. Plan as of January 31, 1995, January 31, 1994 and January 31, 1993:

                             January 31, 1995        January 31, 1994         January 31, 1993
                          ---------------------    ---------------------    ---------------------
                          U.S. Plans  U.K. Plan    U.S. Plans  U.K. Plan    U.S. Plans  U.K. Plan
- -------------------------------------------------------------------------------------------------
Weighted-average
  discount rate........        8.5%       9.0%         8.0%       9.0%          8.5%       9.0%
Rate of increase in
  future compen-
  sation levels........        5.0%       7.0%         5.0%       7.0%          5.0%       7.0%
Expected long-term
  rate of return on
  plan assets..........        9.0%       9.0%         9.0%       9.0%          9.0%       9.0%

                               PAGE | SEVENTY-TWO

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 8

EMPLOYEE BENEFIT PLANS
(continued)

The following table sets forth the funded status of the U.S. Plans and the U.K. Plan as of January 31, 1995 and January 31, 1994:

                                   January 31, 1995                   January 31, 1994
                            ------------------------------    --------------------------------
                                 U.S. Plans      U.K. Plan         U.S. Plans        U.K. Plan
                            ------------------   ---------    ------------------     ---------
                                       Supple-                           Supple-
                            Qualified   mental                Qualified   mental
(Dollars in Millions)            Plan    Plans                     Plan    Plans
- ----------------------------------------------------------    --------------------------------

Actuarial present
  value of vested
  benefit obligation.......    $(75)    $(19)    $(25)           $(71)    $(19)       $(20)
                               ====     ====     ====            ====     ====        ====

Accumulated benefit
  obligation...............    $(84)    $(34)    $(25)           $(80)    $(33)       $(20)

Effect of future
  salary increases.........     (22)     (12)      (6)            (23)      (9)         (5)
                                ---      ---      ---             ---      ---         ---

Projected benefit
  obligation...............    (106)     (46)     (31)           (103)     (42)        (25)

Plan assets at fair
  market value
  (primarily listed
  stocks and bonds)........     160       --       35             164       --          30
                                ---      ---      ---             ---      ---         ---

Projected benefit
  obligation (in excess
  of) or less than
  plan assets..............      54      (46)       4              61      (42)          5

Unrecognized net
  (gain) or loss...........      (9)      (2)     (11)            (18)      (1)        (10)

Unrecognized prior
  service cost.............      (1)      (1)      --               1       (4)         --

Unrecognized net
  (asset) obligation at
  January 1, 1987, net of
  amortization.............     (16)       5       --             (20)       6          --
                                ---      ---      ---             ---      ---         ---

Prepaid (accrued)
  pension cost at fiscal
  year-end.................    $ 28     $(44)    $ (7)           $ 24     $(41)       $ (5)
                               ====     ====     ====            ====     ====        ====


                              PAGE | SEVENTY-THREE

NOTE 9
INCOME TAXES

Effective February 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of the adoption of SFAS No. 109 was not material. The provision for income taxes consists of:

                                           Liability      Liability       Deferral
                                              Method         Method         Method
(Dollars in Millions)                           1994           1993           1992
- ----------------------------------------------------------------------------------
Current:

U.S. federal............................        $165           $266           $ (2)
U.S. state and local....................         142            175              9
Non-U.S.................................          20            239            386
                                                 ---            ---            ---
                                                 327            680            393
                                                 ---            ---            ---

Deferred:

U.S. federal............................         (75)          (161)           120
U.S. state and local....................         (64)           (97)            68
Non-U.S.................................          11             (8)          (298)
                                                 ---            ---            ---
                                                (128)          (266)          (110)
                                                 ---            ---            ---
                                                $199           $414           $283
                                                ====           ====           ====


The following table reconciles
the provision to the U.S. federal
statutory income tax rate:


                                           Liability      Liability       Deferral
                                              Method         Method         Method
(Dollars in Millions)                           1994           1993           1992
- ------------------------------------------------------------------------------------
U.S. federal statutory income tax rate ..         35.0 %         35.0 %         34.0 %

U.S. state and local income taxes, net of
  U.S. federal income tax benefits ......          8.5            4.2            6.4

Lower tax rates applicable to
  non-U.S. earnings......................         (9.1)          (5.7)          (4.1)

Reduced tax rate applied to dividends ...         (0.6)          (0.6)          (0.8)

Other ...................................         (0.3)           1.6            0.2
                                                  ----           ----           ----
                                                  33.5%          34.5%          35.7%
                                                  ====           ====           ====


Lower tax rates applicable to non-U.S. earnings include the benefit of foreign tax credits utilized against U.S. federal income taxes. The Company intends to permanently reinvest earnings of international subsidiaries or repatriate such earnings only when it is tax effective to do so. U.S. federal income taxes that would be payable upon repatriation are estimated to be $400 million.

                               PAGE | SEVENTY-FOUR

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

NOTE 9
INCOME TAXES
(continued)

Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities as of January 31, 1995 and January 31, 1994 are as follows:

                                                   January 31,         January 31,
(Dollars in Millions)                                     1995                1994
- ----------------------------------------------------------------------------------
Deferred tax assets:
  Employee benefit plans................                  $467                $429
  Accrued expenses not yet deductible
    for tax purposes....................                    51                  35
  Other.................................                    --                  13
                                                           ---                 ---
Total deferred tax assets...............                   518                 477
                                                           ---                 ---
Deferred tax liabilities
  Valuation of inventory, investments
    and receivables.....................                   260                 364
  Depreciation and amortization.........                    65                  54
  Other.................................                     6                  --
                                                           ---                 ---
Total deferred tax liabilities..........                   331                 418
                                                           ---                 ---
Net deferred tax assets.................                  $187                $ 59
                                                          ====                ====


The components of the provision for deferred income taxes for the year ended January 31, 1993 are as follows:



                                                                        Deferral Method
(Dollars in Millions)                                                  January 31, 1993
- ---------------------------------------------------------------------------------------
Valuation of inventory, investments and receivables...........               $ (15)
Employee benefits.............................................                 (89)
Other, principally accruals not deductible currently for
  tax purposes................................................                  (6)
                                                                              ----
                                                                             $(110)
                                                                             =====

Not included above are currency hedging-related income tax benefits of $72 million in fiscal 1994, $57 million in fiscal 1993 and $3 million in fiscal 1992, credited directly to the cumulative translation adjustments component of consolidated stockholders' equity. Also not included above are income tax benefits of $9 million in fiscal 1994, $13 million in fiscal 1993 and $17 million in fiscal 1992, attributable to the vesting of stock unit awards and the exercise of stock options, credited directly to paid-in capital; and $10 million in fiscal 1994, $8 million in fiscal 1993 and $7 million in fiscal 1992, attributable to stock unit and ESOP dividends, credited directly to retained earnings.

                               PAGE | SEVENTY-FIVE

NOTE 10
GEOGRAPHIC AREA DATA

The Company's business activities are highly integrated and constitute a single industry segment for purposes of SFAS No. 14. Total revenues, net revenues, income before taxes and identifiable assets of the Company's operations by geographic area are as follows:

                                                   Total Revenues                               Net Revenues
                                       ----------------------------------------   ----------------------------------------
                                       Fiscal Year  Fiscal Year    Fiscal Year    Fiscal Year   Fiscal Year    Fiscal Year
                                             Ended        Ended          Ended          Ended         Ended          Ended
                                       ----------------------------------------   ----------------------------------------
                                              1994         1993           1992           1994          1993           1992
                                       -----------------------------------------------------------------------------------
International

Europe..............................       $ 3,942      $ 4,617        $ 3,369        $   776       $ 1,466        $   814
Asia................................           603          468            392            475           396            308
                                             -----        -----         ------         ------        ------          -----
Total...............................         4,545        5,085          3,761          1,251         1,862          1,122



North America.......................         8,332        6,341          5,616          2,516         2,538          2,037
Eliminations........................        (3,501)      (2,250)        (1,995)          (266)         (244)          (139)
                                             -----        -----         ------         ------        ------          -----
Total...............................       $ 9,376      $ 9,176        $ 7,382        $ 3,501       $ 4,156        $ 3,020
                                           =======      =======        =======        =======       =======        =======

                                                 Income before Taxes                         Identifiable Assets
                                       ----------------------------------------   -----------------------------------------
                                       Fiscal Year  Fiscal Year    Fiscal Year    Fiscal Year   Fiscal Year    Fiscal Year
                                             Ended        Ended          Ended          Ended         Ended          Ended
                                       ----------------------------------------   -----------------------------------------
                                              1994         1993           1992           1994          1993           1992
                                       ------------------------------------------------------------------------------------
International

Europe..............................        $   11      $   720         $  280       $ 65,110      $ 63,279       $ 40,771
Asia................................            56           24             10         18,413        15,910          8,530
                                             -----        -----         ------         ------        ------         ------
Total...............................            67          744            290         83,523        79,189         49,301



North America.......................           527          456            503        120,360       100,483         92,027
Eliminations........................            --           --             --        (87,189)      (82,430)       (60,975)
                                             -----        -----         ------        -------        ------         ------
Total...............................        $  594      $ 1,200         $  793       $116,694      $ 97,242       $ 80,353
                                            ======      =======         ======       ========      ========       ========




Because of the international nature of the financial markets and the resulting geographic integration of the Company's business, the Company manages its business with a view to the profitability of the enterprise as a whole, and, as such, profitability by geographic area is not necessarily meaningful.

                               PAGE | SEVENTY-SIX

                                      MORGAN STANLEY GROUP INC. AND SUBSIDIARIES


NOTE 11

QUARTERLY RESULTS
(unaudited)

                                                  Fiscal 1993                                        Fiscal 1994
                             ------------------------------------------------    -------------------------------------------------
(Dollars in Millions,            First       Second        Third       Fourth        First       Second        Third       Fourth
Except Share Data)             Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter
- --------------------------  ------------------------------------------------------------------------------------------------------
Revenues:
 Investment banking.......       $  379       $  318       $  296       $  245       $  260       $  211       $  190       $  258

 Principal transactions:
  Trading.................          370          518          285          286          258          300          297          249
  Investments.............           11           18           92           37           10           23           82           24
 Commissions..............           91           91          101          110          119          112          104          114
 Interest and dividends...        1,282        1,478        1,573        1,327        1,561        1,525        1,714        1,606
 Asset management
  and administration......           52           64           67           75           81           89           95           85
 Other....................            1            3            5            1            3            2            3            1
- --------------------------   -----------------------------------------------------------------------------------------------------
 Total revenues...........        2,186        2,490        2,419        2,081        2,292        2,262        2,485        2,337
 Interest expense.........        1,135        1,343        1,386        1,156        1,404        1,349        1,575        1,547
- --------------------------   -----------------------------------------------------------------------------------------------------
 Net revenues.............        1,051        1,147        1,033          925          888          913          910          790
- --------------------------   -----------------------------------------------------------------------------------------------------
Expenses excluding interest:
 Compensation and
  benefits................          524          572          525          428          440          460          460          373
 Occupancy and
  equipment...............           58           62           64           64           68           74           79           82
 Brokerage, clearing and
  exchange fees...........           48           44           52           52           58           59           56           57
 Communications...........           24           24           26           26           29           28           31           34
 Business development.....           30           32           31           41           39           41           41           44
 Professional services....           26           30           30           34           41           39           41           43
 Other....................           23           24           29           33           29           30           32           40
 Relocation charge........           --           --           --           --           --           --           --           59
- --------------------------   -----------------------------------------------------------------------------------------------------
 Total expenses
  excluding interest......          733          788          757          678          704          731          740          732
- --------------------------   -----------------------------------------------------------------------------------------------------
Income before income
 taxes....................          318          359          276          247          184          182          170           58
Provision for income
 taxes....................          119          135           94           66           67           61           52           19
- --------------------------   -----------------------------------------------------------------------------------------------------
Net income................       $  199       $  224       $  182       $  181       $  117       $  121       $  118       $   39
==========================   =====================================================================================================
Earnings applicable to
 common shares (3)........       $  187       $  212       $  167       $  165       $  101       $  104       $  102       $   23
==========================   =====================================================================================================
Per common share:
 Primary earnings (1).....       $ 2.40       $ 2.77       $ 2.20       $ 2.18       $ 1.27       $ 1.31       $ 1.30       $ 0.29
 Fully diluted
  earnings (1)............       $ 2.29       $ 2.65       $ 2.10       $ 2.08       $ 1.22       $ 1.26       $ 1.25       $ 0.29
 Cash dividends...........       $ 0.27       $ 0.27       $ 0.27       $ 0.27       $ 0.30       $ 0.30       $ 0.30       $ 0.30
 Book value...............       $38.09       $40.27       $42.16       $46.14       $46.67       $47.52       $48.42       $49.77
Average common and
 equivalent shares (3)....   77,889,047   76,474,964   75,944,556   75,938,109   79,828,671   79,605,505   78,354,016   77,534,004

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