Form 10-K405, Exhibit 13
period 1995-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1996-02-26
CIK 789625

                                                                 Exhibit 13.1

================================================================================
MORGAN STANLEY GROUP INC. AND SUBSIDIARIES


NOTE 13  QUARTERLY RESULTS (UNAUDITED)

================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 Fiscal 1995(1)
                                     -------------------------------------------------------------------------------------------
                                               Month                  Quarter                   Quarter                  Quarter
                                               Ended                    Ended                     Ended                    Ended
 (Dollars in Millions,                       Feb. 28,                  May 31,                  Aug. 31,                 Nov. 30,
 Except Share Data)                             1995                     1995                      1995                     1995
                                     -------------------------------------------------------------------------------------------
 Revenues:
    Investment banking               $            80          $           273           $           355             $        503
    Principal transactions:
       Trading                                   114                      438                       352                      218
       Investments                                --                       (6)                       69                       39
    Commissions                                   37                      131                       130                      139
    Interest and dividends                       588                    1,742                     1,899                    1,710
    Asset management
       and administration                         31                       88                        96                       95
    Other                                          1                        1                         1                       --
                                     -------------------------------------------------------------------------------------------
       Total revenues                            851                    2,667                     2,902                    2,704
    Interest expense                             558                    1,656                     1,751                    1,536
                                     -------------------------------------------------------------------------------------------
    Net revenues                                 293                    1,011                     1,151                    1,168
                                     -------------------------------------------------------------------------------------------
 Expenses excluding interest:
    Compensation and benefits                    138                      475                       575                      607
    Occupancy and equipment                       27                       80                        84                       85
    Brokerage, clearing and
       exchange fees                              20                       66                        64                       61
    Communications                                11                       34                        31                       32
    Business development                          14                       34                        30                       32
    Professional services                         14                       40                        37                       40
    Other                                         11                       31                        32                       35
    Relocation charge                             --                       --                        --                       --
                                     -------------------------------------------------------------------------------------------
    Total expenses
       excluding interest                        235                      760                       853                      892
                                     -------------------------------------------------------------------------------------------
 Income before income
    taxes                                         58                      251                       298                      276
 Provisions for income taxes                      20                       85                        89                       89
                                     -------------------------------------------------------------------------------------------
 Net income                          $            38          $           166           $           209             $        187
                                     -------------------------------------------------------------------------------------------
 Earnings applicable to
    common shares(2)                 $            33          $           150           $           192             $        171
                                     -------------------------------------------------------------------------------------------
 Per common share:(3)
    Primary earnings(4)              $          0.22          $          0.95           $          1.23             $       1.08
    Fully diluted earnings(4)        $          0.21          $          0.91           $          1.17             $       1.04
    Cash dividends                   $            --          $          0.16           $          0.16             $       0.16
    Book value                       $         24.13          $         25.19           $         26.34             $      28.18
 Average common and
    equivalent shares(2)(3)              154,037,668              157,595,614               157,236,918              158,415,826
 Stock price range(3)(5)             $30 7/16-33 11/16        $33 1/16-39 13/16         $37 15/16-43 7/16         $41 7/8-49 3/4
--------------------------------------------------------------------------------------------------------------------------------



================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
                                                                             Fiscal 1994(1)
                                        ----------------------------------------------------------------------------------------
                                              Quarter                  Quarter                  Quarter                  Quarter
                                                Ended                    Ended                    Ended                    Ended
 (Dollars in Millions,                       April 30,                 July 31,                 Oct. 31,                 Jan. 31,
 Except Share Data)                              1994                     1994                     1994                     1995
                                        ----------------------------------------------------------------------------------------
 Revenues:
    Investment banking                  $         260            $         211            $         190            $         258
    Principal transactions:
       Trading                                    258                      300                      297                      249
       Investments                                 10                       23                       82                       24
    Commissions                                   119                      112                      104                      114
    Interest and dividends                      1,561                    1,525                    1,714                    1,606
    Asset management
       and administration                          81                       89                       95                       85
    Other                                           3                        2                        3                        1
                                        ----------------------------------------------------------------------------------------
       Total revenues                           2,292                    2,262                    2,485                    2,337
    Interest expense                            1,404                    1,349                    1,575                    1,547
                                        ----------------------------------------------------------------------------------------
    Net revenues                                  888                      913                      910                      790
                                        ----------------------------------------------------------------------------------------
 Expenses excluding interest:
    Compensation and benefits                     440                      460                      460                      373
    Occupancy and equipment                        68                       74                       79                       82
    Brokerage, clearing and
       exchange fees                               58                       59                       56                       57
    Communications                                 29                       28                       31                       34
    Business development                           39                       41                       41                       44
    Professional services                          41                       39                       41                       43
    Other                                          29                       30                       32                       40
    Relocation charge                              --                       --                       --                         59
                                        ----------------------------------------------------------------------------------------
    Total expenses
       excluding interest                         704                      731                      740                      732
                                        ----------------------------------------------------------------------------------------
 Income before income
    taxes                                         184                      182                      170                       58
 Provisions for income taxes                       67                       61                       52                       19
                                        ----------------------------------------------------------------------------------------
 Net income                             $         117            $         121            $         118            $          39
                                        ----------------------------------------------------------------------------------------
 Earnings applicable to
    common shares(2)                    $         101            $         104            $         102            $          23
                                        ----------------------------------------------------------------------------------------
 Per common share:(3)
    Primary earnings(4)                 $        0.64            $        0.66            $        0.65            $        0.15
    Fully diluted earnings(4)           $        0.61            $        0.63            $        0.63            $        0.15
    Cash dividends                      $        0.15            $        0.15            $        0.15            $        0.15
    Book value                          $       23.34            $       23.76            $       24.21            $       24.89
 Average common and
    equivalent shares(2)(3)               159,657,342               159,211,010              156,708,032             155,068,008
 Stock price range(3)(5)              $30 7/16-39 3/4          $27 13/16-31 1/8         $29 11/16-34 7/8         $27 5/8-32 9/16
--------------------------------------------------------------------------------------------------------------------------------


(1) Fiscal 1995's quarterly periods reflect the change in the Company's fiscal year-end (see Note 1). Since fiscal 1995 consists of the ten-month period from February 1, 1995 to November 30, 1995, the first quarter consists only of the results for the month ended February 28, 1995. Fiscal 1994's quarterly periods are presented based upon the previous fiscal year-end date.

(2)      Amounts shown are used to calculate primary earnings per share.

(3) Amounts shown have been retroactively adjusted to give effect for a two-for-one stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.

(4) Summation of the quarters' earnings per common share does not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

(5) Prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at November 30, 1995 approximated 1,235. The number of beneficial owners of common stock is believed to exceed this number.