Form 10-K405, Exhibit 13
period 1995-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1996-02-26
CIK 789625

                                                                    Exhibit 13.2

Selected Financial Data


                                           FISCAL
                                     PERIOD ENDED
                                      NOVEMBER 30,          FISCAL         Fiscal         Fiscal         Fiscal
                                             1995     PERIOD ENDED     Year Ended     Year Ended     Year Ended     Year Ended
                                       ANNUALIZED      NOVEMBER 30,    January 31,    January 31,    January 31,   December 31,
(Dollars in Millions)                  (UNAUDITED)            1995           1995           1994           1993           1991
Except Share and Employee Data)     -------------------------------------------------------------------------------------------
INCOME STATEMENT:                     (12 MONTHS)      (10 MONTHS)
Revenues:
  Investment banking                 $   1,453         $   1,211        $    919       $   1,238      $    965       $    823
  Principal transactions:
    Trading                              1,346             1,122           1,104           1,459           953          1,320
    Investments                            122               102             139             158           128             19
  Commissions                              525               437             449             393           312            271
  Interest and dividends                 7,127             5,939           6,406           5,660         4,814          4,181
  Asset management
    and administration                     372               310             350             258           200            160
  Other                                      4                 3               9              10            10             11
                                    -------------------------------------------------------------------------------------------
    Total revenues                      10,949             9,124           9,376           9,176         7,382          6,785
  Interest expense                       6,601             5,501           5,875           5,020         4,362          3,924
                                    -------------------------------------------------------------------------------------------
    Net revenues                         4,348             3,623           3,501           4,156         3,020          2,861
                                    -------------------------------------------------------------------------------------------
Expenses excluding interest
  Compensation and benefits             2,154              1,795           1,733           2,049         1,457          1,396
  Other                                 1,134                945           1,115             907           770            693
  Relocation charge                        --                 --              59              --            --             --
                                    -------------------------------------------------------------------------------------------
    Total expenses excluding
      interest                          3,288              2,740           2,907           2,956         2,227          2,089
                                    -------------------------------------------------------------------------------------------
Income before income taxes              1,060                883             594           1,200           793            772
Provision for income taxes                340                283             199             414           283            297
                                    -------------------------------------------------------------------------------------------
Net income                           $    720          $     600        $    395       $     786      $    510      $     475
                                    -------------------------------------------------------------------------------------------
Earnings applicable to
  common shares                      $    655          $     546        $    330       $     731      $    461      $     447
                                    -------------------------------------------------------------------------------------------
BALANCE SHEET:
Total assets                         $143,753           $143,753        $116,694       $  97,242     $  80,353      $  63,709
Total capital:                       $ 14,345           $ 14,345        $ 12,057       $   9,813     $   6,570      $   5,422
Stockholders' equity                 $  5,174           $  5,174        $  4,555       $   4,469     $   3,434      $   2,994
Long-term borrowings                 $  9,171           $  9,171        $  7,502       $   5,344     $   3,136      $   2,428
Average common and
  equivalent shares               156,912,678        156,912,678     157,793,216     152,416,576   156,247,600    150,794,762
PER COMMON SHARE:(3)
Primary earnings                     $   4.18           $   3.48        $   2.09       $    4.80     $    2.95      $    2.97
Fully diluted earnings               $   4.00           $   3.33        $   2.02       $    4.58     $    2.86      $    2.81
Cash dividends                       $   0.64(4)        $   0.48        $   0.60       $    0.54     $   0.478      $   0.398
Book value                           $  28.18           $  28.18        $  24.89       $   23.07     $   18.36      $   15.39
OTHER DATA:
Return on average
  common equity                          16.2%          $   16.2%(5)    $    8.8%           23.7%         17.6%          21.4%
Income tax rate                          32.0%              32.0%           33.5%           34.5%         35.7%          38.5%
Pre-tax margin                           24.4%              24.4%           17.0%           28.9%         26.3%          27.0%
Number of employees                     9,238              9,238           9,685           8,273         7,421          7,053
CHANGE FROM PRIOR YEAR:
Net revenues                             24.2%               3.5%          (15.8%)          37.6%          5.6%          32.5%
Net income                               82.3%              51.9%          (49.7%)          54.1%          7.4%          75.7%
Common stockholders'
  equity                                 15.9%              15.9%            2.1%           28.3%         22.3%          25.3%

     (1) Amounts shown are used to calculate primary earnings per share

     (2) Amounts exclude current portion of long-term borrowings

     (3) All share and per share amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend which became effective on January 26, 1996

     (4) Quarterly dividend annualized

     (5) Return on average common equity for fiscal period ended November 30, 1995 has been annualized

--------------------------------------------------------------------------------
FISCAL 1995 WAS A TEN-MONTH PERIOD RESULTING FROM THE CHANGE IN MORGAN
STANLEY'S FISCAL YEAR-END FROM JANUARY 31 TO NOVEMBER 30. THE INFORMATION PRESENTED FOR "FISCAL PERIOD ENDED NOVEMBER 30, 1995 ANNUALIZED" IS INTENDED TO FACILITATE MORE MEANINGFUL COMPARISON WITH THE FULL YEAR OPERATING RESULTS OF PRIOR YEARS.
--------------------------------------------------------------------------------