Form 10-K405, Exhibit 13
period 1995-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1996-02-26
CIK 789625

Page 26
                                                                    Exhibit 13.3

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS*

RESULTS OF OPERATIONS

The Company's business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products, the volatility and liquidity of trading markets, and the level of market activity. As a result, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a national and international nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; the availability of credit; inflation; and legislative and regulatory developments, as well as the size, number and timing of transactions or assignments (including realization of returns from the Company's principal and merchant banking investments). In addition, such factors also may have an impact on the Company's ability to achieve its strategic objectives, including (without limitation) profitable global expansion. The Company's results of operations also may be materially affected by competitive factors, including new entrants into the Company's traditional business activities and its ability to attract and retain highly skilled individuals and by the ability to cost-effectively develop and maintain the technology necessary to support its trading, clearing and risk management systems.

      After experiencing a difficult year in 1994, characterized by a significant decline in client activity, including decreased levels of worldwide debt and equity underwriting, the global securities industry benefited from improved market conditions in 1995. Slower economic growth, lower interest rates, improvements in productivity and expanding corporate profit margins propelled the U.S. equity markets to record levels. Additionally, low inflation, coupled with slower economic growth, sent bond prices surging and bond yields to their lowest point in nearly two years. Favorable conditions created by rising stock prices and falling interest rates continued through most of 1995, resulting in improved investment banking conditions.

      In addition, the Company benefited from a number of strategic investments in its businesses made in 1994, including investments in human and technological resources. The Company's expansion internationally continued to be productive, evidenced by the fact that approximately 50% of the Company's fiscal 1995 income before taxes was derived from non-U.S. locations. The Company's continued focus on cost-containment initiatives also contributed to its positive 1995 results as business development, professional service expenses and other expenses were reduced by approximately 9%, on an annualized basis. The Company's return on equity for fiscal 1995 (16.2% on an annualized basis) reflects, in part, returns on strategic investments as well as some progress with cost-containment initiatives.

      As the financial services industry continues to consolidate on a global basis, the Company continues to be committed to a long-term strategy of expanding and enhancing its franchise and presence. In January 1996, the Company completed its purchase of Miller Anderson & Sherrerd, LLP ("MAS"), a premier Philadelphia-based institutional investment management firm, to support the Company's long-term strategic goal of expanding recurring fee-based businesses.

      Although the Company's 1995 results recovered from the depressed levels of 1994, maintaining business activity in areas such as mergers and acquisitions and product profit margins as well as cost control, the results of risk management and effective resource allocation will continue to affect the overall financial results of the Company.

      For a description of the Company's business, including its trading in cash instruments and derivative products, its merchant banking and other principal investment activities, and its high-yield underwriting and trading policies, and their respective risks, see Part I, Item I, of the Company's Annual Report on Form 10-K for the fiscal period ended November 30, 1995 ("Form 10-K").

--------------------------------------------------------------------------------
* Except for the historical information contained herein, this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that discuss the risks and uncertainties involved in the Company's business, including (without limitation) the risks and uncertainties set forth herein.

--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT

      In February 1995, the Board of Directors approved a change in the Company's fiscal year-end from January 31 to November 30, effective for the current fiscal period. The discussion which follows compares the results of operations for fiscal 1995 (the ten-month period from February 1, 1995 to November 30, 1995) with those for fiscal 1994 (the twelve-month period from February 1, 1994 to January 31, 1995). Since fiscal 1995 consists of a ten-month reporting period, results of operations for this period are not directly comparable with the financial results of prior fiscal years.

FISCAL 1995 COMPARED WITH FISCAL 1994

---------------------------------------------------------------------------------------

REVENUES AND EARNINGS
---------------------------------------------------------------------------------------
                                                          FISCAL 1995       Fiscal 1994
                                                           (10 MONTHS        (12 Months
                                                                ENDED             Ended
 (Dollars in Millions)                                  NOV. 30, 1995)    Jan. 31, 1995)
                                                        -------------------------------
 Total revenues                                                $9,124            $9,376

 Net revenues (total revenues less interest expense)           $3,623            $3,501

 Total expenses excluding interest                             $2,740            $2,907

 Income before taxes                                           $  883            $  594

 Net income                                                    $  600            $  395
---------------------------------------------------------------------------------------


      The Company's fiscal 1995 revenues and earnings reflect a strong global market for mergers and acquisitions, improved sales and trading results primarily driven by increased customer trading volume, and a reduction in business development and professional services expenses resulting from the Company's cost-control initiatives. These results were partially offset by increased costs for incentive-based compensation and occupancy and equipment expenses related to the Company's relocation to its New York headquarters at 1585 Broadway.

      The Company's fiscal 1995 effective income tax rate of 32% was below its fiscal 1994 and fiscal 1993 rates of 33.5% and 34.5%, respectively, reflecting, in part, a more favorable mix of earnings in lower tax rate jurisdictions.

------------------------------------------------------------------------------

INVESTMENT BANKING REVENUES
------------------------------------------------------------------------------
                                                FISCAL 1995        Fiscal 1994
                                                 (10 MONTHS         (12 Months
                                                      ENDED              Ended
 (Dollars in Millions)                        NOV. 30, 1995)     Jan. 31, 1995)
                                              --------------------------------
 Debt underwriting revenues                          $  364               $176

 Equity underwriting revenues                           371                364

 Advisory fees from merger, acquisition
    and restructuring transactions                      476                379
                                              --------------------------------

 Total investment banking revenues                   $1,211               $919
------------------------------------------------------------------------------


      Investment banking revenues increased due to significantly higher levels of merger and acquisition revenues and increased debt and equity underwriting revenues, reflecting a higher level of debt and equity financing activity as well as a stronger market share resulting from strategic investments made in personnel during 1994 to strengthen client service capabilities.

Page 28
--------------------------------------------------------------------------------


FISCAL 1995 COMPARED WITH FISCAL 1994
(CONTINUED)

      Financial advisory fees from merger, acquisition and restructuring transactions, areas in which the Company maintains a strong global franchise, benefited from an active worldwide market. The increase in advisory revenues was due in part to the broad range of strategic advisory services provided to clients in many of the year's most active industry sectors, including banking and other financial services, media, telecommunications, health care and technology.

      Equity financing activity was positively affected by favorable market conditions in both the U.S. and Europe, which included continued strong demand for initial public offerings, increased corporate restructurings, diminished concerns about inflation and lower interest rates. The Company increased its market share for worldwide equity underwriting and lead-managed a number of innovative and notable transactions.

      The increase in debt financing activity reflected favorable market conditions and a more stable interest rate environment as the Federal Reserve Board held short-term interest rates constant in the first half of the year and subsequently reduced short-term interest rates in July as economic growth and inflation remained stable. Debt underwriting generated primary revenues from fixed income derivative products of $101 million as compared with $61 million in fiscal 1994, resulting from increased financing activity by corporations and sovereign governments, coupled with increased investor demand for structured investments.

--------------------------------------------------------------------------

 SECONDARY REVENUES
--------------------------------------------------------------------------
                                          FISCAL 1995          Fiscal 1994
                                           (10 MONTHS           (12 Months
                                                ENDED                Ended
 (Dollars in Millions)                  NOV. 30, 1995)       Jan. 31, 1995)
                                        ----------------------------------
 Principal trading revenues:

    Equities                                   $  409               $  510

    Fixed income                                  489                  347

    Foreign exchange                              156                  148

    Commodities                                    68                   99
                                        ----------------------------------

 Total principal trading revenues               1,122                1,104

 Commissions revenues                             419                  414

 Net interest revenues                            396                  368
                                        ----------------------------------

 Total secondary revenues                      $1,937               $1,886
--------------------------------------------------------------------------


      Secondary revenues (combined principal trading and trading-related commissions and net interest revenues) and principal trading revenues, including from derivatives, both improved. The increase in secondary revenues primarily reflected improved revenues from trading in equity and fixed income products. For a discussion of the Company's derivative trading activities, see "Derivative Financial Instruments" herein.

      Equity trading revenues, which reached record levels in fiscal 1994, remained strong, reflecting increased customer-driven activity as most major global equity markets rallied, positively impacting revenues from virtually all types of cash and derivative products. Options and futures benefited from relatively higher volatilities and increased trading volumes.

      Fixed income trading revenues were positively affected by increased trading volumes as investors returned to the fixed income markets after 1994's difficult trading environment. The Company's global corporate, emerging market and high-yield activities produced substantially higher revenue levels as conditions stabilized globally, including Mexico and the emerging markets.

      Revenues from foreign exchange trading improved, primarily attributable to periods of increased volatility in the first half of 1995, most notably in U.S. dollar/deutsche

Page 29
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT


mark and U.S. dollar/yen, as well as the subsequent strengthening of the U.S. dollar versus the yen and the deutsche mark during the latter half of 1995.

      Revenues from commodities trading declined, resulting from difficult market conditions in most energy-related products.

      Principal transaction investment revenues aggregating $102 million were recognized in fiscal 1995 as compared with $139 million in fiscal 1994, including revenues related to the increase in the carrying value of the Company's merchant banking investment in Southern Pacific Rail Corporation and several real estate investments.

      Commission revenues strengthened, primarily reflecting higher levels of activity throughout the ten-month period as market participation by investors increased. Additionally, increased primary equity activity contributed toward higher volumes in secondary markets.

      Interest and dividend revenues and expense are a function of the level and mix of total assets, including financial instruments owned and resale and repurchase agreements, and the prevailing level, term structure and volatility of interest rates. In fiscal 1995, the continuing effect of a flat yield curve in the U.S. had a negative impact on the Company's net interest and dividend revenues. Interest and dividend revenues and expense should be viewed in the broader context of principal trading results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales.

------------------------------------------------------------------------------------------------

 ASSET MANAGEMENT AND ADMINISTRATION
------------------------------------------------------------------------------------------------
                                                                  FISCAL 1995        Fiscal 1994
                                                                   (10 MONTHS         (12 Months
                                                                        ENDED              Ended
 (Dollars in Millions)                                          NOV. 30, 1995)     Jan. 31, 1995)
                                                                --------------------------------
 Asset management and administration revenues                            $310               $350
------------------------------------------------------------------------------------------------

 (Dollars in Billions)

 Customer assets under management (at fiscal year-ends)                  $ 55               $ 49
                                                                --------------------------------

 Customer assets under administration (at fiscal year-ends)              $111               $ 90
------------------------------------------------------------------------------------------------

      Asset management and administration revenues, which include fees for asset management and non-interest revenues earned from correspondent clearing and custody services, reflected growth in both asset management activities and global clearing and custody services resulting from the Company's continuing strategic emphasis on these businesses. Customer assets under management increased, reflecting appreciation in the value of customer portfolios, particularly in equity funds, as well as continued growth in international and emerging market funds. Customer assets under administration increased, primarily reflecting additional assets placed under custody with the Company, as well as appreciation in the value of customer portfolios.

      Subsequent to November 30, 1995, the Company completed its purchase of MAS, an institutional investment manager with a domestic focus. The purchase price was approximately $350 million, payable in a combination of cash, notes and stock of the Company. On a pro forma basis, the combination of MAS with the Company's asset management business would have increased the Company's assets under management at November 30, 1995 to approximately $90 billion.

Page 30
--------------------------------------------------------------------------------



FISCAL 1995 COMPARED WITH FISCAL 1994
(CONTINUED)

-----------------------------------------------------------------------------------------------------------------
 Expenses Excluding Interest

-----------------------------------------------------------------------------------------------------------------
                                               (Dollars in Millions)                   (Dollars in Thousands)
-----------------------------------------------------------------------------   ---------------------------------
                                                                                   FISCAL 1995        Fiscal 1994
                                           FISCAL 1995          Fiscal 1994         (10 MONTHS         (12 Months
                                            (10 MONTHS           (12 Months              ENDED              Ended
                                                 ENDED                Ended      NOV. 30, 1995)     Jan. 31, 1995)
                                                                                 --------------------------------
                                         NOV. 30, 1995)       Jan. 31, 1995)      PER EMPLOYEE       Per Employee
                                         ------------------------------------------------------------------------
 Compensation and benefits                      $1,795               $1,733               $194               $179

 Occupancy and equipment                           276                  303                 30                 31

 Brokerage, clearing and

    exchange fees                                  211                  230                 23                 24

 Communications                                    108                  122                 12                 13

 Business development                              110                  165                 12                 17

 Professional services                             131                  164                 14                 17

 Other                                             109                  131                 12                 14

 Relocation charge                                --                     59                --                   5
                                         ------------------------------------------------------------------------
 Total expenses excluding interest              $2,740               $2,907               $297               $300
-----------------------------------------------------------------------------------------------------------------


      Fiscal 1995's total non-interest expenses decreased from prior-year levels, primarily due to the Company's change in fiscal year-end, resulting in a ten-month fiscal period. For a more meaningful comparison with non-interest expense of prior fiscal years, fiscal 1995 non-interest expenses are discussed below on an annualized basis. Total non-interest expenses increased in fiscal 1995 on an annualized basis. Within that category, employee compensation and benefits expense increased, reflecting increased levels of incentive compensation based on higher revenues and earnings, as well as the annualized impact of salaries and benefits relating to additional personnel hired during 1994. Excluding fiscal 1994's non-recurring relocation charge discussed below, other non-interest expenses increased marginally on an annualized basis. Occupancy and equipment expenses increased $28 million on an annualized basis, principally reflecting costs associated with the Company's New York relocation. Brokerage, clearing and exchange fees increased $23 million on an annualized basis, reflecting increased trade volumes, both domestically and in Europe, business mix changes and the continued growth in the international component of the Company's sales and trading activities. These increases in non-interest expenses on an annualized basis were substantially offset, however, as business development and professional service expenses decreased $40 million on an annualized basis, reflecting significantly lower recruiting and travel costs directly related to the Company's cost-containment initiatives.

      Fourth quarter fiscal 1994 expenses include a pre-tax relocation charge of $59 million relating to the Company's decision to vacate much of its New York City office space at 1251 Avenue of the Americas and to relocate staff formerly occupying that space to a new headquarters building at 1585 Broadway. The charge includes both the remaining post-move lease commitment (expiring in 1998) and the write-off of the remaining net book value of improvements at the old site. The relocation charge also includes similar charges relating to the Company's move of its Tokyo office to newly leased space in 1996; the Tokyo-related provision consists largely of the write-off of improvements and restoration costs for the space being vacated. As of November 30, 1995, approximately $33 million of costs relating to the relocation charge have yet to be expended.

Page 31
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT


FISCAL 1994 COMPARED WITH FISCAL 1993

The Company's fiscal 1994 revenues and earnings reflect an industry-wide decline in client activity, particularly in fixed income products, driven by rising interest rates and inflation concerns. Amounts for fiscal 1993 are given in parentheses.

      Revenues net of interest expense (net revenues) declined 16% to $3,501 million ($4,156 million), and net income totaled $395 million ($786 million), a decline of 50%, reflecting non-interest expenses which generally remained at prior-year levels despite the decline in revenues.

      Investment banking revenues decreased 26% to $919 million ($1,238 million), reflecting significantly reduced revenues from debt financing activity, which were partially offset by increased revenues from merger, acquisition and restructuring assignments.

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

      Equity trading revenues rose 25% to $510 million ($407 million), reflecting strong client-driven revenues arising from a wide range of cash and structured equity products in the international markets in which the Company operates.

      Fixed income trading revenues, which declined 56% to $347 million ($788 million), were adversely affected by reduced client activity driven by the difficult market conditions discussed above. Uncertainty over the direction of interest rates and a reduced flow of new issues into the secondary markets coupled with downward pressure on prices discouraged client-driven sales and trading activity. In December 1994 and January 1995, the devaluation of the Mexican peso and concerns over Russia's economy created very difficult conditions in emerging markets. This resulted in lower revenue levels in the Company's global corporate, emerging market and high-yield activities. U.S. government debt, foreign sovereign debt, and interest rate and currency swap-trading activities were not as adversely impacted and therefore comprised a more significant percentage of fixed income trading revenues in 1994.

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

Page 32
--------------------------------------------------------------------------------



FISCAL 1994 COMPARED WITH FISCAL 1993
(CONTINUED)

      Commission revenues increased 14% to $449 million ($393 million), principally reflecting increased customer activity in the global markets for equity securities as well as customer activity in new markets, such as Latin America and Southeast Asia. Note that customer activity results in principal trading and interest revenues as well as commissions.

      Net interest and dividend revenues decreased 17% to $531 million ($640 million), primarily resulting from a substantial flattening of the U.S. yield curve as short-term rates rose faster than long-term rates throughout much of 1994. The resulting decline in interest rate spreads adversely affected the profitability of the Company's spread-sensitive businesses, and the flatter yield curve substantially reduced the savings from the Company's use of swaps to effectively convert much of its fixed rate debt to floating rate debt (see Note 3 to the Consolidated Financial Statements). Interest and dividend revenues rose 13% to $6,406 million ($5,660 million), and interest expense increased 17% to $5,875 million ($5,020 million), principally reflecting growth in interest-bearing assets and liabilities. As noted above in the comparison of fiscal 1995 with fiscal 1994, interest and dividend revenues and expense reflect principal trading strategies and should be viewed in the broader context of principal trading and investment banking results.

      Asset management and administration revenues increased 36% to $350 million ($258 million), reflecting growth in both asset management activities and global clearing and custody services resulting from the Company's strategic emphasis on these businesses. Customer assets under management increased 4% to $49 billion ($47 billion), reflecting continued growth in international and emerging market funds. Customer assets under administration increased 25% to $90 billion ($72 billion), primarily reflecting additional assets placed under custody with the Company.

      Despite a 17% year-over-year strategically planned increase in the number of employees (from 8,273 at January 31, 1994 to 9,685 at January 31, 1995), total non-interest expenses fell marginally, to $2,907 million ($2,956 million). Within that total, employee compensation and benefits expense decreased 15% to $1,733 million ($2,049 million), due in part to reduced levels of incentive compensation based on lower revenues and earnings. Other non-interest expenses, excluding the $59 million non-recurring relocation charge, increased 23% to $1,115 million ($907 million). Business development and professional service expenses increased $75 million, reflecting significantly increased recruiting and travel costs directly related to the strategic growth of the Company's business in existing markets and global expansion into new markets. Occupancy and equipment expenses increased $55 million, reflecting incremental space costs related to growth in the number of employees and global expansion, as well as significantly greater spending for technology equipment. Brokerage, clearing and exchange fees increased $34 million, reflecting increased trade volumes, business mix changes and the growing international component of the Company's sales and trading activities.

LIQUIDITY AND CAPITAL RESOURCES

THE BALANCE SHEET

The Company's total assets increased from $116.7 billion at January 31, 1995 to $143.8 billion at November 30, 1995, primarily reflecting growth in financial instruments owned, resale and repurchase agreements, and securities borrowed. The growth is primarily attributable to the Company's fixed income activities, most notably U.S. government securities and reverse repurchase agreements used in both financing activities and in the Company's matched book activities. Corporate equities inventory increased due to continued client demand for such securities. Securities borrowed also rose during 1995, reflecting an increase in collateralized lending to facilitate customer activity. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. Balance sheet leverage ratios are often

Page 33
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT


reviewed by counterparties and creditors in order to evaluate a securities firm's overall financial risk. Details of ending assets, month-end average assets and leverage ratios for fiscal 1995 and fiscal 1994 are as follows:


                      [One Pie Chart--See EDGAR Appendix]


------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                               Fiscal 1995                          Fiscal 1994
                                    ------------------------------       -----------------------------
                                       Assets at           Average         Assets at           Average
                                    November 30,        Assets for       January 31,        Assets for
 (Dollars in Millions)                      1995       Fiscal 1995              1995       Fiscal 1994
                                    ------------------------------------------------------------------
 Cash, deposits and receivables         $ 10,286          $ 12,690          $ 12,104          $ 14,299

 Financial instruments owned              58,600            52,387            47,109            49,236

 Securities purchased under
    agreements to resell and
    securities borrowed                   72,955            66,539            55,955            64,921

 Property, equipment and
    leasehold improvements
    and other assets                       1,912             1,725             1,526             1,626
                                    ------------------------------------------------------------------

 Total assets                           $143,753          $133,341          $116,694          $130,082
                                    ------------------------------------------------------------------

 Leverage ratios:

 Total assets/equity                       27.8x             27.8x             25.6x             29.0x

 Net assets(1)/equity                      18.9x             18.6x             17.7x             19.4x
---------------------------------------------------------------------------------------------------------------------------

(1) Net assets represent total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase.

FUNDING AND CAPITAL POLICIES

The Company's Finance and Risk Committee, which includes senior officers from each of the major capital commitment areas, among other things, establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. See also "Risk Management" herein. The primary goal of the Company's funding and liquidity

Page 34
--------------------------------------------------------------------------------



LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)

activities is to ensure the stability of the Company's funding base and provide adequate financing sources over a wide range of potential credit ratings and market environments.

      Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting, principal investments, merchant banking activities and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes that it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements, asset mix, leverage considerations and earnings volatility.

      The Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company returns internally generated equity capital which is in excess of the needs of its businesses through common stock repurchases and dividends.

      The Company funds its balance sheet on a global basis. The Company's funding needs are satisfied from capital, including equity and long-term debt; medium-term notes; internally generated funds; repurchase agreements; U.S., Canadian, French and Euro commercial paper; letters of credit; unsecured bond borrows; German Schuldschein loans; securities lending; buy/sell agreements; municipal reinvestments; master notes; deposits; and committed and uncommitted lines of credit. All repurchase transactions and a portion of the Company's bank borrowings and securities lending are made on a collateralized basis.

      The Company practices a funding strategy which is designed to ensure that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S., Euro or Asian money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions (see
Note 2 to the Consolidated Financial Statements).

      The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies. The volume of the Company's borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of the Company's securities inventories and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and overall availability of credit to the securities industry. Pursuant to its liquidity policy, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. In addition, the Company has in place a contingency funding strategy which provides a comprehensive one-year action plan in the event of a severe funding disruption; the plan is updated annually.

      The Company continually seeks to expand its global secured borrowing capacity. In support of this strategy, Morgan Stanley & Co. Incorporated ("MS&Co."), the Company's U.S. broker-dealer subsidiary, maintains a master collateral facility. This facility enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. Morgan Stanley & Co. International Limited ("MSIL"), the Company's U.K. broker-dealer subsidiary, can secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements.

      The Company views long-term debt as a stable source of funding for core inventories and illiquid assets and therefore maintains a long-term debt-to-capitalization ratio of at least 60% based upon the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and inventories and all current assets are financed with a combination of short-term funding, floating rate long-term debt, or fixed rate debt swapped to a floating basis. The Company uses derivative products (primarily interest rate and currency swaps) to assist in asset

--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT



and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

      The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of financing is generally dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions. The Company's short-term and long-term senior debt ratings as of January 31, 1996 are as follows:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    Short-Term         Long-Term
Agency                                                  Rating            Rating
--------------------------------------------------------------------------------
Moody's Investor's Services                                 P1                A1

Standard & Poor's                                           A1+               A+

IBCA                                                        A1+              AA-

Thomson BankWatch                                         TBW1                AA

Dominion Bond Rating Service (1)                    R1 (Middle)              n/a
--------------------------------------------------------------------------------

(1) Dominion Bond Rating Service rates the Company's Canadian commercial paper program.

      On November 13, 1995, Standard & Poor's Corporation ("S&P") affirmed the short- and long-term ratings of the Company. In addition, noting the improved conditions in the securities industry, the Company's diversified lines of business, global market position and ability to control expenses, S&P revised the long-term rating outlook for the Company from negative to stable.

      As the Company continues its global expansion and as revenues are increasingly derived from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in a number of different currencies because weakness in any particular currency is often offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

FISCAL 1995 AND SUBSEQUENT ACTIVITY

During the fiscal year ended November 30, 1995, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps resulted in a net increase in capital of $2,288 million to $14,345 million at November 30, 1995. The additions to capital included net issuances of senior notes and subordinated debt aggregating $1,720 million (including the Notes described below). As of November 30, 1995, the aggregate outstanding principal amount of the Company's Senior Indebtedness (as defined in the Company's public debt shelf registration statements) was approximately $18.5 billion. The Company filed a shelf registration statement which became effective in March 1995 for up to $4 billion of additional debt securities, warrants to purchase debt securities, preferred stock and depositary shares.

      In fiscal 1995, MS&Co. issued approximately $263 million of Series C, $96 million of Series D, $82 million of Series E and $25 million of Series F subordinated notes due in 2001, 2003, 2006 and 2016, respectively (collectively, the "Notes"), to a group of institutional investors. The Notes have been structured to qualify as regulatory capital for purposes of the net capital rule of the Securities and Exchange Commission. In December 1995, an additional $50 million of Series C notes was issued.

      In fiscal 1995, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 9.00%, 8.40% and 8.20% Capital Units in an aggregate amount of approximately $513 million. Each Capital Unit consists of
(a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract

Page 36
--------------------------------------------------------------------------------



LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)

issued by the Company requiring the holder to purchase one Depositary Share representing ownership of a 1/8 interest in a share of the Company's 9.00%, 8.40% and 8.20% Cumulative Preferred Stock, respectively.

      Between November 30, 1995 and January 31, 1996, additional debt obligations (all of which were senior notes) aggregating approximately $524 million were issued. These notes have a weighted average coupon rate of 5.8% and maturities from 1997 to 2011.

      The Company maintains a senior revolving credit agreement with a group of banks. Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date.

      The Company also maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. As part of this facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. Subsequent to November 30, 1995, the credit agreement was renewed with the commitment increased to $1.25 billion.

      Subsequent to November 30, 1995, the Company established a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements. Such banks are committed to provide up to an aggregate of $1.25 billion available in twelve major currencies for up to 364 days. Any amounts outstanding on the commitment termination date may, at MSIL's option, be extended to mature on or before the first anniversary of the commitment termination date.

      There were no borrowings outstanding under any of the foregoing credit, collateral or committed financing facilities at November 30, 1995; however, the Company anticipates utilizing these facilities for short-term funding from time to time (see Note 2 to the Consolidated Financial Statements).

      During the fiscal year ended November 30, 1995, the Company repurchased shares of its common stock at an aggregate cost of $103 million. On January 4, 1996, the Board of Directors authorized the purchase, in the open market or otherwise, subject to market conditions and certain other factors, of an additional $400 million of the Company's common stock. Common stock repurchases between November 30, 1995 and January 31, 1996 aggregated $303 million; the unused portion of its stock repurchase authorization at such date was approximately $310 million. The Company also issued shares of common stock pursuant to employee compensation plans (see Note 8 to the Consolidated Financial Statements).

      Certain assets of the Company, such as real property, equipment, leasehold improvements, certain equity investments made in connection with the Company's merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products, are not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of November 30, 1995, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $156 million, and its aggregate investment in publicly held companies was $242 million.

      In its capacity as an underwriter of and as a market-maker in mortgage-backed securities, collateralized mortgage obligations and related instruments, and as a market-maker in commercial, residential and real estate loan products, the Company takes positions in market segments where liquidity can vary greatly from time to time. The carrying value of such financial instruments traded in markets currently experiencing lower levels of liquidity approximated $1,169 million at November 30, 1995.

      In addition, at November 30, 1995, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was

Page 37
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT



$1,264 million (a substantial portion of which was subordinated debt) with not more than 7%, 12% and 9% of all such securities, loans and instruments attributable to any one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

      The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1995 approximately $209 million in connection with its merchant banking and other principal investment activities, and an estimated $80 million for fit-out and related costs associated with its buildings located in New York City and Tokyo. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its merchant banking and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

      Subsequent to November 30, 1995, the Company formed Morgan Stanley Bridge Fund, LLC ("MSBF"), a bridge facility with $600 million in aggregate investment capacity (including $150 million available from the Company), that will provide financing, consisting primarily of subordinated loans or debt financing to clients that require commitments on a timely basis, generally in connection with strategic and financial acquisitions, leveraged buyouts, recapitalizations and other special situations. Such financing will generally be provided in connection with the Company's investment banking and merchant banking activities.

      The Company also has plans to become active in the senior syndicated lending area in connection with its investment banking activities.

      The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 3 and 5, respectively, to the Consolidated Financial Statements. See also "Derivative Financial Instruments" herein.

REGULATORY CAPITAL REQUIREMENTS

MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the Securities and Exchange Commission and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the Financial Resources Requirements of the SFA. Morgan Stanley Japan Limited ("MSJL"), a Tokyo-based broker-dealer, is regulated by the Japanese Ministry of Finance. MS&Co., MSIL and MSJL have consistently operated in excess of their respective regulatory requirements (see Note 7 to the Consolidated Financial Statements).

      Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary through which the Company conducts some of its derivatives activities, has established certain operating restrictions which have been reviewed by various rating agencies.

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

Page 38
--------------------------------------------------------------------------------


LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)

      A significant portion of the Company's business is conducted in currencies other than the U.S. dollar. Non-U.S. dollar assets typically are financed by direct borrowing or swap-based funding in the same currency. Changes in foreign exchange rates affect non-U.S. dollar revenues as well as non-U.S. dollar expenses. Those foreign exchange exposures that arise and are not hedged by an offsetting foreign currency exposure are actively managed by the Company to minimize risk of loss due to currency fluctuations.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates or commodity or equity instruments and indices. All of the Company's trading-related business units use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 5 to the Consolidated Financial Statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall business unit profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" herein). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to losses from market, credit and other risks.


                      [One Pie Chart--See EDGAR Appendix]


      The total notional value of derivative trading contracts outstanding as of November 30, 1995 was $985 billion (as compared with $835 billion as of January 31, 1995). While these amounts are an indication of the Company's degree of use of derivatives for trading purposes, they do not represent the Company's exposure to any market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or

Page 39
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT


commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Total fair value outstanding as of November 30, 1995 was $8.0 billion. Approximately 79% of that credit risk exposure was with counterparties rated single-A or better, and another 3% was fully collateralized (see Note 5 to the Consolidated Financial Statements).

      The Company also uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

      The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. In 1994, the Company established Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary, to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities such as the International Swaps and Derivatives Association Inc. (ISDA), the Group of 30 and the U.S. securities firms' Derivatives Policy Group, provides leadership in the development of derivative policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.

RISK MANAGEMENT

Risk is an inherent part of the Company's businesses and activities, and the extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its activities is critical to its soundness and profitability. The Company seeks to maintain a broad-based portfolio of business activities to help reduce the impact that volatility in any particular area or related areas may have on its net revenues as a whole. From an operational perspective, the Company seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, the principal risks involved in each area of business activity: market risk, credit risk, operational risk and legal risk.

      Risk management at the Company is an integrated process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the financial services business, the Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review, modification and revision.

      The Company has developed a multi-tiered approach for monitoring and managing its risk. The Finance and Risk Committee, authorized by the Company's Board of Directors, is chaired by the Company's Chief Financial Officer and composed of senior officers with familiarity and expertise in dealing with risk management principles. It establishes the overall risk management policies of the Company and reviews the Company's performance relative to these policies (see also "Liquidity and Capital Resources - Funding and Capital Policies"). The Firm Risk Manager heads the Firm Risk Management Group (described below) and assists senior management and the Finance and Risk Committee in establishing, monitoring and controlling the Company's overall risk profile. With respect to the Company's major trading businesses, division risk managers monitor and manage positions, set the overall division risk profile on a worldwide basis within established market risk limits, review major trading positions and strategies, and report unusual market and position events. Desk risk managers perform similar functions with respect to a product area or particular product at the business unit and trading desk level.

      The Firm Risk Management Group, which has operational responsibility for identifying, monitoring and reporting to senior management on the Company's exposure to risk, consists of three departments that are all independent of the Company's business areas: the Market Risk Department monitors the Company's market risk profile on a worldwide basis, which includes all divisional, geographic and product-line market risks; the Credit Department manages and monitors counterparty exposure limits on a worldwide basis; and the Internal Audit

Page 40
--------------------------------------------------------------------------------



RISK MANAGEMENT
(CONTINUED)

Department, which also reports to the Audit Committee of the Board of Directors, assesses the Company's operations and control environment through periodic examinations of business and operational areas.

      Other departments within the Company that also are independent of the Company's business areas and are actively involved in monitoring the Company's risk profile include: Controllers, Corporate Treasury, Information Technology, Legal and Compliance, Tax and Operations. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of the various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

      The Company also has certain commitment committees, composed of a cross section of the Company's senior officers from various disciplines, that are involved in managing and monitoring the risks associated with the Company's diverse businesses. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk and evaluate the potential revenues and risks involved with respect to a particular transaction.

      The Company manages the various risks associated with its activities on a Company-wide basis, on a divisional level worldwide and on an individual product basis. Specific market risk guidelines and limits have been approved for the Company and each trading division of the Company worldwide by the Finance and Risk Committee and discrete market limits are assigned to business units and trading desks within trading areas which are compatible with the trading division limits. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. The Company also regularly uses a variety of measures to help reduce and control the market risk associated with its market-making and proprietary trading activities.

      The Finance and Risk Committee has also approved Company-wide credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit limits based on the credit guidelines have also been approved by the Finance and Risk Committee for each type of counterparty (by rating category) as well as certain inventories of high-yield and emerging market debt. The Company manages the credit exposure relating to its trading activities by monitoring the creditworthiness of counterparties and credit limits on an ongoing basis; entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances; and limiting the duration of exposure.

      In addition, the Company's Controllers and Operations Departments monitor position, profit/loss and balance sheet information through reconciliation procedures, and business unit profitability, position market prices and aged positions are analyzed. The Company also has established legal standards and procedures on a worldwide basis that are designed to ensure compliance with all applicable statutory and regulatory requirements.

      For a detailed discussion of the Company's risk management policies and procedures, see Item I, Part I, of the Form 10-K.

      The Company's division risk managers and the Market Risk Department evaluate the impact of historical changes in market conditions on the value of the Company's financial instrument portfolios in order to determine the potential gains or losses that would arise from normal and abnormal movements in interest rates, foreign exchange rates, equity prices and commodity prices. This quantification of potential gains and losses under varying scenarios and situations is an integral component of the Company's risk management procedures. The hypothetical results of these analyses, however, are not necessarily indicative of future results.

      Historical results, while also not indicative of future results, provide a more meaningful measure of the Company's effectiveness in managing the risks inherent in its various businesses, including market risks related to its global portfolios of financial instruments. The diversification of the Company's activities within and across business lines and prudent risk management have helped the Company reduce volatility in net revenues. The Company's under-

Page 41
--------------------------------------------------------------------------------
                                               MORGAN STANLEY 1995 ANNUAL REPORT



writing and sales and trading businesses (which include fixed income, equity, commodities and foreign exchange) historically have been more volatile than its fee-based businesses (which include investment banking advisory services, securities services and asset management).

      The Company's performance in mitigating volatility is demonstrated by the following weekly distribution of its underwriting and sales and trading net revenues for fiscal 1995 and fiscal 1994.


                      [One Bar Chart--See EDGAR Appendix]


      The bars represent the number of weeks in which net revenues from each activity fell within a particular range.

      The Company's management of the volatility in revenues from its underwriting and sales and trading activities is complemented by its continuing strategic emphasis on more stable fee-based businesses. The Company's recent record of lower volatilities and continuing growth in these fee-based businesses is presented in the charts below, which provide a weekly distribution of fee-based net revenues for fiscal 1995 and fiscal 1994 and a three-year summary of fee-based and underwriting and sales and trading net revenues.


                      [One Bar Chart--See EDGAR Appendix]

Page 42
--------------------------------------------------------------------------------


                      [One Bar Chart--See EDGAR Appendix]


POTENTIAL IMPACT OF FINANCIAL ACCOUNTING STANDARDS BOARD EXPOSURE DRAFTS ON THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS

In October 1995, the Financial Accounting Standards Board ("FASB") released an exposure draft entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (the "Securitization ED"). The Securitization ED, among other issues, addresses the accounting for repurchase and reverse repurchase agreements. The Securitization ED would require that repurchase transactions with an original maturity of 90 days or longer be accounted for as a sale of the underlying loan collateral, rather than a financing transaction. It would also require that an entity record on its balance sheet the collateral obtained in certain reverse repurchase, securities borrowed, margin and other collateralized transactions to the extent that such collateral could be used by the entity to deliver against short sales or as collateral in financing transactions of its own. A corresponding liability to return such assets to their actual owners would also be required to be recorded.

      The Company does not believe that the accounting proposed in the Securitization ED reflects the underlying substance of collateralized financing transactions and has expressed its concerns in a comment letter to the FASB. As currently proposed, the Company would be required to adopt the Securitization ED for its fiscal year ended November 30, 1997. The Company believes that if adopted in its current form, the Securitization ED would not have a material effect on its results of operations. It would, however, likely have a material effect on the Consolidated Statement of Financial Condition of the Company and other companies in the securities industry, but the effect has not been quantified at this time.

      In October 1995, the FASB also released an exposure draft entitled "Consolidated Financial Statements: Policies and Procedures" (the "Consolidation ED"). The Consolidation ED, among other things, would significantly change current consolidation practices with respect to determining which entities are to be included in a set of consolidated financial statements. The Consolidation ED could potentially require the Company to consolidate certain of its merchant banking investments, which, as part of the Company's trading and investment activities, are currently carried in its consolidated financial statements at fair value.

      The Company believes that application of the Consolidation ED would result in a confusing and inappropriate financial statement presentation. Compliance with the proposal would also involve significant incremental resources and costs. The Company has expressed these concerns in a comment letter to the FASB. As currently proposed, the Company would be required to adopt the Consolidation ED for its fiscal year ended November 30, 1998. The Company believes that, if adopted in its current form, the Consolidation ED would have a material effect on both its results of operations as well as its financial condition. These effects, however, have not been quantified at this time.

      The Company intends to follow both proposals closely in 1996.

                             GRAPHICS APPENDIX LIST

                                 EDGAR VERSION
                                ---------------

Form 10-K for the fiscal year ended November 30, 1995, Exhibit 13.3-
   (Selected Portions of Morgan Stanley's 1995 Annual Report to Stockholders)

Page 33 -- One pie chart omitted
Page 38 -- One pie chart omitted
Page 41 -- Two bar charts omitted
Page 42 -- One bar chart omitted

                                TYPESET VERSION
                                ---------------

Form 10-K for the fiscal year ended November 30, 1995, Exhibit 13.3-
   (Selected Portions of Morgan Stanley's 1995 Annual Report to Stockholders)

Page 33 -- A pie chart representing the composition of Financial Instruments Owned on a percentage basis as of November 30, 1995 as follows:

Derivative contracts.........................  13.7%
Physical commodities.........................   0.7%
U.S. government and agency securities........  21.3%
Other sovereign government obligations.......  23.5%
Corporate and other debt.....................  18.3%
Corporate equities...........................  22.5%

Page 38 -- A pie chart representing the composition of Derivative Financial Instruments Owned--Net Replacement Cost on a percentage basis as of November 30, 1995 as follows:

Foreign exchange forward contracts
 and options.................................  23.2%
Mortgage-backed securities, forward
 contracts, swaps and options................   1.5%
Interest rate and currency swaps
 and options.................................  47.7%
Other fixed income securities
 contracts...................................   1.7%
Commodity forwards, options and swaps........   8.2%
Equity securities contracts..................  17.7%

Page 41 -- A bar chart depicting Distribution of Underwriting and Sales and Trading Net Revenues (including principal trading, commissions, net interest revenues and underwriting revenues) for fiscal 1995 (which represents the ten-month period ended November 30, 1995) and fiscal

1994. The bars in the chart illustrate the number of weeks that such net revenues fell within the specified dollar ranges for each area presented below. All dollar amounts are expressed in millions.

              $(5) - 0  $0 - 10  $10 - 20  $20 - 40  $40 - 60   More than $60

Equity                     3        19        67         7

Fixed Income      5       12        23        45         8           3

Commodities      20       76

Foreign
Exchange          1       93         2

Page 41 -- A bar chart depicting Distribution of Fee-Based Net Revenues for fiscal 1995 (which represents the ten-month period ended November 30, 1995) and fiscal 1994. The bars in the chart depicting Distribution of Fee-Based Net Revenues illustrate the number of weeks that such net revenues fell within specified dollar ranges for each area presented below. All dollar amounts are expressed in millions.

                       $0 - 10             $10 - 20             More than $20

Investment Banking
Advisory Services        65                    19                    12

Securities Services      96

Asset Management         96

Page 42 -- A bar chart depicting Net Revenues (excluding merchant banking net revenues) for fiscal 1993, fiscal 1994 and fiscal 1995 (Fiscal 1995 represents the ten-month period ended November 30, 1995, annualized). The bars in the chart depicting Net Revenues illustrate a three-year summary of Fee-Based and Underwriting and Sales and Trading Net Revenues as follows:
Fee-based net revenues were $.7 billion, $1 billion and $1.2 billion for fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Underwriting and sales and trading net revenues were $3.4 billion, $2.4 billion and $3 billion for fiscal 1993, fiscal 1994 and fiscal 1995, respectively.