Form 10-K405, Exhibit 13
period 1996-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1997-02-27
CIK 789625

                                                                   Exhibit 13.1

14  Quarterly Results (Unaudited)

---------------------------------------------------------------------------------------------------
                                              Fiscal 1996
                           ------------------------------------------------------------------------
                                      Quarter          Quarter            Quarter          Quarter
                                        Ended            Ended              Ended            Ended
(Dollars in Millions,                Feb. 29,          May 31,           Aug. 31,         Nov. 30,
Except Share Data)                       1996             1996               1996              1996
                           ------------------------------------------------------------------------
Revenues:
   Investment banking            $         399      $        542       $       431         $    572
   Principal transactions:
      Trading                              704               565               427              514
      Investments                           (7)               38                29               26
   Commissions                             154               159               148              152
   Interest and dividends                1,933             1,946             2,144            1,678
   Asset management
      and administration                   122               143               137              180
   Other                                     3                 _                 _                5
                           ------------------------------------------------------------------------
      Total revenues                     3,308             3,393             3,316            3,127
   Interest expense                      1,859             1,865             2,029            1,615
                           ------------------------------------------------------------------------
   Net revenues                          1,449             1,528             1,287            1,512
                           ------------------------------------------------------------------------
Expenses excluding interest:
   Compensation and benefits               705               750               645              763
   Occupancy and equipment                  86                86                89              101
   Brokerage, clearing and
      exchange fees                         66                68                65               75
   Communications                           33                34                38               41
   Business development                     37                42                37               54
   Professional services                    42                53                58               73
   Other                                    40                39                40               44
                           ------------------------------------------------------------------------
   Total expenses
      excluding interest                 1,009             1,072               972            1,151
                           ------------------------------------------------------------------------
Income before income
   taxes                                   440               456               315              361
Provision for income taxes                 167               155                96              125
                           ------------------------------------------------------------------------
Net income                       $         273      $        301       $       219     $        236
                           ------------------------------------------------------------------------
Earnings applicable to
   common shares(2)              $         257      $        284       $       204     $        218
                           ------------------------------------------------------------------------
Per common share(3):
   Primary earnings(4)           $        1.64      $       1.83      $       1.32     $       1.43
   Fully diluted earnings(4)     $        1.57      $       1.75      $       1.27     $       1.36
   Cash dividends                $       0.175      $      0.175      $      0.175     $      0.175
   Book value                    $       28.34      $      29.73      $      30.78     $      35.03
Average common and
   equivalent shares(2)(3)         156,549,243       155,143,633       154,034,233      153,234,429
Stock price range(3)(5)          $39 1/8-52 1/2     $  46-53 1/2      $42 1/8-54 1/4   $47 1/4-60 1/4
                           ------------------------------------------------------------------------

                                  ------------------------------------------------------------------------------------------
                                                                  Fiscal 1995(1)
                                  ------------------------------------------------------------------------------------------
                                            Month            Quarter                             Quarter             Quarter
                                            Ended              Ended                               Ended              Ended
(Dollars in Millions,                    Feb. 28,            May 31,                            Aug. 31,            Nov. 30,
Except Share Data)                           1995               1995                                1995               1995
                                  -----------------------------------------------------------------------------------------
Revenues:
   Investment banking             $            80      $           273                  $            355      $         503
   Principal transactions:
      Trading                                 114                  438                               352                218
      Investments                               -                   (6)                               69                 39
   Commissions                                 37                  131                               130                139
   Interest and dividends                     588                1,742                             1,899              1,710
   Asset management
      and administration                       31                   88                                96                 95
   Other                                        1                    1                                 1                  _
                                  -----------------------------------------------------------------------------------------
      Total revenues                          851                2,667                             2,902              2,704
   Interest expense                           558                1,656                             1,751              1,536
                                  -----------------------------------------------------------------------------------------
   Net revenues                               293                1,011                             1,151              1,168
                                  -----------------------------------------------------------------------------------------
Expenses excluding interest:
   Compensation and benefits                  138                  475                               575                607
   Occupancy and equipment                     27                   80                                84                 85
   Brokerage, clearing and
      exchange fees                            20                   66                                64                 61
   Communications                              11                   34                                31                 32
   Business development                        14                   34                                30                 32
   Professional services                       14                   40                                37                 40
   Other                                       11                   31                                32                 35
                                  -----------------------------------------------------------------------------------------
   Total expenses
      excluding interest                      235                  760                               853                892
                                  -----------------------------------------------------------------------------------------
Income before income
   taxes                                       58                  251                               298                276
Provision for income taxes                     20                   85                                89                 89
                                  -----------------------------------------------------------------------------------------
Net income                        $            38      $           166                   $           209      $         187
                                  -----------------------------------------------------------------------------------------
Earnings applicable to
   common shares(2)               $            33      $           150                   $           192      $         171
                                  -----------------------------------------------------------------------------------------
Per common share(3):
   Primary earnings(4)            $          0.22      $          0.95                   $          1.23       $       1.08
   Fully diluted earnings(4)      $          0.21      $          0.91                   $          1.17       $       1.04
   Cash dividends                 $             -      $          0.16                   $          0.16       $       0.16
   Book value                     $         24.13      $         25.19                   $         26.34       $      28.18
Average common and
   equivalent shares(2)(3)            154,037,668          157,595,614                       157,236,918        158,415,826
Stock price range(3)(5)           $30 7/16-33 11/16    $33 1/16-39 13/16                 $37 15/16-43 7/16     $41 7/8-49 3/4
                                  -------------------------------------------------------------------------------------------



 (1) Fiscal 1995's quarterly periods reflect the change in the Company's fiscal year-end (see Note 1). Since fiscal 1995 consists of the 10-month period from February 1, 1995 to November 30, 1995, the first quarter consists only of the results for the month ended February 28, 1995.
 (2)  Amounts shown are used to calculate primary earnings per share.
 (3) Fiscal 1995 amounts have been retroactively adjusted to give effect for a two-for-one stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.
 (4) Summation of the quarters' earnings per common share does not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
 (5) Prices represent the range of sales per share on the New York Stock Exchange for the periods indicated. The number of stockholders of record at November 30, 1996 approximated 1,490. The number of beneficial owners of common stock is believed to exceed this number.



88