Form 10-K405, Exhibit 13
period 1996-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1997-02-27
CIK 789625

                                                                   Exhibit 13.2

Selected Financial Data
--------------------------------------------------------------------------------

                                                             FISCAL
                                                       PERIOD ENDED
                                             FISCAL     DECEMBER 30,         FISCAL          FISCAL          FISCAL          FISCAL
                                         YEAR ENDED            1995    PERIOD ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
(DOLLARS IN MILLIONS,                   NOVEMBER 30,     ANNUALIZED     NOVEMBER 30,     JANUARY 31,     JANUARY 31,     JANUARY 31,
EXCEPT SHARE AND EMPLOYEE DATA)                1996      (UNAUDITED)           1995            1995            1994            1993
                                        -----------    ------------    ------------     -----------     -----------     -----------
                                                         (12 months)     (10 months)
INCOME STATEMENT:
Revenues:
   Investment banking                   $     1,944     $     1,453     $     1,211     $       919     $     1,238     $       965
   Principal transactions:
      Trading                                 2,210           1,346           1,122           1,104           1,459             953
      Investments                                86             122             102             139             158             128
   Commissions                                  613             525             437             449             393             312
   Interest and dividends                     7,701           7,127           5,939           6,406           5,660           4,814
   Asset management
      and administration                        582             372             310             350             258             200
   Other                                          8               4               3               9              10              10
                                        -----------     -----------     -----------     -----------     -----------     -----------
      Total revenues                         13,144          10,949           9,124           9,376           9,176           7,382
   Interest expense                           7,368           6,601           5,501           5,875           5,020           4,362
                                        -----------     -----------     -----------     -----------     -----------     -----------
      Net revenues                            5,776           4,348           3,623           3,501           4,156           3,020
                                        -----------     -----------     -----------     -----------     -----------     -----------
Expenses excluding interest:
   Compensation and benefits                  2,863           2,154           1,795           1,733           2,049           1,457
   Other                                      1,341           1,134             945           1,115             907             770
   Relocation charge                            --              --              --               59             --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------
      Total expenses
         excluding interest                   4,204           3,288           2,740           2,907           2,956           2,227
                                        -----------     -----------     -----------     -----------     -----------     -----------
Income before income taxes                    1,572           1,060             883             594           1,200             793
Provision for income taxes                      543             340             283             199             414             283
                                        -----------     -----------     -----------     -----------     -----------     -----------
Net income                              $     1,029     $       720     $       600     $       395     $       786     $       510
                                        ===========     ===========     ===========     ===========     ===========     ===========
Earnings applicable to
   common shares(1)                     $       963     $       655     $       546     $       330     $       731     $       461
                                        ===========     ===========     ===========     ===========     ===========     ===========
BALANCE SHEET:
Total assets                            $   196,446     $   143,753     $   143,753     $   116,694     $    97,242     $    80,353
Total capital(2)                        $    18,917     $    14,345     $    14,345     $    12,057     $     9,813     $     6,570
Stockholders' equity                    $     6,538     $     5,174     $     5,174     $     4,555     $     4,469     $     3,434
Long-term borrowings(2)                 $    12,379     $     9,171     $     9,171     $     7,502     $     5,344     $     3,136
Average common and
   equivalent shares(1)(3)              153,514,483     156,912,678     156,912,678     157,793,216     152,416,576     156,247,600

PER COMMON SHARE:(3)
Primary earnings                        $      6.27     $      4.18     $      3.48     $      2.09     $      4.80     $      2.95
Fully diluted earnings                  $      5.96     $      4.00     $      3.33     $      2.02     $      4.58     $      2.86
Cash dividends                          $      0.70     $      0.64(4)  $      0.48     $      0.60     $      0.54     $     0.478
Book value                              $     35.03     $     28.18     $     28.18     $     24.89     $     23.07     $     18.36

OTHER DATA:
Return on average common equity                20.9%           16.2%           16.2%(5)         8.8%           23.7%           17.6%
Income tax rate                                34.5%           32.0%           32.0%           33.5%           34.5%           35.7%
Pretax margin                                  27.2%           24.4%           24.4%           17.0%           28.9%           26.3%
Number of employees                          11,613           9,238           9,238           9,685           8,273           7,421

CHANGE FROM PRIOR YEAR:
Net revenues                                   32.8%           24.2%            3.5%          (15.8%)          37.6%            5.6%
Net income                                     42.9%           82.3%           51.9%          (49.7%)          54.1%            7.4%
Common stockholders' equity                    21.3%           15.9%           15.9%            2.1%           28.3%           22.3%
                                        ===========     ===========     ===========     ===========     ===========     ===========

---------------------
(1)     Amounts shown are used to calculate primary earnings per share.
(2) These amounts exclude the current portion of long-term borrowings and include Capital Units.
(3) All share and per share amounts for fiscal 1992 through fiscal 1995 have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.
(4)     Quarterly dividend is annualized.
(5) Return on average common equity for fiscal period ended November 30, 1995 has been annualized.

Fiscal 1995 was a 10-month period resulting from the change in Morgan Stanley's fiscal year-end from January 31 to November 30. The information presented for "Fiscal Period Ended November 30, 1995 Annualized" is intended to facilitate more meaningful comparisons with the full-year operating results of fiscal 1996 and prior years.