Form 10-K405, Exhibit 13
period 1996-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1997-02-27
CIK 789625

                                                                   Exhibit 13.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS*



RESULTS OF OPERATIONS

The Company's business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of trading markets. Fluctuations also occur due to the level of market activity and the size, number and timing of transactions or assignments (including realization of returns from the Company's principal and merchant banking investments). As a result, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a national and international nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; the availability of credit; inflation; and legislative and regulatory developments. Such factors may also have an impact on the Company's ability to achieve its strategic objectives, including (without limitation) profitable global expansion.

      The Company's results of operations also may be materially affected by competitive factors. In addition to competition from firms traditionally engaged in the securities business, there has been increased competition from other sources, such as commercial banks, insurance companies and other companies offering financial services. As a result of recent or pending legislative and regulatory initiatives in the U.S. to remove or relieve certain restrictions on commercial banks, competition in some markets which have traditionally been dominated by investment banks has increased and may continue to increase in the near future. Such competition, among other things, affects the Company's ability to attract and retain highly skilled individuals. In addition, the two complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.

      The favorable market and economic conditions which characterized fiscal 1995 continued throughout fiscal 1996, contributing to higher industry-wide revenues and to record levels of earnings and net revenues for the Company. The Company's performance in fiscal 1996 reflected the balanced mix of its global businesses coupled with these favorable market conditions. All three of the Company's core businesses -- investment banking, sales and trading, and asset management -- generated record earnings.

      Throughout the year, the U.S. economy deviated little from its course of moderate growth with low inflation. Bond markets, however, were unsettled as the U.S. economy alternately slowed and accelerated, albeit within a relatively narrow range, leaving the markets off balance and making forecasts related to inflation more difficult. After faltering briefly in July due to concerns of higher inflation and interest rates, the equity markets, in particular, rebounded to record levels amid renewed signs of moderate economic growth, which have kept the Federal Reserve from altering interest rates since January 1996. In addition, U.S. equity markets were positively impacted by record levels of cash inflows into mutual funds, which facilitated increased demand for new issues and propelled numerous domestic stock indices to record levels. The potential for higher rates of return in the U.S. as compared with other countries also contributed to higher inflows of funds from foreign investors into the U.S. markets.

      In European markets, the first half of fiscal 1996 experienced less robust market conditions as compared with the U.S., as economic performance remained relatively stable in many European countries. In general, European markets became more buoyant in the latter half of the fiscal year, partly driven by a stronger than expected performance in the U.K. economy and lower interest rates in Germany. Japanese markets were
--------------------------------------------------------------------------------
* Except for the historical information contained herein, this Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, as well as a discussion of some of the risks and uncertainties involved in the Company's business that could affect the matters referred to in such statements.

30   1996 MORGAN STANLEY ANNUAL REPORT
relatively weak throughout the year, reflecting a lackluster economic outlook, as well as concerns regarding the nation's banking industry, particularly its vulnerability to non-performing real estate loans. Markets in Southeast Asia generally experienced slower economic growth with the exception of Hong Kong, which had a year of solid growth in anticipation of the impending change in its sovereignty.

      The worldwide market for mergers and acquisitions continued to be strong during fiscal 1996, resulting in overall improved investment banking conditions. The need for economies of scale, location, financial capacity and the ability to compete globally contributed to an aggressive acquisition marketplace which was further stimulated by relatively low interest rates and the high level of stock prices.

      The Company's record levels of revenues and earnings are in part reflective of the robust financial markets that characterized fiscal 1996; however, the Company recognizes the cyclical nature of many aspects of the global financial services industry. As a result, the Company intends to manage its business for the long term and help mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources and enhancement of its global franchise. Maintaining high levels of profitable business activity and effectively allocating resources, monitoring costs and managing risks will continue to affect the overall financial results of the Company.

      In an effort to create the platform to support the Company's long-term strategic goal of expanding recurring fee-based revenues, on January 3, 1996 the Company acquired Miller Anderson & Sherrerd, LLP ("MAS"), a premier Philadelphia-based institutional asset management firm, and on October 31, 1996 completed its acquisition of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), the country's fourth largest non-proprietary mutual fund provider with approximately $61 billion in assets under management or supervision at fiscal year-end. The MAS and VKAC acquisitions combine the well-developed distribution and customer servicing strengths of VKAC with the well-regarded investment performance record of Morgan Stanley Asset Management and MAS. In addition, the Company agreed to purchase Barclays PLC's institutional global custody business, which will also strengthen the Company's global franchise, particularly in Europe, and increase fee-based revenues.

      For a description of the Company's business, including its trading in cash instruments and derivative products, its merchant banking and other principal investment activities, and its high-yield underwriting and trading policies, and their respective risks, see Part I, Item I, of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 ("Form 10-K").


SUBSEQUENT EVENTS

The Company believes that the financial services industry is entering an era of unprecedented convergence and consolidation. Those firms that want to control their own destinies in the next century must have leading market positions in all of their businesses, balanced sources of earnings, broad-based customer access, and a global presence among both providers and users of capital.

      On February 5, 1997, the Company and Dean Witter, Discover & Co. ("DWD") announced a definitive agreement to merge. The combined company would be a pre-eminent global financial services firm with a market capitalization of approximately $21 billion (as of the time of the merger announcement) and with leading market positions in the securities, asset management and credit services businesses. The new Company will be named Morgan Stanley, Dean Witter, Discover & Co.

      The Company and DWD have complementary origination and distribution skills and institutional and retail capabilities. The merger would combine the Company's strengths in investment banking and institutional sales and trading with DWD's strengths in retail distribution, asset gathering and credit services. DWD has the third largest retail brokerage operation with over 9,000 account executives and 361 branches throughout the U.S. and manages more than $100 billion in customer assets. Led by the Discover(R) Card, DWD is the nation's largest credit card issuer with 39 million accounts, and is the third largest in credit card receivables. In asset management, the combination would


                                          1996 MORGAN STANLEY ANNUAL REPORT   31

SUBSEQUENT EVENTS
(CONTINUED)

result in a business that manages more than $270 billion of assets on a pro forma basis. The Company believes that the merger would be consistent with its long-term strategic goals-particularly, to broaden the Company's client and customer base, expand the fee-based portions of the Company's business and become the pre-eminent global financial services organization.

      Under the terms of the merger agreement unanimously approved by the Boards of both companies, each of the Company's common shares will be exchanged for
1.65 DWD common shares. The transaction, which is expected to be completed in mid-1997, is intended to be a tax-free exchange and accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. Pursuant to the pooling of interests method of accounting, prior to the time of closing each company will formally rescind any stock repurchase authorizations existing at that time. Prior to such rescissions, both companies may continue to repurchase stock in the open market subject to the aggregate limitations imposed by the pooling of interests method. For a discussion of certain selected pro forma financial data giving effect to the merger, see Note 13 to the Consolidated Financial Statements.

      In connection with the merger announcement, with respect to the Company's long-term debt ratings, Moody's Investors Service ("Moody's") placed the Company's rating (A1) on review for possible upgrade, and Standard & Poor's ("S&P") affirmed the Company's rating (A+). With respect to the Company's short-term debt ratings, Moody's affirmed its rating (P1), and S&P placed the Company's rating (A1+) on CreditWatch with negative implications. The overall effect of these ratings announcements is not expected to have a material impact on the Company's cost of financing or business activities. See also "Liquidity and Capital Resources -- Funding and Capital Policies" herein.


FISCAL 1996 COMPARED WITH FISCAL 1995

      In February 1995, the Board of Directors approved a change in the Company's fiscal year-end from January 31 to November 30, effective for the fiscal period ended November 30, 1995. The discussion which follows compares the results of operations for fiscal 1996 (the 12-month period from December 1, 1995 to November 30, 1996) with those for fiscal 1995 (the 10-month period from February 1, 1995 to November 30, 1995). Since fiscal 1995 consists of a 10-month reporting period, results of operations for that period are not directly comparable with the financial results of fiscal 1996 and fiscal 1994.


REVENUES AND EARNINGS
------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                        FISCAL 1996       FISCAL 1995
                                                              (12 MONTHS        (10 MONTHS
                                                                  ENDED             ENDED
                                                          NOV. 30, 1996)    NOV. 30, 1995)
                                                          --------------    --------------
Total revenues                                                  $13,144             $9,124
Net revenues (total revenues less interest expense)             $ 5,776             $3,623
Total expenses excluding interest                               $ 4,204             $2,740
Income before taxes                                             $ 1,572             $  883
Net income                                                      $ 1,029             $  600
                                                                -------             ------


The Company's fiscal 1996 record levels of revenues and earnings reflect a strong global market for mergers and acquisitions, as well as improved sales and trading results primarily driven by favorable economic conditions and increased customer trading volume. These results were partially offset by increased costs for incentive-based compensation, as well as increased non-compensation expenses associated with the Company's higher level of global business activities. The Company's return on equity for fiscal 1996 was 20.9% as compared with 16.2% (on an annualized basis) for fiscal 1995.

32   1996 MORGAN STANLEY ANNUAL REPORT

INVESTMENT BANKING REVENUES
-------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                  FISCAL 1996       FISCAL 1995
                                                        (12 MONTHS        (10 MONTHS
                                                             ENDED             ENDED
                                                     NOV. 30, 1996)    NOV. 30, 1995)
                                                     --------------    --------------
Debt underwriting revenues                                  $  545           $   364
Equity underwriting revenues                                   623               371
Advisory fees from merger, acquisition
    and restructuring transactions                             776               476
                                                            ------           -------
Total investment banking revenues                           $1,944           $ 1,211
                                                            ------           -------

Investment banking revenues attained record levels due to significantly increased revenues from merger, acquisition and restructuring transactions, as well as increased levels of equity and debt underwriting activities. The worldwide merger and acquisition markets remained robust for the second consecutive year with more than $1 trillion of transactions (per Securities Data Company) announced during the year, including record volume in the U.S. The improved advisory revenues were attributable to this increased transaction volume and historically high stock prices, as well as the Company's strong global presence and broad client base in industries such as health care, banking and other financial services, telecommunications, media and entertainment, and utilities. Advisory revenues also were positively affected by strategic advisory services provided to clients in some of the year's largest transactions.

      Equity underwriting revenues increased, resulting from a strong primary calendar as new issuances were readily absorbed by the increased flows of money into the equity markets. Additionally, reduced concerns regarding inflation and lower interest rates positively affected the demand for new equity issuances.

      Revenues from debt financing activity were positively affected by a relatively stable interest rate environment as the Federal Reserve Board maintained interest rates at a constant level subsequent to a modest decrease in the Federal Funds rate in January 1996. Debt underwriting revenues increased, reflecting in part a continued demand for corporate new issues as interest rates remained relatively low, an increased level of high-yield issuance activity and increased revenues from securitized debt transactions. Debt underwriting generated primary revenues from fixed income derivative products of $118 million as compared with $101 million in fiscal 1995, resulting from a continuation in derivatives-related financing activity by corporations and sovereign governments, coupled with increased investor demand for structured and repackaged instruments.


SECONDARY REVENUES
------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                           FISCAL 1996       FISCAL 1995
                                                 (12 MONTHS        (10 MONTHS
                                                      ENDED             ENDED
                                              NOV. 30, 1996)    NOV. 30, 1995)
                                              --------------    --------------
Principal trading revenues:
   Equities                                         $   978            $  409
   Fixed income                                         926               489
   Foreign exchange                                     169               156
   Commodities                                          137                68
                                                    -------            ------
Total principal trading revenues                      2,210             1,122
Commissions revenues                                    603               419
Net interest revenues                                    69               396
                                                    -------            ------
Total secondary revenues                            $ 2,882            $1,937
                                                    -------            ------


Secondary revenues (combined principal trading and trading-related commissions and net interest revenues) increased significantly, reflecting improved revenues from trading in equity, fixed income and commodity products.

                                          1996 MORGAN STANLEY ANNUAL REPORT   33

FISCAL 1996 COMPARED WITH FISCAL 1995
(CONTINUED)


For a discussion of the Company's derivative trading activities, see "Derivative Financial Instruments" herein.

      Equity trading revenues reached record levels in fiscal 1996, reflecting increased customer trading activity, particularly in the U.S., as the continuing strong market was driven by low inflation, a moderately growing economy and relatively low interest rates. Equity cash products were positively affected as individual investors infused money into mutual funds at a record level. Revenues from equity derivative products increased as the Company expanded its proprietary trading activities to capitalize on increased levels of volatility, particularly in the U.S. options and futures markets.

      Fixed income trading revenues increased, primarily due to higher revenues from emerging market, high-yield, swaps and securitized debt trading. High-yield trading revenues benefited from increased volumes as positive corporate earnings increased investor demand for high-yield issues. Emerging market revenues increased, in part, due to higher levels of volatility in Russian securities, as well as the strengthening of Latin American markets, specifically in developing countries such as Mexico, Argentina and Brazil. Swaps trading revenue increased significantly, benefiting from an increased customer base, significant increases in volume, and a favorable interest rate environment. Securitized debt trading revenues increased substantially as the Company increased its focus on this market segment by expanding its level of activity in securitized debt products. Revenues from trading in mortgage-backed securities and commercial whole loans contributed significantly to the overall revenue increases as securitizations increased and innovative structures were created.

      Revenues from foreign exchange trading were affected by decreased volatility, driven by the narrowing of inflation rates around the world and the approaching European monetary union.

      Commodities trading revenues reached record levels in fiscal 1996, benefiting from volatile markets that have been buoyed by low inventories, robust demand and the industry's expectation for much of fiscal 1996 that Iraq would re-enter the world crude oil market. Revenues from energy-related products increased significantly due to increased volatility as the prices of natural gas, crude oil, and heating oil increased to their highest levels since the early 1990s. In addition, higher revenues were attained from commodity-related products, including derivatives, as the customer base for these products and the use of such products for risk management purposes expanded.

      Commission revenues increased, primarily reflecting increased market participation by investors resulting from favorable market conditions and a strong primary calendar, particularly in the U.S. In addition, commission revenues improved as institutional investors purchased more foreign and emerging market issuances.

      Interest and dividend revenues and expense are a function of the level and mix of total assets, including financial instruments owned and resale and repurchase agreements, and the prevailing level, term structure and volatility of interest rates. Net interest revenues decreased in fiscal 1996, partly attributable to changes in the mix of the Company's fixed income inventory, coupled with the general trend in interest rates. In addition, the decline in net interest revenues reflected increased financing costs associated with higher average levels of balance sheet usage, particularly in equity-related businesses. Interest and dividend revenues and expense should be viewed in the broader context of principal trading results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales.

34   MORGAN STANLEY ANNUAL REPORT

      Principal transaction investment revenues aggregating $86 million were recognized in fiscal 1996 as compared with $102 million in fiscal 1995. The lower level of revenues in fiscal 1996 reflects decreases in the carrying value of certain of the Company's merchant banking investments, partially offset by higher revenues associated with the Company's other principal investments, including real estate investments.


ASSET MANAGEMENT AND ADMINISTRATION
--------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                            FISCAL 1996       FISCAL 1995
                                                                                  (12 MONTHS        (10 MONTHS
                                                                                       ENDED             ENDED
                                                                              NOV. 30, 1996)    NOV. 30, 1995)
                                                                              --------------    --------------
Asset management and administration revenues                                           $ 582             $ 310
                                                                                       -----             -----

(DOLLARS IN BILLIONS)

Customer assets under management or supervision (at fiscal year-ends)                  $ 171             $  55
                                                                                       -----             -----
Customer assets under administration (at fiscal year-ends)                             $ 144             $ 111
                                                                                       -----             -----

Asset management and administration revenues, which include fees for asset management and non-interest revenues earned from correspondent clearing and custody services, increased and reflected growth in both asset management activities and global clearing and custody services resulting from the Company's continuing strategic emphasis on these businesses. Customer assets under management or supervision increased significantly, reflecting the addition of $40 billion of assets from MAS and $61 billion of assets from VKAC during the year, appreciation in the value of customer portfolios, particularly in equity funds, as well as continued growth in international and emerging market funds. As of November 30, 1996, the Company was the sponsor of 123 open-end proprietary mutual funds, 51 proprietary closed-end funds and over 3,000 unit investment trusts. At November 30, 1996, the Company's $171 billion of assets under management or supervision included approximately $36 billion related to international products, and was composed of approximately $52 billion of open-end mutual funds, $16 billion of closed-end funds, $12 billion of unit investment trusts, $17 billion of fiduciary accounts and $74 billion of separate accounts, pooled vehicles and other arrangements.

      Customer assets under administration also increased, reflecting additional assets placed under custody with the Company, as well as appreciation in the value of customer portfolios.

      Subsequent to November 30, 1996, the Company announced that it had reached an agreement with Barclays PLC ("Barclays") to acquire its institutional global custody business for consideration to be fixed over a period of time. The transaction involves approximately $250 billion of assets currently administered by Barclays, and the combination of Barclays with the Company's global custody business would have increased the Company's assets under administration at November 30, 1996 to approximately $394 billion on a pro forma basis (assuming that current clients of Barclays agree to become clients of the Company). Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition. The acquisition is expected to be completed during the second quarter of fiscal 1997.



                                          1996 MORGAN STANLEY ANNUAL REPORT   35

FISCAL 1996 COMPARED WITH FISCAL 1995
(CONTINUED)


EXPENSES EXCLUDING INTEREST
-----------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                          FISCAL 1996      FISCAL 1995
                                                (12 MONTHS       (10 MONTHS
                                                     ENDED            ENDED   FISCAL 1995
                                             NOV. 30, 1996)   NOV. 30, 1995)   ANNUALIZED
                                             --------------   --------------  -----------
Compensation and benefits                           $ 2,863          $1,795       $ 2,154
Occupancy and equipment                                 362             276           331
Brokerage, clearing and
   exchange fees                                        274             211           253
Communications                                          146             108           130
Business development                                    170             110           132
Professional services                                   226             131           157
Other                                                   163             109           131
                                                    -------          ------       -------
Total expenses excluding interest                   $ 4,204          $2,740       $ 3,288
                                                    -------          ------       -------


Fiscal 1996's total non-interest expenses increased significantly from prior-period levels, partially due to the Company's change in fiscal year-end, which resulted in a 10-month fiscal period for fiscal 1995. In order to facilitate a more meaningful comparison with fiscal 1996, the non-interest expenses of fiscal 1995 are discussed below on an annualized basis. Total non-interest expenses increased $916 million over annualized fiscal 1995 expenses. Within that category, employee compensation and benefits expense increased $709 million, reflecting increased levels of incentive compensation based on record fiscal 1996 revenues and earnings, as well as the impact of salaries and benefits relating to additional personnel hired during the year or joining the Company as a result of the MAS and VKAC acquisitions. Other non-interest expenses increased $207 million over annualized fiscal 1995 expenses, which included $48 million of operating costs related to MAS and VKAC. Occupancy and equipment expenses increased $31 million over annualized fiscal 1995 expenses, principally reflecting costs associated with the Company's New York relocation, new leased office space in Tokyo, and the occupancy costs of MAS and VKAC. Brokerage, clearing and exchange fees increased $21 million over annualized fiscal 1995 expenses, reflecting increased trade volumes, both domestically and in Europe, and the continued growth in the international component of the Company's sales and trading activities. Business development and professional services expenses increased $107 million over annualized fiscal 1995 expenses, reflecting significantly higher travel and entertainment, consulting and advertising costs as a result of the increased level of the Company's global business activities. Other expenses increased $32 million over annualized fiscal 1995 expenses, which primarily reflects the amortization of goodwill related to the acquisitions of MAS and VKAC.

      As discussed above, a portion of the increase in fiscal 1996 non-compensation expenses is due to the significantly higher overall level of business activity as compared with fiscal 1995. Although fiscal 1996's non-compensation expenses increased significantly, these expenses (excluding occupancy and equipment costs) as a percentage of the Company's net revenues were consistent with historical levels of approximately 18%. The Company continuously monitors these expenses in order to control the level of discretionary spending.



36   1996 MORGAN STANLEY ANNUAL REPORT

FISCAL 1995 COMPARED WITH FISCAL 1994

The Company's fiscal 1995 revenues and earnings reflected a strong global market for mergers and acquisitions, improved sales and trading results primarily driven by increased customer trading volume, and a reduction in business development and professional services expenses resulting from the Company's cost-control initiatives. These results were partially offset by increased costs for incentive-based compensation and occupancy and equipment expenses related to the Company's relocation to its New York headquarters at 1585 Broadway.

      Since fiscal 1995 consists of a 10-month reporting period, results of operations for this period are not directly comparable with the financial results of prior fiscal years. Amounts for fiscal 1994 are given in parentheses.

      Revenues net of interest expense (net revenues) increased to $3,623 million ($3,501 million), and net income totaled $600 million ($395 million), reflecting improved conditions in the global securities industry as rising stock prices and falling interest rates continued throughout most of 1995.

      Investment banking revenues increased to $1,211 million ($919 million) due to significantly higher levels of merger and acquisition revenues and increased debt and equity underwriting revenues, reflecting a higher level of debt and equity financing activity as well as a stronger market share resulting from strategic investments made in personnel during 1994 to strengthen client service capabilities.

      Financial advisory fees from merger, acquisition and restructuring transactions, areas in which the Company maintains a strong global franchise, increased to $476 million ($379 million), benefiting from an active worldwide market. The increase in advisory revenues was due in part to the broad range of strategic advisory services provided to clients in many of the year's most active industry sectors, including banking and other financial services, media, telecommunications, health care and technology.

      Equity underwriting revenues were $371 million ($364 million). Equity financing activity was positively affected by favorable market conditions in both the U.S. and Europe, which included continued strong demand for initial public offerings, increased corporate restructurings, diminished concerns about inflation and lower interest rates. The Company increased its market share for worldwide equity underwriting and lead-managed a number of innovative and notable transactions.

      Debt underwriting revenues increased to $364 million ($176 million), reflecting favorable market conditions and a more stable interest rate environment as the Federal Reserve Board held short-term interest rates constant in the first half of the year and subsequently reduced short-term interest rates in July as economic growth and inflation remained stable. Debt underwriting generated primary revenues from fixed income derivative products of $101 million as compared with $61 million in fiscal 1994, resulting from increased financing activity by corporations and sovereign governments, coupled with increased investor demand for structured investments.

      Secondary revenues (combined principal trading and trading-related commissions and net interest revenues), including derivatives, increased to $1,937 million ($1,886 million). Principal transaction revenues from trading activities increased to $1,122 million ($1,104 million), primarily reflecting improved revenues from trading in equity and fixed income products.

      Equity trading revenues were $409 million ($510 million). These revenues remained strong and reflected increased customer-driven activity as most major global equity markets rallied, positively impacting revenues from virtually all types of cash and derivative products. Options and futures benefited from relatively higher volatilities and increased trading volumes.

      Fixed income trading revenues increased to $489 million ($347 million), benefiting from increased trading volumes as investors returned to the fixed income markets after 1994's difficult trading environment.

                                          1996 MORGAN STANLEY ANNUAL REPORT   37

FISCAL 1995 COMPARED WITH FISCAL 1994
(CONTINUED)

The Company's global corporate, emerging market and high-yield activities produced substantially higher revenue levels as conditions stabilized globally, specifically in Mexico and the emerging markets.

      Revenues from foreign exchange trading improved to $156 million ($148 million), primarily attributable to periods of increased volatility in the first half of 1995, most notably in U.S. dollar/deutsche mark and U.S. dollar/yen, as well as the subsequent strengthening of the U.S. dollar vs. the yen and the deutsche mark during the latter half of 1995.

      Revenues from commodities trading declined to $68 million ($99 million), resulting from difficult market conditions in most energy-related products.

      Commission revenues were $437 million ($449 million), primarily reflecting higher levels of activity throughout the 10-month fiscal period as market participation by investors increased. Additionally, increased primary equity activity contributed toward higher volumes in secondary markets.

      Net interest revenues were $438 million ($531 million). In fiscal 1995, the continuing effect of a flat yield curve in the U.S. had a negative impact on the Company's net interest and dividend revenues. As noted above in the comparison of fiscal 1996 with fiscal 1995, interest and dividend revenues and expense reflect principal trading strategies and should be viewed in the broader context of principal trading and investment banking results.

      Principal transaction investment revenues aggregating $102 million were recognized in fiscal 1995 as compared with $139 million in fiscal 1994, including revenues related to the increase in the carrying value of the Company's merchant banking investment in Southern Pacific Rail Corporation and several real estate investments.

      Asset management and administration revenues of $310 million ($350 million) reflected growth in both asset management activities and global clearing and custody services resulting from the Company's continuing strategic emphasis on these businesses. Customer assets under management increased to $55 billion ($49 billion), reflecting appreciation in the value of customer portfolios, particularly in equity funds, as well as continued growth in international and emerging market funds. Customer assets under administration increased to $111 billion ($90 billion), primarily reflecting additional assets placed under custody with the Company, as well as appreciation in the value of customer portfolios.

      Fiscal 1995's total non-interest expenses decreased to $2,740 million ($2,907 million), primarily due to the Company's change in fiscal year-end, resulting in a 10-month fiscal period. For a more meaningful comparison with non-interest expense of prior fiscal years, fiscal 1995 non-interest expenses are discussed below on an annualized basis. Total non-interest expenses increased in fiscal 1995 on an annualized basis. Within that category, employee compensation and benefits expenses increased, reflecting increased levels of incentive compensation based on higher revenues and earnings, as well as the annualized impact of salaries and benefits relating to additional personnel hired during 1994. Excluding fiscal 1994's non-recurring relocation charge discussed below, other non-interest expenses increased marginally on an annualized basis. Occupancy and equipment expenses increased $28 million on an annualized basis, principally reflecting costs associated with the Company's New York relocation. Brokerage, clearing and exchange fees increased $23 million on an annualized basis, reflecting increased trade volumes, both domestically and in Europe, business mix changes and the continued growth in the international component of the Company's sales and trading activities. These increases in non-interest expenses on an annualized basis were substantially offset, however, as business development and professional services expenses decreased $40 million on an annualized basis, reflecting significantly lower recruiting and travel costs directly related to the Company's cost-containment initiatives.

38   1996 MORGAN STANLEY ANNUAL REPORT

      Fourth quarter fiscal 1994 expenses include a pre-tax relocation charge of $59 million relating to the Company's decision to vacate much of its New York City office space at 1251 Avenue of the Americas and to relocate staff formerly occupying that space to a new headquarters building at 1585 Broadway. The charge includes both the remaining post-move lease commitment (expiring in 1998) and the write-off of the remaining net book value of improvements at the old site. The relocation charge also includes similar charges relating to the Company's move of its Tokyo office to newly leased space in 1996; the Tokyo-related provision consists largely of the write-off of improvements and restoration costs for the space being vacated. As of November 30, 1996, approximately $22 million of costs relating to the relocation charge have yet to be expended.


LIQUIDITY AND CAPITAL RESOURCES

THE BALANCE SHEET

The Company's total assets increased from $143.8 billion at November 30, 1995 to $196.4 billion at November 30, 1996, primarily reflecting growth in financial instruments owned, resale and repurchase agreements, and securities borrowed. Due to the favorable operating conditions throughout fiscal 1996, the Company operated with a larger balance sheet as compared with fiscal 1995, as well as higher levels of balance sheet leverage. The growth is primarily attributable to the Company's fixed income activities, most notably foreign sovereign government obligations, corporate debt and reverse repurchase agreements used in both financing activities and the Company's fixed income matched book activities. The Company was positioned to capitalize on favorable conditions in the global fixed income markets, particularly in the global high yield and sovereign debt markets. Corporate equities inventory, including equity-related derivatives, increased due to continued client demand for such securities, as well as from larger proprietary trading positions held by the Company. Securities borrowed also rose during 1996, reflecting an increase in collateralized lending to facilitate higher levels of customer activity, as well as increases related to the Company's proprietary trading activities. The increase in other assets was primarily due to the goodwill associated with the acquisitions of MAS and VKAC in fiscal 1996. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. Balance sheet leverage ratios often are reviewed by counterparties and creditors in order to evaluate a securities firm's overall financial risk. Details of ending assets, month-end average assets and leverage ratios for fiscal 1996 and fiscal 1995 are as follows:

                                  [PIE CHART]

FINANCIAL INSTRUMENTS OWNED
(As of November 30, 1996)
Derivative contracts                     15.9%
Corporate equities                       17.8%
Corporate and other debt                 22.6%
Physical commodities                      0.5%
U.S. government and agency securities    15.7%
Other sovereign government obligations   27.5%


                                          1996 MORGAN STANLEY ANNUAL REPORT   39

LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)



(DOLLARS IN MILLIONS)                              FISCAL 1996                   FISCAL 1995
                                          --------------------------    ---------------------------
                                            ASSETS AT        AVERAGE      ASSETS AT         AVERAGE
                                          NOVEMBER 30,    ASSETS FOR    NOVEMBER 30,     ASSETS FOR
                                                 1996    FISCAL 1996           1995     FISCAL 1995
                                          --------------------------    ---------------------------
Cash, deposits and receivables              $   20,956     $  15,809       $ 10,286      $  12,690
Financial instruments owned                     70,747        61,082         58,600         52,387
Securities purchased under
   agreements to resell and
   securities borrowed                         100,137        92,959         72,955         66,539
Property, equipment and
   leasehold improvements
   and other assets                              4,606         2,677          1,912          1,725
                                            ------------------------       -----------------------
Total assets                                $  196,446     $ 172,527       $143,753      $ 133,341
                                            ========================       =======================
Leverage ratios:
   Total assets/equity                            30.1x         31.8x           27.8x         27.8x
   Net assets(1)/equity                           20.8x         21.1x           18.9x         18.6x
                                            ------------------------       -----------------------

(1) Net assets represent total assets less the lower of securities purchased under agreements to resell or securities sold under agreements to repurchase.


FUNDING AND CAPITAL POLICIES

The Company's Finance and Risk Committee, which includes senior officers from each of the major capital commitment areas, among other things, establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. See also "Risk Management" herein. The primary goal of the Company's funding and liquidity activities is to ensure the stability of the Company's funding base and provide adequate financing sources over a wide range of potential credit ratings and market environments.

      Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting, principal investments, merchant banking activities and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes that it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements (if applicable), asset mix, leverage considerations and earnings volatility.

      The Company's purchases of MAS and VKAC during fiscal 1996 were financed with a combination of cash, debt, and newly issued equity totaling approximately $1,525 million. The Company financed the cash portion of these purchases with a combination of internally generated equity capital and the proceeds of its debt and preferred equity issuances during fiscal 1996. The Company was able to meet the capital and financing requirements for these purchases while maintaining sufficient capital and liquidity resources to provide continuing financial flexibility for its ongoing business and operating needs.

40   1996 MORGAN STANLEY ANNUAL REPORT

      The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating as well as its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company has also returned internally generated equity capital which is in excess of the needs of its businesses through common stock repurchases and dividends.

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

      The Company follows a funding strategy which is designed to ensure that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S., Euro or Asian money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions (see
Note 2 to the Consolidated Financial Statements).

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

      The Company views long-term debt as a stable source of funding for core inventories and illiquid assets and therefore maintains a long-term debt-to-capitalization ratio of at least 60% based upon the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and inventories and all current assets are financed with a combination of short-term funding, floating rate long-term debt, or fixed rate long-term debt swapped to a floating basis. The Company uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

                                           1996 MORGAN STANLEY ANNUAL REPORT  41

LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)


      The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions. The Company's short-term and long-term senior debt ratings as of January 31, 1997 are presented below. See also "Subsequent Events" herein.



-----------------------------------------------------------------------------------
                                                SHORT-TERM                 LONG-TERM
AGENCY                                              RATING                    RATING
                                               -----------                ---------
Moody's Investors Service                               P1                       A1
Standard & Poor's                                       A1+                      A+
IBCA                                                    A1+                     AA-
Thomson BankWatch                                     TBW1                       AA
Dominion Bond Rating Service(1)                         R1 (Middle)             n/a
                                               -----------                ---------


(1) Dominion Bond Rating Service rates the Company's Canadian commercial paper program.


As the Company continues its global expansion and as revenues are increasingly derived from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in a number of different currencies because weakness in any particular currency often is offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

FISCAL 1996 AND SUBSEQUENT ACTIVITY

During the fiscal year ended November 30, 1996, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps resulted in a net increase in capital of $4,572 million to $18,917 million at November 30, 1996. The additions to capital included net issuances of senior notes and subordinated debt aggregating $4,688 million. As of November 30, 1996, the aggregate outstanding principal amount of the Company's Senior Indebtedness (as defined in the Company's public debt shelf registration statements) was approximately $29.4 billion. During the second quarter of fiscal 1996, the Company filed a shelf registration statement for the issuance of up to $4,286 million of additional debt securities, warrants to purchase debt securities, or preferred stock.

      Subsequent to November 30, 1996, the Company filed a shelf registration statement for the issuance of up to $6 billion of additional debt securities, warrants, preferred stock or purchase contracts or any combination thereof in the form of units.

      Subsequent to November 30, 1996, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 8.03% Capital Units in an aggregate amount of $134 million. Each Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's 8.03% Cumulative Preferred Stock.

      Between November 30, 1996 and January 31, 1997, additional debt obligations aggregating approximately $1,780 million were issued. These notes have maturities from 1997 to 2017.

      The Company maintains a senior revolving credit agreement with a group of banks. Under the terms of the credit agreement, the banks are committed to

42  1996 MORGAN STANLEY ANNUAL REPORT
provide up to $2.5 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. At November 30, 1996, $365 million was outstanding under this credit agreement.

      The Company maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. As part of this facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.25 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. In January 1997, this facility was renewed, and the amount of the commitment was increased to $1.5 billion. At November 30, 1996, no borrowings were outstanding under this secured facility.

      The Company also maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements. Such banks are committed to provide up to an aggregate of $1.25 billion available in 12 major currencies for up to 364 days. Any amounts outstanding on the commitment termination date may, at MSIL's option, be extended to mature on or before the first anniversary of the commitment termination date. In December 1996, this facility was renewed, and the amount of the commitment was increased to $1.55 billion. At November 30, 1996, no borrowings were outstanding under this secured facility.

      The Company anticipates that it will continue to utilize these facilities for short-term funding from time to time (see Note 2 to the Consolidated Financial Statements).

      During fiscal 1996, the Company redeemed all 5,500,000 shares of its 9.36% Cumulative Preferred Stock at a redemption price of $25.156 per share, which reflects the stated value of $25 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

      Subsequent to November 30, 1996, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

      During fiscal 1996, the Company issued 4,000,000 Depositary Shares, representing 1,000,000 shares of 7-3/4% Cumulative Preferred Stock, in an aggregate amount of $200 million. Each Depositary Share represents 1/4 of a share of such preferred stock.

      During fiscal 1996, the Company issued 6,900,000 Depositary Shares, representing 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock ("FRAPS"), in the aggregate amount of $345 million. The FRAPS will pay a fixed dividend rate of 5.91% through 2001, after which it will pay a floating rate based upon certain U.S. Treasury securities. Each Depositary Share represents 1/4 of a share of such preferred stock.

      During the fiscal year ended November 30, 1996, the Company repurchased shares of its common stock at an aggregate cost of $507 million and an average cost per share of $44.25. On January 7, 1997, the Board of Directors authorized the purchase, in the open market or otherwise, subject to market conditions and certain other factors, of an additional $400 million of the Company's common stock. Common stock repurchases between November 30, 1996 and January 31, 1997 aggregated $62 million; the unused portion of its stock repurchase authorization at such date was approximately $593 million. See also "Subsequent Events" herein. The Company also issued shares of common stock pursuant to employee compensation plans (see Note 8 to the Consolidated Financial Statements).

      At November 30, 1996, certain assets of the Company, such as real property, equipment and leasehold improvements of $1.3 billion, and goodwill and other intangible assets of $1.3 billion, are illiquid. In addition, certain equity investments made in connection with the Company's merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products are

                                          1996 MORGAN STANLEY ANNUAL REPORT   43

LIQUIDITY AND CAPITAL RESOURCES
(CONTINUED)


not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of November 30, 1996, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $107 million, and its aggregate investment in publicly held companies was $267 million.

      The Company acts as an underwriter of and as a market-maker in mortgage-backed pass-through securities, collateralized mortgage obligations and related instruments, and as a market-maker in commercial, residential and real estate loan products. In this capacity, the Company takes positions in market segments where liquidity can vary greatly from time to time. The carrying value of the portion of the Company's mortgage-related portfolio at November 30, 1996 traded in markets that the Company believed was experiencing lower levels of liquidity approximated $1,544 million.

      In addition, at November 30, 1996, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $1,635 million (a substantial portion of which was subordinated debt) with not more than 4%, 15% and 10% of all such securities, loans and instruments attributable to any one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

      The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1996 approximately $208 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients.

      The Company may, from time to time, also provide financing or financing commitments to companies in connection with its investment banking and merchant banking activities. The Company may provide extensions of credit to leveraged companies in the form of senior or subordinated debt, as well as bridge financing on a select basis (which may be in connection with the Company's commitment to the Morgan Stanley Bridge Fund, LLC). Subsequent to November 30, 1996, the Company had a loan of $225 million outstanding in connection with its securitized debt underwriting activities, as well as a $400 million commitment to provide bridge financing (a portion of which is anticipated to be syndicated through the Morgan Stanley Bridge Fund, LLC) in connection with its high-yield underwriting activities.

      The Company also engages in senior lending activities, including origination, syndication and trading of senior secured loans of non-investment grade companies. Such companies are more sensitive to adverse economic conditions than investment grade issuers, but the loans are generally made on a secured basis and are senior to the non-investment grade securities of these issuers that trade in the capital markets. As of November 30, 1996, the aggregate value of senior secured loans and positions held by the Company was $178 million, and aggregate senior secured loan commitments were $42 million. Subsequent to November 30, 1996, the Company entered into one senior secured loan commitment in the amount of $158 million.

      The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 3 and 5, respectively, to the Consolidated Financial Statements. See also "Derivative Financial Instruments" herein.

44  1996 MORGAN STANLEY ANNUAL REPORT

      The widespread use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 which could lead to business delays and disruptions in the U.S. and internationally. Since 1994, the Company has been modifying its computer systems to address this issue. However, due to the interdependent nature of computer systems, the Company may be adversely impacted in the year 2000 depending on whether it or other entities not affiliated with the Company address this issue successfully.


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

      Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary through which the Company conducts some of its derivative activities, has established certain operating restrictions which have been reviewed by various rating agencies.


EFFECTS OF INFLATION AND CHANGES IN FOREIGN EXCHANGE RATES

Because the Company's assets to a large extent are liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect the Company's financial position and profitability.

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


DERIVATIVE FINANCIAL INSTRUMENTS

The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives." These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates or commodity or equity instruments and indices. All of the Company's trading-related divisions use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 5 to the Consolidated Financial Statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall trading division profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including

                                          1996 MORGAN STANLEY ANNUAL REPORT   45

DERIVATIVE FINANCIAL INSTRUMENTS
(continued)

market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" herein). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to losses from market, credit and other risks.

                                  [PIE CHART]

DERIVATIVE FINANCIAL INSTRUMENTS OWNED
NET REPLACEMENT COST
(As of November 30, 1996)
Foreign exchange contracts and options            19.3%
Equity securities contracts                       20.4%
Commodity forwards, options and swaps             12.3%
Mortgage-backed securities forward
  contracts, swaps and options                     2.0%
Interest rate and currency swaps
  and options                                     44.2%
Other fixed income securities contracts            1.8%


      The total notional value of derivative trading contracts outstanding as of November 30, 1996 was $1,317 billion (as compared with $985 billion as of November 30, 1995). While these amounts are an indication of the Company's degree of use of derivatives for trading purposes, they do not represent the Company's market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Such total fair value outstanding as of November 30, 1996 was $11.2 billion. Approximately $9.0 billion of that credit risk exposure was with counterparties rated single-A or better (see Note 5 to the Consolidated Financial Statements).

      The Company also uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management and to reduce borrowing costs (see Note 3 to the Consolidated Financial Statements).

      The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. The Company established Morgan Stanley Derivative Products Inc. to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities such as the International Swaps and Derivatives Association Inc. (ISDA), the Securities Industry Association, the Group of 30 and the U.S. securities firms' Derivatives Policy Group, provides leadership in the development of policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.


RISK MANAGEMENT

Risk is an inherent part of the Company's businesses and activities. The extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its activities is critical to its soundness and profitability. The Company's broad-based portfolio of business activities helps reduce the impact that volatility in any particular area or related areas may have on its net revenues as a whole. From an operational perspective, the Company seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, the following principal risks involved in each area of business activity: market risk, credit risk, operational risk, legal risk and funding risk (discussed in "Liquidity and Capital Resources -- Funding and Capital Policies" herein).

      Risk management at the Company is an integrated process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that


46   1996 MORGAN STANLEY ANNUAL REPORT
require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the financial services business, the Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review, modification and revision.

      The Company has developed a multi-tiered approach for monitoring and managing its risks. The Finance and Risk Committee, authorized by the Company's Board of Directors, is chaired by the Company's Chief Financial Officer and is composed of senior officers with familiarity and expertise in dealing with risk management principles. It establishes the overall risk management policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position (see also "Liquidity and Capital Resources -- Funding and Capital Policies" herein). The Firm Risk Manager heads the Firm Risk Management Group (described below) which assists senior management and the Finance and Risk Committee in establishing, monitoring and controlling the Company's overall risk profile. With respect to the Company's major trading divisions (fixed income, equity, commodities and foreign exchange), division risk managers monitor and manage positions and set the overall division risk profile on a worldwide basis within established market risk limits, review major trading positions and strategies, and report major market and position events to the Firm Risk Manager. Desk risk managers perform similar functions with respect to a product area or particular product at the business unit and trading desk level.

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

      During fiscal 1996, the Company established a Risk Management Advisory Board which advises the Firm Risk Management Group on risk measurement methodologies, models and systems and establishes review procedures for models used by the Company for valuation and risk measurement. Other departments within the Company that also are independent of the Company's business areas and are actively involved in monitoring the Company's risk profile include: Controllers, Corporate Treasury, Information Technology, Legal and Compliance, Tax and Operations.

      The Company also has certain commitment committees, composed of a cross section of the Company's senior officers from various disciplines, that are involved in managing and monitoring the risks associated with the Company's diverse businesses. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk, and evaluate the potential revenues and risks involved with respect to particular transactions.

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


                                          1996 MORGAN STANLEY ANNUAL REPORT   47

RISK MANAGEMENT
(CONTINUED)

Division risk managers, desk risk managers and the Market Risk Department all monitor market risk measures against limits. The Market Risk Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective which includes value at risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and reviewed by division risk managers, desk risk managers and the Market Risk Department.

      The Finance and Risk Committee has approved Company-wide credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines also have been approved by the Finance and Risk Committee for each type of counterparty (by rating category) as well as secondary positions of high-yield and emerging market debt, and the Credit Department administers and monitors the credit limits among trading divisions on a worldwide basis. The Company manages the credit exposure relating to its trading activities by reviewing counterparty financial soundness periodically; entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances; and limiting the duration of exposure. In certain cases, the Company may also close out transactions or assign them to other counterparties to mitigate credit risk.

      In addition, the Company's Controllers and Operations Departments monitor position, profit/loss and balance sheet information through reconciliation procedures, and analyze business unit profitability, position market prices and aged positions. The Company also has established legal standards and procedures on a worldwide basis that are designed to ensure compliance with applicable statutory and regulatory requirements and that senior management's policies relating to conduct, ethics and business practices are followed to protect client interests and maintain the Company's reputation and business franchise.

      Many of the Company's risk management and control practices are subject to periodic review by the Company's internal auditors and independent accountants, as well as interactions with various regulatory authorities. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

      For a detailed discussion of the Company's risk management policies and procedures, see Item I, Part I, of the Form 10-K.

      The Company's division risk managers and the Market Risk Department evaluate the impact of historical changes in market conditions on the value of the Company's financial instrument portfolios in order to determine the potential gains or losses that would arise from normal and abnormal movements in interest rates, foreign exchange rates, equity prices and commodity prices. This quantification of potential gains and losses under varying scenarios and situations is a component of the Company's risk management procedures. The hypothetical results of these analyses, however, are not necessarily predictive of future results.

      Historical results, while also not predictive of future results, similarly provide a measure of the Company's effectiveness in managing the risks inherent in its various businesses, including market risks related to its global portfolios of financial instruments. The diversification of the Company's activities within and across business lines and prudent risk management have helped the Company reduce volatility in net revenues. The Company's underwriting and sales and trading businesses (which include fixed income, equity, commodities and foreign exchange) historically have been more volatile than its fee-based businesses (which include investment banking advisory services, securities services and asset management).


48   1996 MORGAN STANLEY ANNUAL REPORT

      The Company's performance in mitigating volatility is demonstrated by the following weekly distribution of its underwriting and sales and trading net revenues for fiscal 1996 and fiscal 1995.

                                 [BAR GRAPH]

DISTRIBUTION OF WEEKLY UNDERWRITING AND SALES AND TRADING NET REVENUES Fiscal Years 1995-1996 (Dollars in Millions)(1)


                   $(5)-0    $0-10    $10-20    $20-40    $40-60    $60+
                   ------    -----    ------    ------    ------    ----

Fixed Income          1         6        13        48        25        3
Equity                0         1         7        61        23        4
Foreign Exchange      2        91         3         0         0        0
Commodities          20        74         2         0         0        0

(1) Amounts include principal trading, commissions, net interest and underwriting revenues. Fiscal 1995 represents the 10-month period ended November 30, 1995.

      The bars represent the number of weeks in which net revenues from each activity fell within a particular range.

      The Company's management of revenues from its underwriting and sales and trading activities is complemented by its continuing strategic emphasis on more stable fee-based businesses. The stability and continuing growth in the Company's fee-based businesses is presented in the following charts, which provide a weekly distribution of fee-based net revenues for fiscal 1996 and fiscal 1995 and a three-year summary of fee-based and underwriting and sales and trading net revenues.

                                 [BAR GRAPH]

DISTRIBUTION OF WEEKLY FEE-BASED NET REVENUES
Fiscal Years 1995-1996 (Dollars in Millions)(1)


                           $0-10         $10-20       $20+
                           -----         ------       ----

Investment Banking
  Advisory Services          46             27          23
Securities Services          94              2           0
Asset Management             92              4           0

(1) Amounts include investment banking advisory fees and fees commissions and net interest revenues related to securities services and asset management business. Fiscal 1995 represents the 10-month period ended November 30, 1995.

                                 [BAR GRAPH]

NET REVENUES
Fiscal Years 1994-1995 (Dollars in Billions)(1)


                                          1994          1995          1996
                                          ----          ----          ----

Fee-Based                                 $1.0          $1.2          $1.7
Underwriting and Sales and Trading        $2.4          $3.0          $4.1

(1) Amounts exclude net revenues from Merchant Banking. Fiscal 1995 represents the 10-month period ended November 30, 1995, annualized.


                                          1996 MORGAN STANLEY ANNUAL REPORT   49

POTENTIAL IMPACT OF FINANCIAL ACCOUNTING STANDARDS BOARD PRONOUNCEMENTS AND EXPOSURE DRAFTS ON THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement introduced a new approach to accounting for transactions involving the transfer of financial assets, including securitizations and repurchase and securities lending transactions. This approach could result in certain transactions that traditionally have been accounted for as financings to be accounted for instead as purchases or sales. It also could result in requiring that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability to return such assets to their previous owners.

      As initially proposed, SFAS No. 125 would have been effective for transactions occurring after December 31, 1996, and it was to be applied prospectively. In December, 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 permits a one-year delay to January 1, 1998 for SFAS No. 125 provisions that relate to (1) accounting for financial asset collateral obtained by secured lenders and (2) repurchase agreement, dollar-roll, securities lending and similar transactions. Securitizations are unaffected by SFAS No. 127. The Company believes that the adoption of SFAS No. 125 will not have a material impact on its Consolidated Financial Statements.

      In June 1996, the FASB also released an exposure draft entitled "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities" (the "Hedge Accounting ED") that would provide comprehensive standards for the recognition and measurement of derivatives and other similar financial instruments used in hedging activities (collectively referred to as derivatives). The Hedge Accounting ED, among other things, would require all derivatives to be recorded on the Statement of Financial Condition at fair value with changes in fair value being recorded in either net income or in a separate component of stockholders' equity, depending on the designation of the derivative.

      The Company believes that application of the Hedge Accounting ED would result in accounting that does not accurately reflect the economic substance or intent of many derivative hedging transactions. The Company has expressed this concern, among others, in a comment letter to the FASB.

      As currently proposed, the Company would be required to adopt this proposal for its fiscal year ended November 30, 1998. The Company believes that, if adopted in its current form, this proposal would not have a material effect on its consolidated financial statements.

      In October 1995, the FASB also released an exposure draft entitled "Consolidated Financial Statements: Policies and Procedures" (the "Consolidation ED"). The Consolidation ED, among other things, would significantly change current consolidation practices with respect to determining which entities are to be included in consolidated financial statements. The Consolidation ED could potentially require the Company to consolidate certain of its merchant banking investments, which, as part of the Company's trading and investment activities, currently are carried in its consolidated financial statements at fair value.

      The Company believes that application of the Consolidation ED would result in a confusing and inappropriate financial statement presentation. Compliance with the proposal also would involve significant incremental resources and costs. The Company has expressed these concerns in a comment letter to the FASB. As currently proposed, the Company would be required to adopt the Consolidation ED for its fiscal year ended November 30, 1998. The Company believes that, if adopted in its current form, the Consolidation ED would have a material effect on both its results of operations as well as its financial condition. These effects, however, have not been quantified at this time. Currently, the FASB is reconsidering the conclusions reached in the Consolidation ED.

      The Company intends to follow these proposals closely in 1997.

50   1996 MORGAN STANLEY ANNUAL REPORT