Form 10-K405, Exhibit 13
period 1996-11-30
MORGAN STANLEY GROUP INC /DE/
filed 1997-02-27
CIK 789625

                                                                   Exhibit 13.4


REPORT OF INDEPENDENT AUDITORS

The Stockholders and
Board of Directors of
Morgan Stanley Group Inc.


We have audited the accompanying Consolidated Statement of Financial Condition of Morgan Stanley Group Inc. at November 30, 1996 and November 30, 1995 and the related Consolidated Statements of Income, Cash Flows and Changes in Stockholders' Equity for the year ended November 30, 1996, the ten-month period ended November 30, 1995 and the year ended January 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Morgan Stanley Group Inc. at November 30, 1996 and November 30, 1995, and the consolidated results of operations and cash flows for the year ended November 30, 1996, the ten-month period ended November 30, 1995 and the year ended January 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/ ERNST & YOUNG LLP


New York, New York
January 7, 1997

Consolidated Statement of Financial Condition

                                                     NOVEMBER 30,   NOVEMBER 30,
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)                     1996           1995
                                                     ------------   ------------
ASSETS
Cash and interest-bearing equivalents                    $  4,545       $  2,471
Cash and securities deposited with clearing
   organizations or segregated under federal
   and other regulations (securities at fair value
   of $2,474 at November 30, 1996 and
   $859 at November 30, 1995)                               3,164          1,339
Financial instruments owned:
   U.S. government and agency securities                   11,079         12,480
   Other sovereign government obligations                  19,473         13,792
   Corporate and other debt                                15,978         10,690
   Corporate equities                                      12,622         13,185
   Derivative contracts                                    11,220          8,043
   Physical commodities                                       375            410
Securities purchased under agreements to resell            60,457         45,886
Securities borrowed                                        39,680         27,069
Receivables:
   Customers                                                5,761          3,413
   Brokers, dealers and clearing organizations              5,421          1,475
   Interest and dividends                                   1,320          1,082
   Fees and other                                             745            506
Property, equipment and leasehold improvements,
   at cost, net of accumulated depreciation
   and amortization of $614 at November 30, 1996
   and $462 at November 30, 1995                            1,301          1,286
Other assets                                                3,305            626
                                                         --------       --------
Total assets                                             $196,446       $143,753
                                                         ========       ========

* Amounts for fiscal 1995 have been retroactively adjusted to give effect for a two-for-one stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.

See Notes to Consolidated Financial Statements.

                                                                    NOVEMBER 30,     NOVEMBER 30,
                                                                            1996             1995
                                                                    ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                  $  20,461        $  11,703
Financial instruments sold, not yet purchased:
   U.S. government and agency securities                                  10,196            6,459
   Other sovereign government obligations                                  6,513            8,972
   Corporate and other debt                                                1,112            1,076
   Corporate equities                                                      8,889            3,585
   Derivative contracts                                                    9,982            7,537
   Physical commodities                                                      476               71
Securities sold under agreements to repurchase                            83,296           60,738
Securities loaned                                                          8,975            9,340
Payables:
   Customers                                                              18,629           13,818
   Brokers, dealers and clearing organizations                             1,820            1,974
   Interest and dividends                                                  1,478            1,019
   Other liabilities and accrued expenses                                    972              595
Accrued compensation and benefits                                          1,746            1,192
Long-term borrowings                                                      14,498            9,635
                                                                       ---------        ---------
                                                                         189,043          137,714
                                                                       ---------        ---------
Capital Units                                                                865              865
                                                                       ---------        ---------
Commitments and contingencies
Stockholders' equity:
   Preferred stock                                                         1,223              818
   Common stock, $1.00 par value; authorized
      600,000,000 shares; issued 163,236,893 shares
      at November 30, 1996 and 162,838,920 shares
      at November 30, 1995*                                                  163              163
   Paid-in capital*                                                        1,144              730
   Retained earnings                                                       4,504            3,815
   Cumulative translation adjustments                                        (11)              (9)
                                                                       ---------        ---------
      Subtotal                                                             7,023            5,517
   Less:
      Note receivable related to sale of preferred stock to ESOP              78               89
      Common stock held in treasury, at cost
         (9,894,271 shares at November 30, 1996
         and 7,635,174 shares at November 30, 1995)*                         407              254
                                                                       ---------        ---------
            Total stockholders' equity                                     6,538            5,174
                                                                       ---------        ---------
Total liabilities and stockholders' equity                             $ 196,446        $ 143,753
                                                                       =========        =========




                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  53

Consolidated Statement of Income

                                             FISCAL YEAR ENDED  FISCAL PERIOD ENDED  FISCAL YEAR ENDED
                                                  NOVEMBER 30,         NOVEMBER 30,        JANUARY 31,
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)                  1996                 1995               1995
                                             -----------------  -------------------  -----------------
Revenues:
   Investment banking                             $      1,944         $      1,211       $        919
   Principal transactions:
      Trading                                            2,210                1,122              1,104
      Investments                                           86                  102                139
   Commissions                                             613                  437                449
   Interest and dividends                                7,701                5,939              6,406
   Asset management and administration                     582                  310                350
   Other                                                     8                    3                  9
                                                  ------------         ------------       ------------
      Total revenues                                    13,144                9,124              9,376
   Interest expense                                      7,368                5,501              5,875
                                                  ------------         ------------       ------------
      Net revenues                                       5,776                3,623              3,501
                                                  ------------         ------------       ------------
Expenses excluding interest:
   Compensation and benefits                             2,863                1,795              1,733
   Occupancy and equipment                                 362                  276                303
   Brokerage, clearing and exchange fees                   274                  211                230
   Communications                                          146                  108                122
   Business development                                    170                  110                165
   Professional services                                   226                  131                164
   Other                                                   163                  109                131
   Relocation charge                                        --                   --                 59
                                                  ------------         ------------       ------------
      Total expenses excluding interest                  4,204                2,740              2,907
                                                  ------------         ------------       ------------
Income before income taxes                               1,572                  883                594
Provision for income taxes                                 543                  283                199
                                                  ------------         ------------       ------------
Net income                                        $      1,029         $        600       $        395
                                                  ============         ============       ============
Preferred stock dividend requirements             $         66         $         54       $         65
                                                  ------------         ------------       ------------
Earnings applicable to common shares(1)           $        963         $        546       $        330
                                                  ------------         ------------       ------------
Average common and common equivalent shares
                                                  ============         ============       ============
   outstanding(1)(2)                               153,514,483          156,912,678        157,793,216
                                                  ------------         ------------       ------------
Primary earnings per share(2)                     $       6.27         $       3.48       $       2.09
                                                  ------------         ------------       ------------
Fully diluted earnings per share(2)               $       5.96         $       3.33       $       2.02
                                                  ============         ============       ============


(1) Amounts shown are used to calculate primary earnings per share.

(2) Amounts for fiscal 1995 and fiscal 1994 have been retroactively adjusted to give effect for a two-for-one stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.

See Notes to Consolidated Financial Statements.




54  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

                                                             FISCAL YEAR ENDED   FISCAL PERIOD ENDED     FISCAL YEAR ENDED
                                                                  NOVEMBER 30,          NOVEMBER 30,           JANUARY 31,
(DOLLARS IN MILLIONS)                                                     1996                  1995                  1995
                                                             -----------------   -------------------     -----------------
Cash flows from operating activities:
   Net income                                                         $  1,029               $   600               $   395
   Adjustments to reconcile net income to net
      cash used for operating activities:
         Non-cash charges included in net income:
            Deferred income taxes                                         (343)                 (111)                 (128)
            Compensation payable in common
               or preferred stock                                          426                   165                   116
            Depreciation and amortization                                  168                   107                   104
            Relocation charge                                               --                    --                    59
         Changes in assets and liabilities:
            Cash and securities deposited with
               clearing organizations or segregated
               under federal and other regulations                      (1,825)                  777                (1,454)
            Financial instruments owned, net of finan-
               cial instruments sold, not yet purchased                 (2,620)               (9,098)               (1,086)
            Securities borrowed, net of
               securities loaned                                       (12,976)                 (547)               (3,063)
            Receivables and other assets                                (7,812)                  813                 1,076
            Payables and other liabilities, net of
               deferred liabilities                                      6,169                 3,947                   258
                                                                      ========               =======               =======
Net cash used for operating activities                                 (17,784)               (3,347)               (3,723)
Cash flows from investing activities:
   Net payments for:
      Property, equipment and leasehold improvements                      (152)                 (336)                 (415)
      Purchase of Miller Anderson & Sherrerd, LLP ("MAS"),
         net of cash acquired                                             (200)                   --                    --
      Purchase of Van Kampen American Capital, Inc.,
          net of cash acquired                                            (986)                   --                    --
                                                                      --------               -------               -------
Net cash used for investing activities                                  (1,338)                 (336)                 (415)
Cash flows from financing activities:
      Net proceeds related to short-term borrowings                      8,693                 1,430                 1,707
      Securities sold under agreements to repurchase,
         net of securities purchased under agreements
         to resell                                                       7,987                   642                 1,451
      Proceeds from:
         Issuance of 7-3/4% Cumulative Preferred Stock                     197                    --                    --
         Issuance of Series A Fixed/Adjustable Rate
            Cumulative Preferred Stock                                     343                    --                    --
         Issuance of common stock                                          112                    79                    20
         Issuance of long-term borrowings                                6,057                 2,402                 2,955
         Issuance of Capital Units                                          --                   513                   230
      Payments for:
         Redemption of 9.36% Cumulative Preferred Stock                   (138)                   --                    --
         Repurchases of common stock                                      (507)                 (103)                 (287)
         Repayments of long-term borrowings                             (1,369)               (1,196)               (1,202)
      Cash dividends                                                      (179)                 (123)                 (151)
                                                                      --------               -------               -------
Net cash provided by financing activities                               21,196                 3,644                 4,723
                                                                      ========               =======               =======
Net increase (decrease) in cash and
   interest-bearing equivalents                                          2,074                   (39)                  585
Cash and interest-bearing equivalents, at
   beginning of period                                                   2,471                 2,510                 1,925
                                                                      ========               =======               =======
Cash and interest-bearing equivalents, at end of period               $  4,545               $ 2,471               $ 2,510
                                                                      ========               =======               =======

Cash payments for income taxes totaled $591 million, $233 million and $657 million in fiscal 1996, fiscal 1995 and fiscal 1994, respectively.

Cash payments for interest approximated interest expense for all periods.

See Notes to Consolidated Financial Statements.



                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  55

Consolidated Statement of Changes in Stockholders' Equity

                                                                               PREFERRED         COMMON
(DOLLARS IN MILLIONS)                                                              STOCK       STOCK(1)
                                                                               ---------       --------
Balance, January 31, 1994                                                        $   820          $ 156
   Conversion of ESOP Preferred Stock                                                 (1)            --
   Issuance of common stock                                                           --              2
   Repurchases of common stock                                                        --             --
   Compensation payable in common stock                                               --              2
   ESOP shares allocated, at cost                                                     --             --
   Net income                                                                         --             --
   Cash dividends                                                                     --             --
   Translation adjustments                                                            --             --
                                                                                 =======          =====
Balance, January 31, 1995                                                            819            160
   Conversion of ESOP Preferred Stock                                                 (1)            --
   Issuance of common stock                                                           --              3
   Repurchases of common stock                                                        --             --
   Compensation payable in common stock                                               --             --
   ESOP shares allocated, at cost                                                     --             --
   Net income                                                                         --             --
   Cash dividends                                                                     --             --
   Translation adjustments                                                            --             --
                                                                                 =======          =====
Balance, November 30, 1995                                                           818            163
   Issuance of common stock in connection with MAS acquisition                        --             --
   Redemption of 9.36% Cumulative Preferred Stock                                   (138)            --
   Issuance of 7-3/4% Cumulative Preferred Stock                                     200             --
   Issuance of Series A Fixed/Adjustable Rate Cumulative Preferred Stock             345             --
   Conversion of ESOP Preferred Stock                                                 (2)            --
   Issuance of common stock                                                           --              4
   Repurchases of common stock                                                        --             --
   Retirement of treasury stock                                                       --             (4)
   Compensation payable in common stock                                               --             --
   ESOP shares allocated, at cost                                                     --             --
   Net income                                                                         --             --
   Cash dividends                                                                     --             --
   Translation adjustments                                                            --             --
                                                                                 -------          -----
Balance, November 30, 1996                                                       $ 1,223          $ 163
                                                                                 =======          =====


(1) Amounts for fiscal 1993 through fiscal 1995 have been retroactively adjusted to give effect for a two-for-one stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.

See Notes to Consolidated Financial Statements.


                                                                                                   CUMULATIVE
                                                                             PAID-IN   RETAINED   TRANSLATION
(DOLLARS IN MILLIONS)                                                     CAPITAL(1)   EARNINGS   ADJUSTMENTS
                                                                          ----------   --------   -----------
Balance, January 31, 1994                                                    $   739    $ 3,094          $ (3)
   Conversion of ESOP Preferred Stock                                              1         --            --
   Issuance of common stock                                                       18         --            --
   Repurchases of common stock                                                    --         --            --
   Compensation payable in common stock                                         (132)        --            --
   ESOP shares allocated, at cost                                                 --         --            --
   Net income                                                                     --        395            --
   Cash dividends                                                                 --       (151)           --
   Translation adjustments                                                        --         --            (7)
                                                                             =======    =======          ====
Balance, January 31, 1995                                                        626      3,338           (10)
   Conversion of ESOP Preferred Stock                                              1         --            --
   Issuance of common stock                                                       76         --            --
   Repurchases of common stock                                                    --         --            --
   Compensation payable in common stock                                           27         --            --
   ESOP shares allocated, at cost                                                 --         --            --
   Net income                                                                     --        600            --
   Cash dividends                                                                 --       (123)           --
   Translation adjustments                                                        --         --             1
                                                                             =======    =======          ====
Balance, November 30, 1995                                                       730      3,815            (9)
   Issuance of common stock in connection with MAS acquisition                     9         --            --
   Redemption of 9.36% Cumulative Preferred Stock                                 --         --            --
   Issuance of 7-3/4% Cumulative Preferred Stock                                  (3)        --            --
   Issuance of Series A Fixed/Adjustable Rate Cumulative Preferred Stock          (2)        --            --
   Conversion of ESOP Preferred Stock                                              2         --            --
   Issuance of common stock                                                      108         --            --
   Repurchases of common stock                                                    --         --            --
   Retirement of treasury stock                                                   --       (161)           --
   Compensation payable in common stock                                          300         --            --
   ESOP shares allocated, at cost                                                 --         --            --
   Net income                                                                     --      1,029            --
   Cash dividends                                                                 --       (179)           --
   Translation adjustments                                                        --         --            (2)
                                                                             -------    -------          ----
Balance, November 30, 1996                                                   $ 1,144    $ 4,504          $(11)
                                                                             =======    =======          ====

                                                                          NOTE RECEIVABLE   COMMON STOCK
                                                                          RELATED TO SALE        HELD IN
                                                                             OF PREFERRED      TREASURY,
(DOLLARS IN MILLIONS)                                                       STOCK TO ESOP        AT COST     TOTAL
                                                                          ---------------   ------------   -------
Balance, January 31, 1994                                                           $(109)         $(228)  $ 4,469
   Conversion of ESOP Preferred Stock                                                  --             --         0
   Issuance of common stock                                                            --             --        20
   Repurchases of common stock                                                         --           (287)     (287)
   Compensation payable in common stock                                                --            237       107
   ESOP shares allocated, at cost                                                       9             --         9
   Net income                                                                          --             --       395
   Cash dividends                                                                      --             --      (151)
   Translation adjustments                                                             --             --        (7)
                                                                                    =====          =====   =======
Balance, January 31, 1995                                                            (100)          (278)    4,555
   Conversion of ESOP Preferred Stock                                                  --             --         0
   Issuance of common stock                                                            --             --        79
   Repurchases of common stock                                                         --           (103)     (103)
   Compensation payable in common stock                                                --            127       154
   ESOP shares allocated, at cost                                                      11             --        11
   Net income                                                                          --             --       600
   Cash dividends                                                                      --             --      (123)
   Translation adjustments                                                             --             --         1
                                                                                    =====          =====   =======
Balance, November 30, 1995                                                            (89)          (254)    5,174
   Issuance of common stock in connection with MAS acquisition                         --             74        83
   Redemption of 9.36% Cumulative Preferred Stock                                      --             --      (138)
   Issuance of 7-3/4% Cumulative Preferred Stock                                       --             --       197
   Issuance of Series A Fixed/Adjustable Rate Cumulative Preferred Stock               --             --       343
   Conversion of ESOP Preferred Stock                                                  --             --         0
   Issuance of common stock                                                            --             --       112
   Repurchases of common stock                                                         --           (507)     (507)
   Retirement of treasury stock                                                        --            165         0
   Compensation payable in common stock                                                --            115       415
   ESOP shares allocated, at cost                                                      11             --        11
   Net income                                                                          --             --     1,029
   Cash dividends                                                                      --             --      (179)
   Translation adjustments                                                             --             --        (2)
                                                                                    -----          -----   -------
Balance, November 30, 1996                                                          $ (78)         $(407)  $ 6,538
                                                                                    =====          =====   =======




                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  57

1  Summary of Significant Accounting Policies

ORGANIZATION AND BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Morgan Stanley Group Inc. and its U.S. and international subsidiaries (collectively, the "Company"), including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), and Morgan Stanley Japan Limited ("MSJL").

         The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions regarding certain trading inventory valuations, the potential outcome of litigation and other matters that affect the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the Consolidated Financial Statements are prudent and reasonable. Actual results could differ from these estimates.

         The Company, through its subsidiaries, provides a wide range of financial services on a global basis. Its businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; asset management; merchant banking and other principal investment activities; brokerage and research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and global custody, securities clearance services and securities lending. These services are provided to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individual investors.

         All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the Consolidated Financial Statements for prior years have been reclassified to conform with the fiscal 1996 presentation.


CHANGE IN FISCAL YEAR-END

On February 28, 1995, the Board of Directors approved a change in the Company's fiscal year-end from January 31 to November 30. This change became effective for the fiscal period ended November 30, 1995, and, accordingly, this report includes the results for the fiscal year ended November 30, 1996 ("fiscal 1996"), the 10-month period from February 1, 1995 through November 30, 1995 ("fiscal 1995"), and for the fiscal year ended January 31, 1995 ("fiscal 1994").


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


         Equity securities purchased in connection with merchant banking and other principal investment activi-ties are initially carried in the Consolidated Financial Statements at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. The carrying value of investments made in connection with principal real estate activities which do not involve equity securities are adjusted periodically based on independent appraisals, estimates prepared by the Company of discounted future cash flows of the underlying real estate assets or other indicators of fair value.

         Loans made in connection with merchant banking and investment banking activities are carried at cost plus accrued interest less reserves, if deemed necessary, for estimated losses.

FINANCIAL INSTRUMENTS USED FOR
ASSET AND LIABILITY MANAGEMENT

The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings. Swaps used to hedge debt are designated as hedges and are matched to the debt by notional amount and maturity. The periodic receipts or payments from each swap are recognized ratably over the term of the swap as an adjustment to interest expense. Gains and losses resulting from the termination of hedge contracts prior to their stated maturity are recognized ratably over the remaining life of the instrument being hedged. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within cumulative translation adjustments in stockholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or payables to brokers, dealers and clearing organizations.

COLLATERALIZED SECURITIES TRANSACTIONS

Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities will subsequently be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented net-by-counterparty in the accompanying Consolidated Statement of Financial Condition where net presentation is consistent with FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.


      Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. The Company measures the fair value of the securities borrowed and loaned against the cash collateral on a daily basis. Additional cash is obtained as necessary to ensure such transactions are adequately collateralized.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and the income statements are translated at weighted average rates of exchange for the year. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in cumulative translation adjustments, a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.


                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  59

PROPERTY, EQUIPMENT AND LEASEHOLD
IMPROVEMENTS

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or, where applicable, the remaining life of the lease.

COMMON SHARE DATA

Earnings per share is based on the weighted average number of common shares and share equivalents outstanding and gives effect to preferred stock dividend requirements. Common share and stock option share data for fiscal 1995 and fiscal 1994 have been retroactively adjusted throughout the Consolidated Financial Statements to reflect a two-for-one common stock split, effected in the form of a 100% stock dividend, declared on January 4, 1996 and payable on January 26, 1996 to holders of record on January 16, 1996.

      On April 3, 1996, the Company's stockholders approved an increase in the number of authorized shares of common stock from 300,000,000 to 600,000,000.

STOCK-BASED COMPENSATION

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.


CONSOLIDATED STATEMENT OF CASH FLOWS

The Company considers all highly liquid debt instruments purchased and not held for resale, with an original maturity of three months or less, to be interest-bearing equivalents for purposes of this statement.


         In connection with the purchase of Miller Anderson & Sherrerd, LLP ("MAS"), the Company issued approximately $66 million of notes payable, as well as 2,012,264 shares of common stock having a fair value on the date of acquisition, January 3, 1996, of approximately $83 million. In addition, in connection with the purchase of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), the Company assumed approximately $162 million of long-term debt (see Note 12).

INCOME TAXES

Income taxes are provided in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the calculation of deferred taxes using the asset and liability method. Under this method, deferred tax balances must be adjusted to reflect enacted changes in income tax rates, and deferred taxes generally must be provided on all book and tax basis differences.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over periods from five to 25 years and are periodically evaluated for impairment. Goodwill of approximately $1.3 billion is included in the Company's Consolidated Statement of Financial Condition as a component of Other Assets (see Note 12).

2 Short-Term Borrowings

Short-term funding generally is obtained at rates related to U.S., Euro or Asian money rates for the currency and term borrowed and includes loans payable on demand. Secured borrowings included in these loans, which may fluctuate significantly from time to time, were $11 million and $29 million at November 30, 1996 and November 30, 1995, respectively. Short-term borrowings at November 30, 1996 and November 30, 1995 also included commercial paper of $14,153 million and $8,412 million, respectively, with approximate weighted average interest rates of 5.3% and 5.9%, respectively.

      The Company maintains a senior revolving credit agreement with a group of banks. Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion for up to 364 days. Any loans outstanding on the commitment termination date will mature on the first anniversary of the commitment termination date. The agreement contains restrictive covenants which require, among other things, that the Company maintain stockholders' equity of at least $4,115 million as of November 30, 1996. At November 30, 1996, $365 million was outstanding under this credit agreement.

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


         The Company maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements. Such banks are committed to provide up to an aggregate of $1.25 billion available in 12 major currencies for up to 364 days. Any amounts outstanding on the commitment termination date, at MSIL's option, may be extended to mature on or before the first anniversary of the commitment termination date. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. In December 1996, this facility was renewed, and the amount of the commitment was increased to $1.55 billion. At November 30, 1996, no borrowings were outstanding under this secured facility.

         The Company anticipates that it will continue to utilize these facilities for short-term funding from time to time.


3  Long-Term Borrowings

MATURITIES AND TERMS

Long-term borrowings at fiscal year-end consist of the following:



---------------------------------------------------------------------------------------------------------------
                                          U.S. Dollar               Non-U.S. Dollar(1)
---------------------------------------------------------------------------------------------------------------

                                                         Index/                           Nov. 30,    Nov. 30,
                                   Fixed   Floating      Equity       Fixed   Floating        1996        1995
(Dollars in Millions)               Rate       Rate      Linked        Rate       Rate       Total       Total
                                 -----------------------------------------------------------------------------
Due in fiscal 1996               $    -     $     -      $    -      $    -     $   -      $     -     $ 1,329
Due in fiscal 1997                   628      1,400         497          96        363       2,984       2,704
Due in fiscal 1998                   374      2,228         566         462        280       3,910       1,424
Due in fiscal 1999                   753        764         319         206        357       2,399         788
Due in fiscal 2000                    75         10          22          28         44         179          70
Due in fiscal 2001                 1,235        285          68          47         18       1,653         664
Thereafter                         2,715          -         116         516         26       3,373       2,656
                                 -----------------------------------------------------------------------------
Total                            $ 5,780     $4,687      $1,588      $1,355     $1,088     $14,498     $ 9,635
                                 -----------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------
Weighted average
   coupon at fiscal year-end         7.6%       5.7%      n/a           5.3%       3.4%        6.3%        6.8%
                                 -----------------------------------------------------------------------------



(1) Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.



                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  61

MEDIUM-TERM NOTES

Included in the table above are medium-term notes of $8,271 million and $2,882 million at November 30, 1996 and November 30, 1995, respectively. The effective weighted average interest rate on all medium-term notes was 5.8% in fiscal 1996 and 6.2% in fiscal 1995. Maturities of these notes range from fiscal 1997 through fiscal 2023.


STRUCTURED DEBT

U.S. dollar index/equity linked debt includes various structured instruments whose payments and redemption values are linked to the performance of a specific index (i.e., Standard & Poor's 500), a basket of stocks or a specific equity security. To minimize the exposure resulting from movements in the underlying equity position or index, the Company has entered into various equity swap contracts and purchased options which effectively convert the borrowing costs into floating rates based upon London Interbank Offered Rates
("LIBOR"). These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks, or specific equity securities at November 30, 1996 and November 30, 1995.


OTHER DEBT

U.S. dollar contractual floating rate debt bears interest based on a variety of money market indices, including LIBOR and Federal Funds rates. Non-U.S. dollar contractual floating rate debt bears interest based on Euro floating rates.

         Included in the Company's long-term debt are subordinated notes of $1,325 million and $1,298 million at November 30, 1996 and November 30, 1995, respectively. The effective weighted average interest rate on these subordinated notes was 7.0% in fiscal 1996 and fiscal 1995. Maturities of the subordinated notes range from fiscal 1999 to fiscal 2016.

         Certain of the Company's long-term debt is redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company and therefore are scheduled in the foregoing table to mature in fiscal 1997 through fiscal 1999. The stated maturities of these notes, which aggregate $1,480 million, are from 1998 to 2004.

         In fiscal 1995, MS&Co., the Company's U.S. broker-dealer subsidiary, issued approximately $263 million of 6.81% fixed rate subordinated Series C notes, $96 million of 7.03% fixed rate subordinated Series D notes, $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes have maturities from 2001 to 2016. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined. In fiscal 1996, MS&Co. issued an additional $50 million of Series C notes.

ASSET AND LIABILITY MANAGEMENT

A substantial portion of the Company's fixed rate long-term debt is used to fund highly liquid marketable securities and short-term receivables arising from securities transactions. The Company uses interest rate swaps to more closely match the duration of this debt to the duration of the assets being funded and to minimize interest rate risk. These swaps effectively convert certain of the Company's fixed rate debt into floating rate obligations. In addition, for non-U.S. dollar currency debt that is not used to fund assets in the same currency, the Company has entered into currency swaps which effectively convert the debt into U.S. dollar obligations. The Company's use of swaps for asset and liability management reduced its interest expense and effective average borrowing rate as follows:

---------------------------------------------------------------------------------------------------------------
                                                                             Fiscal       Fiscal        Fiscal
(Dollars in Millions)                                                          1996         1995          1994
                                                                             ---------------------------------

Net reduction in interest expense from swaps
   for the fiscal year                                                         $ 24          $22          $ 93
Weighted average coupon of long-term
   debt at fiscal year-end(1)                                                   6.3%         6.8%          7.0%
Effective average borrowing rate for
   long-term debt after swaps at fiscal year-end(1)                             6.1%         6.5%          6.7%
                                                                             ---------------------------------



(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

The effective weighted average interest rate on the Company's index/equity linked notes, which is not included in the table above, was 5.6% and 6.0% in fiscal 1996 and fiscal 1995, respectively, after giving effect to the related hedges.

         The table below summarizes the notional or contract amounts of these swaps by maturity and weighted average interest rates to be received and paid as of November 30, 1996. Swaps utilized to hedge the Company's structured debt are presented at their redemption values:


-----------------------------------------------------------------------------------------------------------------
                                   U.S. Dollar                         Non-U.S. Dollar(1)
-----------------------------------------------------------------------------------------------------------------

                                 Receive    Receive                 Receive    Receive
                                   Fixed   Floating      Index/       Fixed   Floating       Nov. 30,    Nov. 30,
                                     Pay        Pay      Equity         Pay        Pay           1996        1995
(Dollars in Millions)           Floating   Floating      Linked    Floating   Floating(2)       Total       Total
                                ---------------------------------------------------------------------------------

Maturing in fiscal 1996          $     -      $   -      $    -      $    -       $  -     $     -       $   681
Maturing in fiscal 1997              628        200         497          96        357       1,778         1,238
Maturing in fiscal 1998              343        175         566         462        221       1,767           860
Maturing in fiscal 1999              456        200         319         206         82       1,263           588
Maturing in fiscal 2000               75          -          22          28         44         169            70
Maturing in fiscal 2001              800          5          68          47          -         920             -
Thereafter                           885          -         116          516         -       1,517         1,388
                                --------------------------------------------------------------------------------
Total                            $ 3,187      $ 580      $1,588      $1,355       $704     $ 7,414       $ 4,825
                                --------------------------------------------------------------------------------
                                --------------------------------------------------------------------------------
Weighted average at
   fiscal year-end(3)
Receive rate                         7.2%       5.8%      n/a           5.1%       3.3%
Pay rate                             5.6%       6.0%      n/a           4.9%       5.9%
                                --------------------------------------------------------------------------------


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



                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  63

As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing debt. Activity during the periods in the notional value of the swap contracts used by the Company for asset and liability management (and the unrecognized gain at period end) is summarized in the table below:

--------------------------------------------------------------------------------------------------------------
                                                                                          Fiscal        Fiscal
(Dollars in Millions)                                                                       1996          1995
                                                                                       -----------------------
Notional value at beginning of period                                                     $4,825       $ 3,740
Additions                                                                                  3,453         1,546
Matured                                                                                     (643)         (359)
Terminated                                                                                  (157)         (108)
Effect of foreign currency translation on non-U.S. dollar notional values
   and changes in redemption values on structured debt                                       (64)            6
                                                                                       -----------------------
Notional value at fiscal year-end                                                         $7,414       $ 4,825
                                                                                       -----------------------
                                                                                       -----------------------
Unrecognized gain at fiscal year-end                                                      $  150       $   225
                                                                                       -----------------------
                                                                                       -----------------------


The Company also uses interest rate swaps to modify certain of its repurchase financing agreements. The Company had interest rate swaps with notional values of approximately $1.1 billion and $2.1 billion as of November 30, 1996 and November 30, 1995, respectively, and unrecognized gains of approximately $14 million and $45 million as of November 30, 1996 and November 30, 1995, respectively, for such purpose. The unrecognized gains on these swaps were offset by unrecognized losses on certain of the Company's repurchase financing agreements.

      The estimated fair value of the Company's long-term debt, based on rates available to the Company at November 30, 1996 and November 30, 1995 for debt with similar terms and maturities, and the aggregate carrying value of this debt are presented in the following table:


--------------------------------------------------------------------------------------------------------------
                                                                                        Nov. 30,      Nov. 30,
(Dollars in Millions)                                                                       1996          1995
                                                                                        ----------------------
Fair value of long-term debt                                                             $14,751       $ 9,954
Unrecognized loss                                                                           (253)         (319)
                                                                                        ----------------------
Carrying value of long-term debt                                                         $14,498       $ 9,635
                                                                                        ----------------------
                                                                                        ----------------------



4 Commitments and Contingencies

LEASES AND RELATED COMMITMENTS

The Company incurred rent expense under operating leases in the amounts of $101 million, $97 million and $113 million in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. Minimum remaining rental payments, excluding amounts related to the Company's termination of certain leased office space as described below, are approximately as follows:

-------------------------------------------------------------
Fiscal Year                             (Dollars in Millions)
                                         --------------------
1997                                             $    126
1998                                                  111
1999                                                   87
2000                                                   79
2001                                                   69
Thereafter                                            364
                                                      ---




Rentals are subject to periodic escalation charges.

      During 1995, the Company relocated the majority of its New York City employees from existing leased space at 1221 and 1251 Avenue of the Americas to space in the Company's buildings at 1585 Broadway and 750 Seventh Avenue that were purchased in fiscal 1993 and fiscal 1994, respectively. The total investment in these two buildings totaled approximately $700 million, which is being depreciated over the useful lives of the various assets comprising the investment.

         During fiscal 1994, the Company recognized a pretax charge of $59 million ($39 million after tax, which reduced primary and fully diluted earnings per share by $.25 and $.24, respectively). The charge was in connection with the moves discussed above and a move to new leased office space in Tokyo. The charge specifically covered the Company's termination of certain leased office space and the write-off of remaining leasehold improvements in both cities.

OTHER COMMITMENTS AND CONTINGENCIES

The Company had approximately $3.3 billion of letters of credit outstanding at November 30, 1996 to satisfy various collateral requirements.

         Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the Consolidated Statement of Financial Condition.

         The Company also has commitments to fund certain fixed assets and other less liquid investments, including at November 30, 1996 approximately $208 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its investment banking and its merchant banking and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

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

5 Trading Activities

TRADING REVENUES

The Company manages its trading businesses by product groupings and therefore has established distinct, worldwide trading divisions having responsibility for equity, fixed income, foreign exchange and commodities products. Because of the integrated nature of the markets for such products, each product area trades cash instruments as well as related derivative products (i.e., options, swaps, futures, forwards and other contracts with respect to such underlying instruments or commodities). Revenues related to trading are summarized below by trading division. The "Total" column includes all trading revenues plus the portion of those commission and interest revenues and expenses which result from trading activities. Commissions and Net Interest (interest




                                   MORGAN STANLEY GROUP INC. AND SUBSIDIARIES 65
revenues less interest expense) as reported in the Company's Consolidated Statement of Income also include results from the Company's securities services business and other business activities:

--------------------------------------------------------------------------------------------------------------
(Dollars in Millions)                                          Trading     Commissions   Net Interest  Total
                                                               -----------------------------------------------

FISCAL 1996
Equities                                                       $   978        $ 536        $(166)      $ 1,348
Fixed Income                                                       926           66          252         1,244
Foreign Exchange                                                   169            1            -           170
Commodities                                                        137            -          (17)          120
                                                               -----------------------------------------------
Trading-related revenues                                         2,210          603           69         2,882
Securities services and other                                        -           10          264           274
                                                               -----------------------------------------------
                                                               $ 2,210        $ 613        $ 333       $ 3,156
                                                               -----------------------------------------------
                                                               -----------------------------------------------
FISCAL 1995
Equities                                                       $   409        $ 367        $ 103       $   879
Fixed Income                                                       489           52          306           847
Foreign Exchange                                                   156            -            3           159
Commodities                                                         68            -          (16)           52
                                                               -----------------------------------------------
Trading-related revenues                                         1,122          419          396         1,937
Securities services and other                                        -           18           42            60
                                                               -----------------------------------------------
                                                               $ 1,122        $ 437        $ 438       $ 1,997
                                                               -----------------------------------------------
                                                               -----------------------------------------------
FISCAL 1994
Equities                                                       $   510        $ 351        $ (60)      $   801
Fixed Income                                                       347           60          419           826
Foreign Exchange                                                   148            1            4           153
Commodities                                                         99            2            5           106
                                                               -----------------------------------------------
Trading-related revenues                                         1,104          414          368         1,886
Securities services and other                                        -           35          163           198
                                                               -----------------------------------------------
                                                               $ 1,104        $ 449        $ 531       $ 2,084
                                                               -----------------------------------------------
                                                               -----------------------------------------------

The Company's trading activities are both client-driven and proprietary. The Company enters into specific contracts and carries inventories to meet the needs of its clients. Its trading portfolios also are managed with a view toward the risk and profitability of the portfolios to the Company. The nature of the equities, fixed income, foreign exchange and commodities activities conducted by the Company, including the use of derivative products in these businesses, and the market, credit and concentration risk management policies and procedures covering these activities are discussed below.

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

FIXED INCOME

The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market securities, mortgage- and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and other related derivative products, OTC options on U.S. and foreign government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.

         Swaps used in fixed income trading are, for the most part, contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company seeks to manage the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures, foreign currency forwards and underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.

         The Company is an underwriter of and a market-maker in mortgage-backed securities and collateralized mortgage obligations ("CMO") as well as commercial, residential and real estate loan products. The Company also structures mortgage-backed swaps for its clients, enabling them to derive the cash flows from an underlying mortgage-backed security without purchasing the cash position. It earns the spread between the premium inherent in the swap and the cost of hedging the swap contract through the use of cash positions or TBA contracts. The Company also uses TBAs in its role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA



                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  67
contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. Further, the Company uses TBAs to ensure delivery of underlying mortgage-backed securities in its CMO issuance business. As is the case with all mortgage-backed products, market risk associated with these instruments results from interest rate fluctuations and changes in mortgage prepayment speeds. The counterparties to the Company's fixed income transactions include investment advisors, commercial banks, insurance companies, investment funds and industrial companies.


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

COMMODITIES

The Company, as a major participant in the world commodities markets, trades in physical precious, base and platinum group metals, electricity, energy products (principally oil, refined oil products and natural gas) as well as a variety of derivatives related to these commodities such as futures, forwards and exchange traded and OTC options and swaps. Through these activities, the Company provides clients with a ready market to satisfy end users' current raw material needs and facilitates their ability to hedge price fluctuations related to future inventory needs. The former activity at times requires the positioning of physical commodities. Derivatives on those commodities, such as futures, forwards and options, often are used to hedge price movements in the underlying physical inventory. The Company profits as a market-maker in physical commodities by capturing the bid and offer spread inherent in the physical markets.

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

         During fiscal 1996, the Company established a Risk Management Advisory Board which advises the Firm Risk Management Group on risk measurement

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  69
methodologies, models and systems and establishes review procedures for models used by the Company for valuation and risk measurement. Other departments within the Company that are independent of the Company's business areas and also are actively involved in monitoring the Company's risk profile include: Controllers, Corporate Treasury, Information Technology, Legal and Compliance, Tax and Operations.

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

         The Market Risk Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective which includes value at risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and is reviewed by division risk managers, desk risk managers and the Market Risk Department.

CREDIT RISK

The Company's exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in the Company incurring losses. The Finance and Risk Committee has approved Company-wide credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines also have been approved by the Finance and Risk Committee for each type of counterparty (by rating category) as well as secondary positions of high-yield and emerging market debt.

         The Credit Department administers and monitors the credit limits among trading divisions on a worldwide basis. In addition to monitoring credit limits, the Company manages the credit exposure relating to its trading activities by reviewing counterparty financial soundness periodically, by entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances and by limiting the duration of exposure. In certain cases, the Company also may close out transactions or assign them to other counterparties to mitigate credit risk.

CONCENTRATION RISK

The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, Germany and Italy), which, in the aggregate, represented approximately 16% of the Company's total assets at November 30, 1996. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 36% of the Company's total assets at November 30, 1996, consists of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its merchant banking and principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

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

NOTIONAL/CONTRACT AMOUNTS AND FAIR
VALUES OF DERIVATIVES

The gross notional or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at November 30, 1996 and November 30, 1995, as well as the average fair value of those assets and liabilities for the year ended November 30, 1996 and the period ended November 30, 1995, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in Note 1. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts may ultimately result in cash settlements exceeding fair value amounts recognized in the Consolidated Statement of Financial Condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange and other forward contracts and swaps) in gain positions net of any unrealized losses owed to these counterparties on offsetting positions in situations where netting is consistent with FASB Interpretation No. 39. Similarly, liabilities represent net


                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  71
amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:

Fiscal Year-End                                                                  Fiscal Year-End                 Average
Gross Notional/                                                                  Fair Values(3)              Fair Values(3)(4)
Contract Amount(1)(2)                                                    ---------------------------   ---------------------------
                                                                           Assets     Liabilities       Assets     Liabilities
                                                                         ---------------------------   ---------------------------
   1996   1995    (Dollars in Billions, at fiscal year-end  )             1996   1995   1996    1995   1996   1995   1996    1995
   $622   $401    Interest rate and currency swaps
                   and options (including caps,
                   floors and swap options)                              $ 4.9   $3.8   $ 5.0   $3.8   $4.2   $3.7   $3.8   $ 3.8
     362   260    Foreign exchange forward
                   and futures contracts and options                       2.2    1.9     2.0    1.9    1.6    2.0    1.6     2.2
      31    21    Mortgage-backed securities forward
                   contracts, swaps and options                            0.2    0.1     0.1    0.1    0.2    0.1    0.1     0.1
     178   199    Other fixed income securities
                   contracts (including futures
                   contracts and options)                                  0.2    0.1     0.2    0.4    0.2    0.3    0.4     0.3
      61    57    Equity securities contracts (including
                   equity swaps, futures contracts,
                   and warrants and options)                               2.3    1.4     1.5    0.8    1.6    1.5    1.1     0.9
      63    47    Commodity forwards, futures,
                   options and swaps                                       1.4    0.7     1.2    0.5    1.3    1.0    0.7     0.9
 -------------                                                           --------------------------------------------------------
 $ 1,317 $ 985    Total                                                  $11.2   $8.0   $10.0   $7.5   $9.1   $8.6   $7.7   $ 8.2
 -------------                                                           --------------------------------------------------------
 -------------                                                           --------------------------------------------------------

(1) The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.
(2) Notional amounts include purchased and written options of $247 billion and $193 billion, respectively, at November 30, 1996, and $139 billion and $100 billion, respectively, at November 30, 1995.
(3) These amounts represent carrying value (exclusive of collateral) at November 30, 1996 and November 30, 1995, respectively, and do not include receivables or payables related to exchange traded futures contracts.
(4) Amounts are calculated using a monthly average.

      The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis consistent with FASB Interpretation
No. 39 but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes that the ultimate settlement of the transactions outstanding at November 30, 1996 will not have a material effect on the Company's financial condition.

         The remaining maturities of the Company's swaps and other derivative products at November 30, 1996 and November 30, 1995 are summarized in the following table, showing notional values by year of expected maturity:

                                                                      Greater
                                   Less than     1 to 3     3 to 5       than
(Dollars in Billions)                 1 Year      Years      Years    5 Years        Total
                                   ---------   --------     ------    -------        -----
NOVEMBER 30, 1996
Interest rate and currency swaps
   and options (including caps,
   floors and swap options)             $132       $191       $119       $180       $  622
Foreign exchange forward and
   futures contracts and options         338         20          4         --          362
Mortgage-backed securities forward
   contracts, swaps and options           20          1          2          8           31
Other fixed income securities
   contracts (including futures
   contracts and options)                132         39          6          1          178
Equity securities contracts
   (including equity swaps,
   futures contracts, and
   warrants and options)                  50          9          2         --           61
Commodity forwards, futures
   options and swaps                      50         10          2          1           63
                                        ----       ----       ----       ----       ------
Total                                   $722       $270       $135       $190       $1,317
                                        ----       ----       ----       ----       ------
                                        ----       ----       ----       ----       ------
Percent of total                          55%        21%        10%        14%         100%
                                        ----       ----       ----       ----       ------
                                        ----       ----       ----       ----       ------
NOVEMBER 30, 1995
Interest rate and currency swaps
   and options (including caps,
   floors and swap options)             $ 97       $138       $ 74       $ 92       $  401
Foreign exchange forward and
   futures contracts and options         253          4          3         --          260
Mortgage-backed securities forward
   contracts, swaps and options           16         --          2          3           21
Other fixed income securities
   contracts (including futures
   contracts and options)                142         34         16          7          199
Equity securities contracts
   (including equity swaps,
   futures contracts, and
   warrants and options)                  54          3         --         --           57
Commodity forwards, futures
   options and swaps                      38          7          2         --           47
                                        ----       ----       ----       ----       ------
Total                                   $600       $186       $ 97       $102       $  985
                                        ----       ----       ----       ----       ------
                                        ----       ----       ----       ----       ------
Percent of total                          61%        19%        10%        10%         100%
                                        ----       ----       ----       ----       ------
                                        ----       ----       ----       ----       ------

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  73

The credit quality of the Company's trading-related derivatives at November 30, 1996 and November 30, 1995 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:

                                                                                            Collater-
                                                                                               alized     Other
                                                                                                 Non-      Non-
                                                                                              Invest-   Invest-
                                                                                                 ment      ment
(Dollars in Millions)                          AAA           AA            A          BBB       Grade     Grade        Total
                                            ------       ------       ------       ------       ----       ----       -------
NOVEMBER 30, 1996
Interest rate and currency swaps
   and options (including caps, floors
   and swap options)                        $  739       $1,393       $1,977       $  674       $ 25      $ 152      $  4,960
Foreign exchange forward contracts
   and options                                 727          824          539           28         --         50         2,168
Mortgage-backed securities forward
   contracts, swaps and options                 66           65           64           19         --          5           219
Other fixed income securities
   contracts (including options)                53           52           41           22          6         31           205
Equity securities contracts (including
   equity swaps, warrants and options)       1,074          274          408           60        426         43         2,285
Commodity forwards, options and swaps           95          318          318          280         72        300         1,383
                                            ------       ------       ------       ------       ----       ----       -------
Total                                       $2,754       $2,926       $3,347       $1,083       $529       $581       $11,220
                                            ------       ------       ------       ------       ----       ----       -------
                                            ------       ------       ------       ------       ----       ----       -------
Percent of total                                24%          26%          30%          10%         5%         5%          100%
                                            ------       ------       ------       ------       ----       ----       -------
                                            ------       ------       ------       ------       ----       ----       -------
NOVEMBER 30, 1995
Interest rate and currency swaps
   and options (including caps, floors
   and swap options)                        $  660       $1,269       $1,148       $  535       $ 88      $ 141      $  3,841
Foreign exchange forward contracts
   and options                                 548          531          674           83         --         27         1,863
Mortgage-backed securities forward
   contracts, swaps and options                 23           31           36            7         12         14           123
Other fixed income securities
   contracts (including options)                25           33           33           42         --          4           137
Equity securities contracts (including
   equity swaps, warrants and options)         612           98          232          143        178        159         1,422

Commodity forwards, options and swaps          103          129          152          126         --        147           657
                                            ------       ------       ------       ------       ----       ----       -------
Total                                       $1,971       $2,091       $2,275       $  936       $278      $ 492      $  8,043
                                            ------       ------       ------       ------       ----       ----       -------
                                            ------       ------       ------       ------       ----       ----       -------
Percent of total                                25%          26%          28%          12%         3%         6%          100%
                                            ------       ------       ------       ------       ----       ----       -------
                                            ------       ------       ------       ------       ----       ----       -------

The Company has also obtained assets posted as collateral by investment grade counterparties amounting to $948 million and $883 million at November 30, 1996 and November 30, 1995, respectively.

6  Preferred Stock and Capital Units

Preferred stock is composed of the following issues:

                                                             Shares Outstanding at           Balance at
                                                             ----------------------     ----------------------
                                                              Nov. 30,     Nov. 30,     Nov. 30,      Nov. 30,
(Dollars in Millions)                                             1996         1995         1996          1995
                                                             ----------------------     ----------------------
ESOP Convertible Preferred Stock,
   liquidation preference $35.88                             3,699,302    3,758,133       $  133         $ 135
9.36% Cumulative Preferred Stock, stated value $25                 --     5,500,000          --            138
Series A Fixed/Adjustable Rate Cumulative
   Preferred Stock, stated value $200                        1,725,000          --           345           --
7-3/4% Cumulative Preferred Stock, stated value $200         1,000,000          --           200           --
7-3/8% Cumulative Preferred Stock, stated value $200         1,000,000    1,000,000          200           200
8.88% Cumulative Preferred Stock, stated value $200            975,000      975,000          195           195
8-3/4% Cumulative Preferred Stock, stated value $200           750,000      750,000          150           150
                                                             ---------    ---------    ---------     ---------
Total                                                                                     $1,223         $ 818
                                                             ---------    ---------    ---------     ---------
                                                             ---------    ---------    ---------     ---------

         Each issue of preferred stock ranks in parity with all other preferred stock.

      During fiscal 1996, the Company redeemed all 5,500,000 shares of its 9.36% Cumulative Preferred Stock at a redemption price of $25.156 per share, which reflected the stated value of $25 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

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

      The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2013 to 2015 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $865 million at November 30, 1996 and November 30, 1995.

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  75

      Subsequent to November 30, 1996, the Company and MS plc issued 8.03% Capital Units in the aggregate amount of $134 million which mature in 2016.

      The estimated fair value of the Capital Units was $866 million and $872 million at November 30, 1996 and November 30, 1995, respectively.

7  Common Stock and Stockholders' Equity

During the fiscal year ended November 30, 1996, the Company repurchased or acquired shares of its common stock at an aggregate cost of $507 million and an average cost per share of $44.25. The Company's unused portion of its stock repurchase authorization at November 30, 1996 was approximately $256 million. On January 7, 1997, the Board of Directors authorized the purchase, in the open market or otherwise, subject to market conditions and certain other factors, of an additional $400 million of the Company's common stock. The Company also retired 4,003,636 shares of treasury stock during fiscal 1996.

      MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE") and the Commodity Futures Trading Commission. MS&Co. has consistently operated in excess of these requirements with aggregate net capital, as defined, totaling $1,357 million at November 30, 1996, which exceeded the amount required by $1,055 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

      Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements.

      Advances, dividend payments and other equity withdrawals from MS&Co., MSIL, MSJL and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE and other regulatory agencies and by subordinated noteholders and certain banks. Morgan Stanley Derivative Products Inc., the Company's triple-A rated derivative products subsidiary, also has established certain operating restrictions which have been reviewed by various rating agencies. At November 30, 1996, approximately $2,264 million of equity of the Company's subsidiaries may be restricted as to the payment of dividends and advances.

      Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company's net foreign investments generally are tax-deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. Therefore, the gross notional amounts of the contracts and debt designated as hedges exceed the Company's net foreign investments to result in effective hedging on an after-tax basis. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company's net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

                                                                 Nov. 30,      Nov. 30,
(Dollars in Millions)                                                1996          1995
                                                                   ------       -------
Net investments in non-U.S. dollar functional
   currency subsidiaries                                           $1,279       $ 1,243
                                                                   ------       -------
Gross notional amounts of foreign exchange contracts
   and non-U.S. dollar debt designated as hedges(1)                $2,247       $ 2,082
                                                                   ------       -------
Cumulative translation adjustments resulting from
   net investments in subsidiaries with a non-U.S.
   dollar functional currency                                      $  100       $   185
Cumulative translation adjustments resulting from
   realized or unrealized gains or losses on hedges,
   net of tax                                                        (111)         (194)
                                                                   ------       -------
Total cumulative translation adjustments                           $  (11)      $    (9)
                                                                   ------       -------
                                                                   ------       -------

(1) Notional amounts represent the contractual currency amount translated at respective fiscal year-end spot rates.

8  Employee Compensation Plans

The Company has adopted a variety of compensation plans for certain of its employees. These plans are designed to facilitate a pay-for-performance policy, provide compensation commensurate with other leading financial services industry companies and provide for internal ownership in order to align the interests of employees with the long-term interests of the Company's stockholders. The following summarizes these plans:

EQUITY INCENTIVE COMPENSATION PLAN

Stock units representing employees' rights to receive unrestricted common shares ("Stock Units") are awarded annually to key employees; compensation expense for all such awards (including those subject to forfeiture) amounted to $447 million, $157 million and $124 million for fiscal 1996, fiscal 1995 and fiscal 1994, respectively. Compensation expense for such awards was determined based on the fair value of the Company's common stock (as defined in the plan). Stock Units had been awarded pursuant to the 1988 Equity Incentive Compensation Plan. On April 3, 1996, the Company's stockholders approved the 1995 Equity Incentive Compensation Plan and Stock Unit awards subsequent to this date will be granted under this plan only. For purposes of this footnote, the term "EICP" shall refer collectively to the 1988 Equity Incentive Compensation Plan and the 1995 Equity Incentive Compensation Plan.

      Stock Units generally will convert to shares of the Company's common stock within five or 10 years from grant (or earlier in the event of the holder's death or retirement, as defined). Holders of Stock Units generally have all the rights of a common stockholder, subject to restrictions on transfer of ownership of the units for the five- or 10-year period. Holders of the Stock Units generally will forfeit ownership only in certain limited situations, including termination for cause during the restriction period. In addition, holders of the Stock Units having a 10-year restriction period, which were awarded in respect of services for fiscal years 1992 to 1995, and holders of Stock Units which were awarded in respect of services for fiscal 1996, will generally forfeit ownership of a portion of their Stock Units if their employment is terminated before the end of the relevant restriction period.

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  77

         Activity related to Stock Units accrued pursuant to the EICP is as follows:

                                             ==================================================
                                                              Stock Units
                                             --------------------------------------------------
                                             Fiscal 1996       Fiscal 1995(1)    Fiscal 1994(1)
                                             --------------------------------------------------
Outstanding at beginning of period            30,922,176        27,828,734        24,035,010
Awarded                                        7,540,581         3,776,284         4,515,630
Converted(2)                                  (3,496,503)         (395,122)         (362,548)
Forfeited                                       (437,306)         (287,720)         (359,358)
                                              -------------------------------------------------
Outstanding at end of period                  34,528,948        30,922,176        27,828,734
                                              =================================================

(1) Approximately 29% and 24% of the Stock Units awarded in fiscal 1995 and fiscal 1994, respectively, were subject to a 10-year restriction period.

(2) Amounts represent Stock Units converted to unrestricted common shares.

On April 3, 1996, the Company's stockholders approved the reservation of 87,466,484 shares of common stock for awards under the EICP(including stock options). At November 30, 1996, approximately 79,000,000 shares reserved for future awards under the EICP remain (net of fiscal 1996 awards).

STOCK OPTION AWARDS

Prior to fiscal 1989, stock options had been awarded pursuant to the Company's 1986 Stock Option Plan which provided for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plan) on the date of grant. Such options generally became exercisable over a three-year period and expire 10 years from the date of the grant. Since fiscal 1989, stock options have been awarded pursuant to the EICP. Options awarded under the EICP are exercisable at a price equal to the fair value of the Company's common stock (as defined in the plan) and will generally expire seven years (for options awarded for fiscal 1993 service and prior) or 10 years (for options awarded for fiscal 1996, fiscal 1995 and fiscal 1994 service) from grant.

         The following table sets forth activity relating to the Company's stock option awards:

                                         Fiscal 1996                   Fiscal 1995                  Fiscal 1994
                                            Weighted                      Weighted                     Weighted
                                             Average                       Average                      Average
                                            Exercise                      Exercise                     Exercise
                                 Shares        Price           Shares        Price          Shares        Price
                             ----------  -----------      -----------  -----------      ----------  -----------
Options outstanding at
   beginning of period       21,433,120       $23.17       24,709,000       $21.82      14,493,848       $15.00
Granted                       4,512,473        49.82          124,360        35.00      11,277,708        29.75
Exercised                    (4,283,950)       13.69       (3,215,456)       12.73        (991,056)       11.39
Forfeited                      (485,870)       38.15         (184,784)       31.52         (71,500)       37.33
                             ----------  -----------      -----------  -----------      ----------  -----------
Options outstanding at
   end of period             21,175,773        30.43       21,433,120        23.17      24,709,000        21.82
                             ----------  -----------      -----------  -----------      ----------  -----------
                             ----------  -----------      -----------  -----------      ----------  -----------
Options exercisable at
   end of period             11,725,504       $22.80       15,045,750       $20.44      18,274,658       $19.09
                             ----------  -----------      -----------  -----------      ----------  -----------
                             ----------  -----------      -----------  -----------      ----------  -----------

The following table presents information relating to stock options outstanding at November 30, 1996:

----------------------------------------------------------------------------------------------------
                                                                                            WEIGHTED
                                                                                             AVERAGE
EXERCISE                                           OPTIONS               OPTIONS           REMAINING
PRICE                                          OUTSTANDING           EXERCISABLE       LIFE IN YEARS
----------------------------------------------------------------------------------------------------
$10 - $19                                        4,799,206             4,799,206                 1.1
$20 - $29                                       10,895,552             6,905,434                 8.2
$30 - $39                                        1,138,358                    --                 4.6
$40 - $49                                        4,178,954                20,864                 6.1
$50 - $60                                          163,703                    --                 8.7
----------------------------------------------------------------------------------------------------
Total                                           21,175,773            11,725,504                 6.0
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

The weighted average fair value at date of grant for options granted during fiscal 1996 and fiscal 1995 was $14.99 and $11.49 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

---------------------------------------------------------------------------------
                                                            FISCAL        FISCAL
                                                              1996          1995
---------------------------------------------------------------------------------
Risk-free interest rate                                        5.5%          6.2%
Expected option life in years                                  5.3           6.6
Expected stock price volatility                               27.5%         26.3%
Expected dividend yield                                        1.6%          1.9%
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, fiscal 1996 net income, primary earnings per share and fully diluted earnings per share would have been reduced by $43 million, $.27 per share and $.27 per share, respectively. Fiscal 1995 net income, primary earnings per share and fully diluted earnings per share would have been reduced by $1 million, $.01 per share, and $.01 per share, respectively.

CAPITAL ACCUMULATION PLAN
Under the Capital Accumulation Plan ("CAP"), vested units consisting of unsecured rights to receive payments based on notional interests in existing and future risk-capital investments made directly or indirectly by the Company ("CAP Units") are granted to key employees. The value of the CAP Units awarded for services rendered in fiscal 1996, fiscal 1995 and fiscal 1994 was approximately $7 million, $9 million and $14 million, respectively, all of which relate to vested units.

CARRIED INTEREST PLANS
Under the Carried Interest Plans, certain key employees effectively participate in a portion of the Company's realized gains from certain of its equity investments in merchant banking transactions. Compensation expense for fiscal 1996, fiscal 1995 and fiscal 1994 related to these plans aggregated $0.2 million, $10 million and $24 million, respectively.

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  79

REAL ESTATE FUND PLANS

On September 26, 1995, the Board of Directors approved the adoption of the Morgan Stanley Real Estate Compensation Plan and the Morgan Stanley Real Estate Profits Participation Plan. Under these plans, select employees and consultants may participate in certain gains realized by the Company's real estate funds. Compensation expense relating to these plans aggregated $13 million and $9 million for fiscal 1996 and fiscal 1995, respectively.

      The Company also has established a worldwide profit sharing plan and an employee stock ownership plan for the benefit of substantially all its U.S. employees. The following summarizes these plans:

PROFIT SHARING PLAN
The Company sponsors a qualified non-contributory profit sharing plan covering substantially all its U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made at the discretion of management based upon the financial performance of the Company. Total profit sharing expense for fiscal 1996, fiscal 1995 and fiscal 1994 (excluding Company contributions to the Employee Stock Ownership Plan, which increased in fiscal 1995) was $30 million, $10 million and $23 million, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
In July 1990, the Company's Board of Directors authorized the establishment of a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership of the Company and to provide benefits to its employees in a cost-effective manner. Each of the 3,699,302 preferred shares outstanding at November 30, 1996 is held by the ESOP trust, is convertible into two shares of the Company's common stock and is entitled to annual dividends of $2.78 per preferred share. The ESOP trust funded its stock purchase through a loan of $140 million from the Company. The ESOP trust note, due September 19, 2010 (extendable at the option of the ESOP trust to September 19, 2015), bears a 10-3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination. Upon withdrawal, each share of ESOP preferred stock generally will be converted into two shares of the Company's common stock. If the fair value of such two common shares at conversion is less than the $35.88 liquidation value of an ESOP preferred share, the Company will pay the withdrawing employee the difference in additional common shares or cash.

      Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of Directors. The cost of shares allocated to participants' accounts amounted to $9 million in fiscal 1996, $11 million in fiscal 1995 and $10 million in fiscal 1994. The ESOP debt service costs for fiscal 1996, fiscal 1995 and fiscal 1994 were paid from dividends received on preferred stock held by the plan and from Company contributions.

9  Employee Benefit Plans

         The Company sponsors various pension plans for the majority of its worldwide employees. It provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:

PENSION PLANS
Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by a non-contributory pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plan"). Two unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plan and the Supplemental Plans (collectively, the "U.S. Plans"), the Company maintains a separate pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). Eight other international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and compensation during the final years of employment. The Company's policy is to fund the accrued cost of the Qualified Plan, the U.K. Plan and the other international plans currently. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

      During fiscal 1996, the benefit structure of the U.K. Plan was changed from a defined benefit plan to a defined contribution plan. Under the defined contribution plan, benefits are determined by the purchasing power of the accumulated value of contributions paid. Under the defined benefit plan, benefits were expressed as a proportion of earnings at or near retirement based on years of service. In fiscal 1996, the Company's expense related to the defined contribution U.K. Plan was $3 million.

      Pension expense for fiscal 1996, fiscal 1995 and fiscal 1994 includes the following components:

----------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                   FISCAL 1996  FISCAL 1995   FISCAL 1994
----------------------------------------------------------------------------------------------------------------
U.S. Plans
   Service cost, benefits earned during the period                             $ 10         $  6          $  8
   Interest cost on projected benefit obligation                                 15           11            11
   Return on plan assets                                                        (36)         (34)            1
   Difference between actual and expected return on assets                       20           22           (15)
   Net amortization                                                              (3)          (3)           (3)
-------------------------------------------------------------------------------------------------------------------
Total U.S. Plans                                                                  6            2             2
U.K. Plan
   Service cost, benefits earned during the period                                6            6             6
   Interest cost on projected benefit obligation                                  3            3             2
   Return on plan assets                                                         (4)          (5)            -
   Difference between actual and expected return on assets                        1            2            (3)
-------------------------------------------------------------------------------------------------------------------
Total U.K. Plan                                                                   6            6             5
Other international plans                                                         6            5             5
-------------------------------------------------------------------------------------------------------------------
Total pension expense                                                          $ 18         $ 13          $ 12
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The following table provides the assumptions used in determining the projected benefit obligation for the U.S. Plans and the U.K. Plan as of November 30, 1996 and November 30, 1995:

----------------------------------------------------------------------------------------------------------------
                                                               NOVEMBER 30, 1996           NOVEMBER 30, 1995
----------------------------------------------------------------------------------------------------------------
                                                            U.S. PLANS    U.K. PLAN   U.S. PLANS     U.K. PLAN
----------------------------------------------------------------------------------------------------------------
Weighted average discount rate                                    7.75%         9.0%         7.5%          9.0%
Rate of increase in future compensation levels                     5.0%         7.0%         5.0%          7.0%
Expected long-term rate of return on plan assets                   9.0%         9.0%         9.0%          9.0%
----------------------------------------------------------------------------------------------------------------

                                 MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  81

The following table sets forth the funded status of the U.S. Plans and the U.K. Plan as of November 30, 1996 and November 30, 1995:

-------------------------------------------------------------------------------------------------------------------
                                             NOVEMBER 30, 1996                       NOVEMBER 30, 1995
-------------------------------------------------------------------------------------------------------------------

                                        U.S. PLANS           U.K. PLAN          U.S. PLANS           U.K. PLAN
-------------------------------------------------------------------------------------------------------------------

                                  QUALIFIED SUPPLEMENTAL                  QUALIFIED SUPPLEMENTAL
(DOLLARS IN MILLIONS)                  PLAN        PLANS                       PLAN        PLANS
-------------------------------------------------------------------------------------------------------------------
Actuarial present value of
   vested benefit obligation         $ (112)        $(28)        $ (59)       $(100)        $(24)        $ (31)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation       $ (123)        $(49)        $ (61)       $(112)        $(44)        $ (31)
Effect of future salary increases       (32)         (17)           --          (33)         (16)           (8)
-------------------------------------------------------------------------------------------------------------------
Projected benefit obligation           (155)         (66)          (61)        (145)         (60)          (39)
Plan assets at fair market
   value (primarily listed
   stocks and bonds)                    219           --            58          192           --            43
-------------------------------------------------------------------------------------------------------------------
Projected benefit obligation
   less than or (in excess of)
   plan assets                           64          (66)           (3)          47          (60)            4
Unrecognized net (gain) or loss         (28)          11            --           (3)           9           (13)
Unrecognized prior service cost          (1)          (1)           --           (1)          (1)           --
Unrecognized net (asset)
   obligation at January 1, 1987,
   net of amortization                   (9)           4            --          (13)           5            --
-------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension
   cost at fiscal year-end           $   26         $(52)        $  (3)       $  30         $(47)        $  (9)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS

The Company's obligation for certain postretirement benefits provided to eligible employees is accounted for in accordance with SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions."

      The net postretirement benefit cost consists of the following components:

-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                   FISCAL 1996  FISCAL 1995   FISCAL 1994
-------------------------------------------------------------------------------------------------------------------
Service cost of benefits earned during the period                               $ 1           $1           $ 2
Interest cost on accumulated postretirement benefit obligation                    2            2             2
-------------------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                                 $ 3           $3           $ 4
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The following table provides information on the status of the Company's postretirement benefit plans as of November 30, 1996 and November 30, 1995:

-------------------------------------------------------------------------------------------------
                                                                           NOV. 30       NOV. 30
(DOLLARS IN MILLIONS)                                                         1996          1995
-------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                   $(17)         $(13)
   Fully eligible active plan participants                                      (4)           (5)
   Other active plan participants                                              (12)          (17)
-------------------------------------------------------------------------------------------------
Total                                                                          (33)          (35)
Unrecognized net loss                                                            1             7
Unrecognized prior service cost                                                  1            --
-------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                           $(31)         $(28)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

The accumulated postretirement benefit obligation was determined by utilizing a discount rate of 7.75% at November 30, 1996 and 7.5% at November 30, 1995, and by applying the provisions of the Company's medical plans, the established maximums and sharing of costs, the relevant actuarial assumptions and the health care cost trend rates which are projected at 8.0% and which grade down to 5.9% in 2001 and decrease further to 4.9% in 2007.

      The effect of a 1% change in the assumed cost trend rate would change the accumulated postretirement benefit obligation by approximately $5 million as of November 30, 1996 and would change the net periodic postretirement benefit cost by $1 million for fiscal 1996.

POSTEMPLOYMENT BENEFITS
Effective February 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Among its provisions, SFAS No. 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of benefits such as health care benefits and life insurance coverage. The effect of the adoption of SFAS No. 112 was not material to the Company's fiscal 1996, fiscal 1995 or fiscal 1994 Consolidated Financial Statements.

10  Income Taxes

The provision for income taxes consists of:

----------------------------------------------------------------------------------------------------------
                                                                    FISCAL       FISCAL        FISCAL
(DOLLARS IN MILLIONS)                                                 1996         1995          1994
----------------------------------------------------------------------------------------------------------
Current:
   U.S. federal                                                     $  500        $ 180        $  165
   U.S. state and local                                                209          103           142
   Non-U.S.                                                            177          111            20
----------------------------------------------------------------------------------------------------------
                                                                       886          394           327
                                                                    ------        -----        ------
Deferred:
   U.S. federal                                                       (249)         (40)          (75)
   U.S. state and local                                                (68)         (33)          (64)
   Non-U.S.                                                            (26)         (38)           11
----------------------------------------------------------------------------------------------------------
                                                                      (343)        (111)         (128)
                                                                    ------        -----        ------
Provision for income taxes                                          $  543        $ 283        $  199
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  83

The following table reconciles the provision to the U.S. federal statutory income tax rate:

-------------------------------------------------------------------------------------------------------------------
                                                                             FISCAL       FISCAL        FISCAL
                                                                               1996         1995          1994
-------------------------------------------------------------------------------------------------------------------
U.S. federal statutory income tax rate                                           35.0%        35.0%         35.0%
U.S. state and local income taxes, net of
   U.S. federal income tax benefits                                               5.9          5.1           8.5
Lower tax rates applicable to
   non-U.S. earnings                                                             (3.4)        (8.6)         (9.1)
Reduced tax rate applied to dividends                                            (0.3)        (0.5)         (0.6)
Other                                                                            (2.7)         1.0          (0.3)
-------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                        34.5%        32.0%         33.5%
-------------------------------------------------------------------------------------------------------------------

Lower tax rates applicable to non-U.S. earnings include the benefit of foreign tax credits utilized against U.S. federal income taxes. The Company intends to permanently reinvest earnings of international subsidiaries or repatriate such earnings only when it is tax effective to do so. U.S. federal income taxes that would be payable upon repatriation are estimated to be $487 million. Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities as of November 30, 1996 and November 30, 1995 are as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                        NOV. 30,      NOV. 30,
(DOLLARS IN MILLIONS)                                                                       1996          1995
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Employee compensation and benefit plans                                                  $778         $ 585
   Accrued expenses not yet deductible
      for tax purposes                                                                        14            21
-------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                    792           606
Deferred tax liabilities:
   Valuation of inventory, investments and receivables                                        42           245
   Depreciation and amortization                                                              29            28
   Fund distribution costs                                                                    56            --
   Other                                                                                      33            31
-------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                               160           304
Net deferred tax assets                                                                     $632         $ 302
-------------------------------------------------------------------------------------------------------------------

The Company's income tax provision excludes currency hedging-related income tax provisions of $72 million and $3 million in fiscal 1996 and fiscal 1995, respectively, as well as an income tax benefit of $72 million in fiscal 1994, credited directly to the cumulative translation adjustments component of consolidated stockholders' equity. Also not included in the Company's income tax provision are income tax benefits of $81 million in fiscal 1996, $38 million in fiscal 1995 and $9 million in fiscal 1994, attributable to the vesting of Stock Unit awards and the exercise of stock options, credited directly to paid-in capital; and $3 million in fiscal 1996, $3 million in fiscal 1995 and $4 million in fiscal 1994, attributable to ESOP dividends, credited directly to retained earnings.

11  Geographic Area Data

The Company's business activities are highly integrated and constitute a single industry segment for purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Total revenues, net revenues, income before taxes and identifiable assets of the Company's operations by geographic area are as follows:

-------------------------------------------------------------------------------------------------------------------
                                             TOTAL REVENUES                           NET REVENUES
-------------------------------------------------------------------------------------------------------------------

                                     FISCAL       FISCAL        FISCAL       FISCAL       FISCAL        FISCAL
(DOLLARS IN MILLIONS)                  1996         1995          1994         1996         1995          1994
-------------------------------------------------------------------------------------------------------------------
International
   Europe                          $  5,616      $ 3,856       $ 3,942       $1,429      $ 1,018       $   776
   Asia                                 768          649           603          699          565           475
-------------------------------------------------------------------------------------------------------------------
   Total                              6,384        4,505         4,545        2,128        1,583         1,251
North America                        15,207        8,553         8,332        3,947        2,264         2,516
   Eliminations                      (8,447)      (3,934)       (3,501)        (299)        (224)         (266)
-------------------------------------------------------------------------------------------------------------------
   Total                           $ 13,144      $ 9,124       $ 9,376       $5,776      $ 3,623       $ 3,501
-------------------------------------------------------------------------------------------------------------------

                                           INCOME BEFORE TAXES                     IDENTIFIABLE ASSETS
-------------------------------------------------------------------------------------------------------------------

                                     FISCAL       FISCAL        FISCAL       FISCAL       FISCAL        FISCAL
                                       1996         1995          1994         1996         1995          1994
-------------------------------------------------------------------------------------------------------------------
International
   Europe                            $  328         $262          $ 11    $ 113,734     $ 85,393      $ 65,110
   Asia                                 161          186            56       21,561       17,363        18,413
-------------------------------------------------------------------------------------------------------------------
   Total                                489          448            67      135,295      102,756        83,523
North America                         1,083          435           527      200,096      139,801       120,360
   Eliminations                          --           --            --     (138,945)     (98,804)      (87,189)
-------------------------------------------------------------------------------------------------------------------
   Total                             $1,572         $883          $594    $ 196,446     $143,753      $116,694
-------------------------------------------------------------------------------------------------------------------

Because of the international nature of the financial markets and the resulting geographic integration of the Company's business, the Company manages its business with a view to the profitability of the enterprise as a whole, and, as such, profitability by geographic area is not necessarily meaningful.

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  85

12  Acquisitions

In the first quarter of fiscal 1996, the Company completed its purchase of MAS, an institutional investment manager, for $350 million, payable in a combination of cash, notes and common stock of the Company. The Company's fiscal 1996 results include the results of MAS since January 3, 1996, the date of acquisition.

      In the fourth quarter of fiscal 1996, the Company completed its purchase of VKAC for $1.175 billion. The consideration for the purchase of the equity of VKAC consisted of cash and approximately $26 million of preferred securities issued by one of the Company's subsidiaries and exchangeable into common stock of the Company. The Company's fiscal 1996 results include the results of VKAC since October 31, 1996, the date of acquisition.

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

13  Announced Merger with Dean Witter, Discover & Co. (Unaudited)

On February 5, 1997, the Company and Dean Witter, Discover & Co. ("DWD") announced a definitive agreement to merge. The combined company would be a pre-eminent global financial services firm with a market capitalization of approximately $21 billion (as of the merger announcement date) and with leading market positions in the securities, asset management and credit services businesses. Under the terms of the agreement unanimously approved by the Boards of both companies, each of the Company's common shares will be exchanged for
1.65 DWD common shares.

      The transaction, which is expected to be completed in mid-1997, is intended to be accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. Pursuant to the pooling of interests method of accounting, prior to the time of closing each company will formally rescind any stock repurchase authorizations existing at that time. Prior to such rescissions, both companies may continue to repurchase stock in the open market subject to the aggregate limitations imposed by the pooling of interests method.

      The following table sets forth certain pro forma combined selected financial data giving effect to the merger under the pooling of interests method of accounting. The amounts presented below have been prepared by combining the Company's financial data for fiscal 1996, the twelve months ended November 30, 1995 and November 30, 1994 with DWD's financial data for the years ended December 31, 1996, 1995 and 1994, respectively. The pro forma combined primary and fully diluted earnings per common share for the respective periods presented is based on the combined weighted average number of common shares and share equivalents of the Company and DWD. The number of common shares and share equivalents of the Company is based on an exchange ratio of 1.65 shares of DWD common shares for each issued and outstanding share and share equivalent of the Company.

--------------------------------------------------------------------------------------------------------------
(Unaudited, Dollars in Millions Except Per Share Amounts)                      1996         1995          1994
                                                                          ------------------------------------
INCOME STATEMENT DATA(1)
Net revenues                                                              $  12,006     $  9,798     $   8,612
Income before income taxes                                                    3,117        2,292         1,962
Net income                                                                    1,980        1,465         1,257
Primary earnings per share                                                     3.22         2.30          1.96
Fully diluted earnings per share                                               3.14         2.25          1.93
BALANCE SHEET DATA (AT END OF PERIOD)(2)
Total assets                                                              $ 238,860
Total liabilities                                                           227,158
Total equity                                                                 11,702
                                                                          ------------------------------------



 (1)  The income statement data presented in this table exclude the effect of
      (i) the positive effects of potential increased revenues or operating synergies which may be achieved upon combining the resources of the companies, (ii) investment banking, legal and miscellaneous transaction costs of the merger, which will be reflected as an expense in the period the merger is consummated, and (iii) costs associated with the integration and consolidation of the companies which are not presently estimable.

 (2) Pro forma balances for 1996 represent the Company's balance sheet amounts at November 30, 1996 combined with DWD's balance sheet amounts at December 31, 1996.

                                  MORGAN STANLEY GROUP INC. AND SUBSIDIARIES  87

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